UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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International Securities Exchange Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

60 Broad Street

New York, New York 10004

June 29, 2007

Dear Stockholder:

On April 30, 2007, the Board of Directors of International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”), approved, and the Company announced the signing of, an Agreement and Plan of Merger by and among Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Eurex”), Ivan Acquisition Co., a Delaware corporation and a wholly-owned indirect subsidiary of Eurex (“Merger Sub”), and the Company (as it may be amended from time to time, the “Merger Agreement”), under which Merger Sub will merge with and into the Company (the “Merger”). Eurex, which operates the world’s largest derivatives market, is jointly indirectly owned by Deutsche Börse AG and SWX Swiss Exchange. As a result of the Merger, Eurex will acquire the Company as its indirect wholly-owned subsidiary. If the Merger is completed, you will be entitled to receive $67.50 in cash, without interest, for each share of Class A common stock of the Company (“Common Stock”) that you own.

You are being asked, at the upcoming special meeting of the Company’s stockholders, to vote to adopt the Merger Agreement. The Board of Directors, by a unanimous vote, has determined that the Merger is advisable and in the best interests of the Company and its stockholders, and recommends that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

The date, time and place of the special meeting to consider and vote upon the adoption of the Merger Agreement will be as follows:

July 27, 2007

10:00 a.m., Eastern Standard Time

The Down Town Association

60 Pine Street

New York, New York 10005

The proxy statement attached to this letter provides you with information about the proposed Merger and the special meeting of the Company’s stockholders and includes the Merger Agreement as Annex A. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting of the Company stockholders. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting, please submit a proxy to vote your shares of Common Stock by Internet, telephone or mail. If you receive more than one proxy card because you own shares of Common Stock that are registered differently, please vote all of your shares of Common Stock shown on all of your proxy cards.

If you are a stockholder of record, voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

If you have any questions or need assistance voting your shares of Common Stock, please contact our Investor Relations Department at (212) 897-8167 or at investorrelations@iseoptions.com, or our proxy solicitation agent, Georgeson Inc., toll-free at (888) 605-7516. If your broker, bank, trustee or other nominee holds your shares of Common Stock, you should also call your broker, bank, trustee or other nominee for additional information.

Thank you for your cooperation and continued support.

Very truly yours,

Frank J. Jones	David Krell
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The enclosed proxy statement is dated June 29, 2007, and is first being mailed to stockholders on or about July 2, 2007.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

60 Broad Street

New York, New York 10004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 27, 2007

To Our Stockholders:

A special meeting of stockholders of International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”), will be held on July 27, 2007, at 10:00 a.m, Eastern Standard Time, at The Down Town Association, 60 Pine Street, New York, New York 10005.

You can find directions and a map to the special meeting on our website, www.iseoptions.com, in the Investors Relations section.

The special meeting is being held for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 30, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Eurex”), Ivan Acquisition Co., a Delaware corporation and a wholly-owned indirect subsidiary of Eurex (“Merger Sub”), and the Company, under which Merger Sub will merge with and into the Company and Eurex as a result of which will acquire the Company as its indirect wholly-owned subsidiary (the “Merger”);

2.	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

3.	To consider any other business as may properly come before the special meeting or any postponement or adjournment thereof.

Your Board of Directors, by a unanimous vote, has approved and recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, which are discussed in more detail in the attached proxy statement.

Only holders of record of Class A common stock, par value $.01 per share, of the Company (“Common Stock”), at the close of regular trading on the New York Stock Exchange on May 30, 2007 are entitled to notice of and to vote at the special meeting or at any postponement or adjournment thereof. All stockholders of record are cordially invited to attend the special meeting in person. A list of our stockholders entitled to vote at the special meeting will be available at our principal executive offices at 60 Broad Street, New York, New York 10004, during ordinary business hours for 10 days prior to the special meeting.

Your vote is very important, regardless of the number of shares of Common Stock you own. The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the special meeting of the Company stockholders. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires a majority of the voting power of the shares of Common Stock so present and represented and entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card and thus ensure that your shares of Common Stock will be represented at the special meeting if you are unable to attend.

You also may vote your shares of Common Stock by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these services. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the adoption of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares of Common Stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the adoption of the Merger Agreement, but will not affect the outcome of the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may vote by ballot, which will have the effect of revoking any prior proxy.

Company stockholders who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares of Common Stock if the Merger is completed, but only if they deliver a written demand for appraisal to the Company before the vote is taken on the adoption of the Merger Agreement and they comply with the other requirements of Delaware law, which are summarized in the accompanying proxy statement.

By order of the Board of Directors,

Michael J. Simon
Secretary

June 29, 2007

Agreement and Plan of Merger	ANNEX A
Opinion of Evercore Group L.L.C.	ANNEX B-1
Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated	ANNEX B-2
Section 262 of the General Corporation Law of the State of Delaware	ANNEX C

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In this proxy statement, the terms “ISE Holdings,” “Company,” “we,” “our,” “ours” and “us” refer to International Securities Exchange Holdings, Inc. and its subsidiaries. Each item in this summary term sheet includes a page reference directing you to a more complete description of that item. The enclosed proxy statement is dated June 29, 2007, and is first being mailed to stockholders on or about July 2, 2007.

The Parties to the Merger (Page 15)

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, New York 10004

We are a holding company that, through our subsidiaries, operates and regulates a registered national securities exchange. We operate the largest U.S. equity options exchange, measured by contract volume, and are among the leading options exchanges in the world. We operate an innovative securities market, founded on the principle that technology and competition create better, more efficient markets for investors. We developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic U.S. options exchange. Our options exchange currently provides a trading platform in listed equity and index options and related services that is designed to improve the market for options and the speed and quality of trade execution for our exchange members. We also operate a stock exchange, which launched in September 2006, and now offers a fully-electronic dual structure that provides integrated access to both displayed and non-displayed liquidity pools.

Eurex Frankfurt AG

Neue Börsenstrasse 1

60487 Frankfurt

Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Eurex”), that is jointly indirectly owned by Deutsche Börse AG (“Deutsche Börse”) and SWX Swiss Exchange (“SWX”), has a diversified portfolio of Euro-denominated fixed income, index and equity derivatives. Since its inception in 1998, Eurex has grown to become the largest derivatives market in the world based on a combination of the total number of contracts traded, the size of Eurex’s worldwide membership network, and the portfolio of products traded. Eurex lists some of the world’s most actively traded derivatives, including the global benchmark products Euro Bund futures and Dow Jones Euro STOXX 50® futures. As of May 31, 2007, Eurex had 391 members in Europe, the U.S. and Asia and traded 1.53 billion contracts in 2006. The capital to finance Eurex’s acquisition of the Company will be paid 85% from Deutsche Börse and 15% from SWX. In addition, Deutsche Börse has provided us with a guaranty of Eurex’s obligations under the Merger Agreement.

Deutsche Börse is a constituent of the German blue chip index DAX® . It is the largest exchange organization worldwide measured by overall profitability (EBITA) and is a leading service provider to the global securities industry with products and services for issuers, investors, intermediaries and data vendors. Deutsche Börse’s services cover the entire securities process chain from trading to clearing, including settlement and custody.

SWX is one of the world’s leading and most technologically advanced securities exchanges. Its fully automated trading system is unique in the world. SWX offers its customers first-rate securities exchange services and a broad range of investment products.

Ivan Acquisition Co.

Neue Börsenstrasse 1

60487 Frankfurt

Ivan Acquisition Co., a Delaware corporation and an indirect wholly-owned subsidiary of Eurex (“Merger Sub”), was formed on April 25, 2007, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement (as defined below) and has engaged in no other business activities.

The Special Meeting (Page 16)

The special meeting will be held on July 27, 2007 starting at 10:00 a.m., Eastern Standard Time, at The Down Town Association, 60 Pine Street, New York, New York 10005.

You will be asked to consider and vote upon adoption of the Agreement and Plan of Merger, dated as of April 30, 2007 among the Company, Eurex and Merger Sub (the “Merger Agreement”). The Merger Agreement provides that Merger Sub will be merged with and into the Company (the “Merger”), and each outstanding share of the Class A common stock, par value $.01 per share, of the Company (“Common Stock”) (other than shares held in the treasury of the Company or owned by Eurex, Merger Sub or any direct or indirect wholly-owned subsidiary of Eurex, Merger Sub or the Company and other than shares of Common Stock held by stockholders who are entitled to and properly exercise and do not timely withdraw demand for statutory appraisal rights in connection with such shares in compliance with all of the required procedures under Delaware law) will be cancelled and converted at the effective time of the Merger into the right to receive $67.50 in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes.

You will also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any postponements or adjournments of the special meeting.

Record Date (Page 16)

You are entitled to vote at the special meeting if you owned shares of Common Stock at the close of regular trading on the New York Stock Exchange (the “NYSE”) on May 30, 2007, the Record Date for the special meeting. You will have one vote for each share of Common Stock that you owned on the Record Date. As of the Record Date, there were 38,892,440 shares of Common Stock entitled to be voted.

Required Vote for the Merger (Page 16)

For us to complete the Merger, stockholders holding a majority of the shares of Common Stock outstanding at the close of regular trading on the NYSE on the Record Date and entitled to vote thereon must vote “FOR” the adoption of the Merger Agreement. A failure to vote your shares of Common Stock or an abstention will have the same effect as a vote against the Merger Agreement.

As of the Record Date, the directors and current executive officers of the Company beneficially owned in the aggregate approximately 8% of the outstanding shares of Common Stock.

Proxies; Revocation (Page 16)

Any stockholder of record of the Common Stock who is entitled to vote at the special meeting may submit a proxy by telephone, via the Internet or by returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting and presenting proof of their ownership of the shares of Common Stock they intend to vote. If your shares of Common Stock are held in “street name” by your broker, bank, trustee or other stockholder of record, you should instruct them on how to vote your shares of Common Stock using the form of instructions provided by them. If you do not provide them with instructions, your shares of Common Stock will not be voted, which will have the same effect as a vote against the Merger Agreement.

Any stockholder of record of the Common Stock who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending to the Company’s Secretary a later-dated proxy relating to the same shares of Common Stock at or before the special meeting;

•	submitting a later-dated proxy via the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker or other stockholder of record to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by them to change these instructions.

The Transaction (Page 19)

If the Merger Agreement is adopted by the Company’s stockholders and the other conditions to closing under the Merger Agreement are satisfied, Merger Sub will merge with and into the Company, with the Company being the surviving corporation in the Merger. Upon completion of the Merger, shares of Common Stock will be converted into the right to receive $67.50 per share in cash, without interest and less any applicable withholding taxes. The total consideration payable by Eurex in the Merger (including amounts payable in respect of outstanding employee stock options and awards) will be approximately $2.8 billion. Following the completion of the Merger, the Common Stock will no longer be publicly traded and you will cease to have any ownership interest in the Company and will not participate in any future earnings and growth of the Company.

We are working to complete the Merger as soon as possible. We anticipate closing the Merger in the fourth quarter of 2007, subject to adoption of the Merger Agreement by the Company’s stockholders and the satisfaction of the other conditions to closing under the Merger Agreement.

Recommendation of the Board of Directors (Page 30)

Our Board of Directors, by a unanimous vote, has determined that the Merger Agreement is advisable and in the best interests of the Company and its stockholders, approved the Merger Agreement, and recommended that the Company’s stockholders vote “FOR” the adoption of the Merger Agreement.

For the factors considered by our Board of Directors in reaching its decision to approve and adopt the Merger Agreement, see “The Transaction—Reasons for the Merger” and “The Transaction—Recommendation of the Board of Directors” beginning on page 27 and page 30, respectively. See also “The Transaction—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43.

Opinions of Financial Advisors (Page 30 and Annex B-1 and Annex B-2)

In connection with the proposed Merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Evercore Group L.L.C. (“Evercore”), the Company’s financial advisors, delivered opinions to the Board of Directors that as of April 30, 2007, based upon and subject to the limitations, matters considered, qualifications and assumptions set forth in each of their respective opinions, the $67.50 in cash per share of Common Stock to be received by the holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinions of Evercore and Merrill Lynch, each dated April 30, 2007, which set forth, among other things, assumptions made, matters considered and qualifications to and limitations on the review undertaken in connection with their opinions, are attached as Annex B-1 and Annex B-2, respectively, to this proxy statement and are incorporated herein by reference. You are encouraged to read these opinions in their entirety. These opinions were provided to the Board of Directors in connection with and for the purposes of its consideration of the transactions contemplated by the Merger Agreement. The opinions do not constitute a recommendation as to how any holder of shares of Common Stock or any other person should vote or act with respect to the transactions contemplated by the Merger Agreement or any other matter. The opinions do not address the Company’s underlying business decision to pursue the transaction, the relative merits of the transaction as compared to any alternative business strategies or transactions that might exist for the Company or the effects or implications of any other transaction proposed to the Company or in which the Company might engage.

Financing; Guaranty Agreement (Page 43)

Eurex has available to it, or will have available to it as of the effective time of the Merger, funds sufficient to enable it to satisfy its obligations under the Merger Agreement. It is not a condition to Eurex’s obligation to complete the Merger that it have funds available to satisfy its obligations under the Merger Agreement. In addition, Deutsche Börse has agreed to guarantee the obligations of Eurex arising under the Merger Agreement to consummate the Merger and pay the Merger Consideration in accordance with the terms of the Merger Agreement. The total consideration payable by Eurex in the Merger (including amounts payable in respect of outstanding employee stock options and awards) will be approximately $2.8 billion. Deutsche Börse will contribute 85% of the Merger Consideration and SWX will contribute 15%.

Treatment of Stock Options and Other Equity-Based Awards (Page 53)

Immediately prior to the effective time of the Merger, all outstanding options to purchase Common Stock will become vested and exercisable in full (other than options outstanding under the International Securities Exchange Holdings, Inc. Omnibus Stock Plan, which will become vested and exercisable in full upon approval of the Merger Agreement by Company stockholders). At the effective time of the Merger, each outstanding stock option will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to (A) the amount, if any, by which the Merger Consideration of $67.50 exceeds the applicable per share exercise price of such option, multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such option in full (to the extent it has not already been exercised) (with the aggregate amount of such payment rounded to the nearest cent), less any applicable withholding taxes.

At the effective time of the Merger, each share of restricted stock and all other outstanding equity-based awards (including restricted stock units), whether vested or unvested (other than any equity-based award granted under the International Securities Exchange Holdings, Inc. Omnibus Stock Plan, which award will vest upon approval of the Merger Agreement by Company stockholders), will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to (A) $67.50 (or, if the restricted stock or equity-based awards, as applicable, provide for payments to the extent the value of the shares exceed a specified reference price, the amount, if any, by which $67.50 exceeds such reference price) multiplied by (B) the number of shares of restricted stock or the number of shares of Common Stock underlying the equity-based awards, as applicable, less any applicable withholding taxes.

Pursuant to the Merger Agreement, we suspended the International Securities Exchange, Inc. Stock Purchase Plan (the “SPP”) and no additional contributions have been accepted for the purchase of Common Stock under the SPP after April 30, 2007. Accumulated contributions in the SPP will be applied to the purchase of Common Stock in accordance with the terms of the SPP (subject to a participant’s right to withdraw in accordance with the terms of the SPP), and following the purchase of Common Stock, any remaining balances under the SPP will be returned to participants. Upon the closing of the Merger, the SPP will terminate.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 43)

In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers may have interests in the Merger and/or prospective relationships with Eurex that are different from, or in addition to, your interests as a stockholder, including the following:

•

our directors and executive officers will have their unvested stock options, restricted stock and restricted stock units accelerated in connection with the Merger and all of those outstanding awards will be cashed out as described above; provided that in certain cases, acceleration of vesting will occur when the Merger is approved by the Company’s stockholders;

•

our executive officers are covered by employment agreements which contain change in control termination protection that would provide certain severance payments and benefits in the case of the executive officer’s termination of employment under certain circumstances following the consummation of the Merger;

•

International Securities Exchange, LLC (“ISE, LLC”), a wholly-owned subsidiary of the Company, will establish and adopt a Retention Program, the terms of which will be effective as of the effective date of the Merger, which will provide certain retention and/or severance benefits to our full time employees employed as of April 30, 2007, including our executive officers (other than David Krell, who is expected to negotiate a separate individual retention/severance agreement with Eurex);

•

our executive officers and other employees who have outstanding options under our Profit Sharing Plan (the “PSP”) will be required to exercise those options no later than August 31, 2007 (except that holders of options under the PSP that vest during 2007 may not be forced to exercise such options prior to December 1, 2007);

•

the Merger Agreement provides for indemnification arrangements for each of the present and former directors and officers of the Company and each Company subsidiary for a period of six years following the effective time of the Merger, as well as insurance coverage for acts or omissions occurring at or prior to the effective time of the Merger;

•

although no new agreements have been entered into as of the date of this proxy statement, the employment agreements for seven of our executive officers are scheduled to expire on December 31, 2007, and the Merger Agreement provides that no notice of nonrenewal may be delivered to the employees covered by the referenced employment agreements before January 1, 2008 by either the Company, Eurex or the surviving corporation; and

•

Eurex has informed us of its intention to retain members of our existing management team with the surviving corporation after the Merger is completed, and, in that connection, certain members of management are engaged in discussions with representatives of Eurex which may potentially result in such members of management entering into employment and other arrangements that may include the issuance of shares, or the granting of options to purchase shares, of common stock at or following consummation of the Merger. It is the current intention of all of the Company’s executive officers (currently consisting of David Krell, President and Chief Executive Officer; Gary Katz, Chief Operating Officer; Bruce Cooperman, Treasurer and Chief Financial Officer; Michael J. Simon, Secretary; Daniel P. Friel, Chief Information Officer; Bruce D. Goldberg, Chief Marketing Officer; Thomas A. Ascher, Chief Strategy Officer; and Andrew Brenner, Managing Director, ISE Stock Exchange) to remain with the Company following the Merger, although David Krell has publicly announced that he plans to retire on January 1, 2008.

Material U.S. Federal Income Tax Consequences (Page 48)

The exchange of shares of Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be taxable under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a U.S. stockholder who receives cash as a result of the Merger will generally recognize gain or loss on each share of Common Stock in an amount equal to the difference between the amount of cash received for the share of Common Stock and the U.S. Holder’s tax basis in that share of Common Stock. Any such recognized gain or loss will be capital gain or loss if the shares of Common Stock are held as capital assets by the stockholder, and will generally be long-term capital gain or loss if the stockholder has held the shares of Common Stock for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum U.S. federal income tax rate of 15%.

The discussion of material U.S. federal income tax consequences set forth above may not be applicable to stockholders in special situations including (but not limited to) stockholders who received their shares of Common Stock upon the exercise of stock options or otherwise as compensation, stockholders who are traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, stockholders who are not U.S. persons and stockholders who are partnerships or other pass-through entities. Stockholders are urged to consult their own tax advisors with respect to the specific tax consequences to them of the Merger, including the application and effect of federal, state, local, foreign or other tax laws.

Regulatory Approvals (Page 60)

HSR Act

The Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). The parties filed their respective notification and report forms with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the HSR Act on May 14, 2007. Early termination of the waiting period under the HSR Act was granted on May 25, 2007.

SEC Approval

ISE, LLC, a wholly-owned subsidiary of the Company, is registered as a national securities exchange under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, as a result, both ISE, LLC and the Company are regulated by the U.S. Securities and Exchange Commission (the “SEC”). Due to certain ownership and voting restrictions contained in the Company’s certificate of incorporation that would otherwise prohibit the Merger, the Boards of Directors of both of the Company and ISE, LLC have approved an amendment to the Company’s bylaws (as permitted by the Company’s certificate of incorporation) waiving these ownership and voting restrictions in favor of Eurex, in order to permit consummation of the Merger, subject to the filing by ISE, LLC of a proposed rule change with the SEC pursuant to Section 19(b) of the Exchange Act seeking the SEC’s approval of the waiver of these ownership and voting restrictions, as well as certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger.

In contemplation of the need to obtain such approval from the SEC, prior to the execution of the Merger Agreement, representatives of the Company and legal advisors of Eurex held a series of discussions with representatives of the SEC staff in order to gain some understanding of the legal requirements that the SEC would apply in considering whether to grant such approval. Based on these discussions, Eurex and the Company anticipate that the SEC will request certain amendments to the certificate of incorporation and bylaws of the Company, as well as corporate resolutions from the applicable parent companies, to ensure that the Company will be subject to oversight by the SEC following the effective time of the Merger, with respect to, among other things, (i) ownership and voting restrictions, (ii) jurisdiction over applicable parent companies and persons involved in the activities of ISE, LLC, (iii) access to books and records of applicable parent companies and persons involved in and relating to the activities of ISE, LLC, (iv) compliance with the federal securities laws and cooperation with the SEC and with ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC, (v) due regard to the preservation of the independence of the self-regulatory function of ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC, (vi) protection of confidential information pertaining to the self-regulatory function of ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC, and (vii) consideration by board members of applicable parent companies of the effect of actions of such parent companies on the ability of ISE, LLC to comply with certain requirements applicable to national securities exchanges. The scope and terms of the jurisdiction and control provisions have not fully been determined. Based on these discussions with the SEC staff, the Company and Eurex determined that they had a sufficient understanding of the general parameters of an acceptable regulatory framework that would permit an acquisition by Eurex of the Company in order to permit them to proceed with the negotiation and execution of the Merger Agreement. It should be noted, however, that because the views of the SEC staff are not necessarily those of the SEC, there can be no assurance that the SEC will agree with these general parameters.

Each of Eurex and the Company has agreed to use its reasonable best efforts to obtain the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger.

Conditions to the Merger (Page 61)

The consummation of the Merger depends on the satisfaction or waiver of a number of conditions, including:

•	the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote to adopt and approve the Merger Agreement;

•	the waiting period applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act must have expired or been terminated;

•	the absence of any restraining order, injunction or other order preventing the consummation of the Merger and of any law that makes the consummation of the Merger illegal;

•

the receipt of SEC approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger;

•

the Company’s, Eurex’s and Merger Sub’s representations and warranties must be true and correct as of the closing date of the Merger in a manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 60;

•

the Company, Eurex and Merger Sub must have performed and complied in all material respects with all covenants and obligations that each is required to perform under the Merger Agreement on or prior to the closing date of the Merger;

•

there must not have occurred any event, occurrence or change that would reasonably be expected to have a “Company material adverse effect” (as described in further detail under the caption “The Merger Agreement—Representations and Warranties” beginning on page 54); and

•

there must not be any pending litigation brought by a governmental authority seeking to prevent the Merger or obtain material damages or impose material limitations on Eurex’s post-closing ownership or operation of the Company.

Restrictions on Solicitations of Other Offers (Page 57)

Upon the signing of the Merger Agreement, the Company immediately ceased any merger or similar discussions or negotiations with all third parties other than Eurex and its representatives. The Company agreed in the Merger Agreement not to (i) initiate, solicit, encourage or seek, directly or indirectly, any “Third Party Proposal” (as described in further detail under the caption “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 56), (ii) enter into any letter of intent, merger, acquisition or similar agreement with respect to any Third Party Proposal, or (iii) participate in any discussions or negotiations with any third parties with respect to any Third Party Proposal.

Notwithstanding these restrictions, prior to obtaining Company stockholder approval, the Company may, under certain circumstances described under “The Merger Agreement—Restrictions on Solicitation of Other Offers” beginning on page 56, respond to a bona fide written Third Party Proposal if the Company complies with certain terms of the Merger Agreement described under “The Merger Agreement—Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 58.

Termination of the Merger Agreement (Page 62)

The Merger Agreement may be terminated:

•	by mutual written consent of Eurex and the Company; or

•	by either the Company or Eurex, if:

•	any order or other action by any governmental authority restraining, enjoining or prohibiting the Merger has become final and non-appealable;

•	the Merger is not consummated on or before April 30, 2008; or

•	Company stockholder approval is not obtained at the special meeting or any postponement or adjournment thereof; or

•	by Eurex if:

•	the Company has breached any of its representations, warranties, covenants or agreements and such breach is not curable or, if curable, is not cured within 60 days of notice of such breach; or

•

the Board of Directors (i) fails to call the special meeting, (ii) fails to include in the proxy statement the recommendation of the Board of Directors in favor of the Merger, (iii) withdraws or modifies in a manner adverse to Eurex its recommendation of the Merger, (iv) approves or endorses a Third Party Proposal or enters into an agreement with respect to a Third Party Proposal or (v) agrees or proposes publicly to take any such actions in response to a Third Party Proposal; or

•	by the Company if:

•	Eurex has breached any of its representations, warranties, covenants or agreements and such breach is not curable or, if curable, is not cured within 60 days of notice of such breach; or

•

prior to receipt of Company stockholder approval, the Company concurrently (i) enters into a definitive acquisition agreement providing for a “superior proposal” and (ii) pays the termination fee of $84,549,193 to Eurex.

Termination Fee (Page 62)

Under certain circumstances, in connection with the termination of the Merger Agreement, we will be required to pay a termination fee of $84,549,193 to Eurex. See “The Merger Agreement—Termination Fee” beginning on page 62.

Market Price of the Common Stock (Page 64)

Our Common Stock trades on the NYSE under the trading symbol “ISE.” On April 27, 2007, which was the last public trading date before the Merger was announced, our Common Stock closed at $45.72 per share. On June 28, 2007, which was the last trading day before the date of this proxy statement, our Common Stock closed at $65.45 per share.

Rights of Appraisal (Page 69 and Annex C)

Delaware law provides you with appraisal rights in the Merger. This means that if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, you are entitled to have the fair value of your shares of Common Stock determined by the Delaware Court of Chancery and to receive payment in cash for your shares of Common Stock based on that valuation in lieu of the Merger Consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the Merger Agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the Merger Agreement is taken at the special meeting and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. A copy of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Annex C.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposal to adopt the Agreement and Plan of Merger, dated as of April 30, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”), Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (“Eurex”), and Ivan Acquisition Co., a Delaware corporation and a wholly-owned indirect subsidiary of Eurex (“Merger Sub”), which provides that Merger Sub will merge with and into the Company (the “Merger”), and each outstanding share of Class A common stock, par value $.01 per share, of the Company (“Common Stock”) (other than shares held in the treasury of the Company or owned by Eurex, Merger Sub or any direct or indirect wholly-owned subsidiary of Eurex, Merger Sub or the Company and other than shares of Common Stock held by stockholders who are entitled to and properly exercise and do not timely withdraw demand for statutory appraisal rights in connection with such shares in compliance with all of the required procedures under Delaware law) will be cancelled and converted at the effective time of the Merger into the right to receive $67.50 in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding taxes. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the Annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully.

In this proxy statement, the terms “ISE Holdings,” “Company,” “we,” “our,” “ours” and “us” refer to International Securities Exchange Holdings, Inc., and its subsidiaries. However, all references to these terms with respect to any time prior to September 1, 2006 (the date on which the Company announced the adoption of a new holding company structure) refer to International Securities Exchange, Inc.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition pursuant to the Merger Agreement of the Company by Eurex. Once the Merger Agreement has been adopted by the Company’s stockholders and the other conditions to closing under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of Eurex.

Q:	What will I receive in the Merger?

A:	Upon completion of the Merger, you will be entitled to receive, for each share of our Common Stock that you own, $67.50 in cash, without interest and less any applicable withholding taxes. For example, if you own 100 shares of our Common Stock, you will be entitled to receive $6,750.00 in cash in exchange for your shares of Common Stock, less any applicable withholding taxes. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on July 27, 2007, at 10:00 a.m., Eastern Standard Time, at The Down Town Association, 60 Pine Street, New York, New York 10005.

PLEASE NOTE THAT THE DOWN TOWN ASSOCIATION HAS A STRICT DRESS CODE THAT PROHIBITS SHIRTS WITHOUT COLLARS, JEANS, SHORTS, SNEAKERS OR SANDALS.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement;

•	to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any postponement or adjournment thereof.

Q:	What vote of our stockholders is required to adopt the Merger Agreement? What happens if I do not vote?

A:	For us to complete the Merger, stockholders holding a majority of our Common Stock outstanding and entitled to vote at the close of regular trading on the NYSE on May 30, 2007 (the “Record Date”) must vote “FOR” the adoption of the Merger Agreement. Each share of Common Stock will be entitled to one vote per share. Accordingly, the failure to vote or an abstention from voting will have the same effect as a vote against adoption of the Merger Agreement.

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires a majority of the voting power of the shares of Common Stock so present and represented and entitled to vote at the special meeting. Each share of Common Stock will be entitled to one vote per share.

Q:	How does the Company’s Board of Directors recommend that I vote?

A:	The Board of Directors of the Company (“Board of Directors”) recommends that our stockholders vote “FOR” (i) the adoption of the Merger Agreement and (ii) the adjournment of the special meeting, if necessary or appropriate. You should read “The Transaction—Reasons for the Merger” and “The Transaction—Recommendation of the Board of Directors” beginning on page 27 and page 30, respectively, for a discussion of the factors that our Board of Directors considered in deciding to recommend the adoption of the Merger Agreement.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its Annexes and the documents referred to in this proxy statement, and to consider how the Merger affects you and submit your proxy to vote your shares of Common Stock at the special meeting. You can ensure that your shares of Common Stock are voted at the special meeting by submitting your proxy via:

•

telephone, using the toll-free number listed on each proxy card (if you are a stockholder of record, meaning that your shares of Common Stock are registered in your own name) or voting instruction card (if your shares of Common Stock are held in “street name,” meaning that your shares of Common Stock are held in the name of a broker, bank, trustee or other nominee and your nominee makes telephone voting available);

•

the Internet, at the address provided on each proxy card (if you are a stockholder of record) or voting instruction card (if your shares of Common Stock are held in “street name” and your nominee makes Internet voting available); or

•	mail, by completing, signing, dating and mailing each proxy card or voting instruction card and returning it in the envelope provided.

Q:	If my shares of Common Stock are held in “street name” by my broker, bank, trustee or other nominee, will my nominee vote my shares of Common Stock for me?

A:	If a stockholder’s shares of Common Stock are registered in the name of a broker, bank or other nominee (which is also known as being held in “street name”), that broker, bank or other nominee has enclosed or will provide a voting instruction card for the stockholder to direct the broker, bank or other nominee how to vote its shares of Common Stock. Stockholders who hold shares of Common Stock in “street name” must return their instructions to their broker, bank or other nominee on how to vote their shares of Common Stock. If a stockholder that holds shares of Common Stock in “street name” desires to attend the special meeting, the stockholder should bring a letter from its broker, bank or other nominee identifying the stockholder as the beneficial owner of such shares and authorizing the stockholder to vote.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the Merger is completed, you will receive a letter of transmittal with detailed written instructions for exchanging your stock certificates for the Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank, trustee or other nominee, you will receive instructions from your nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Merger Consideration. Please do not send your stock certificates with your proxy.

Q:	Can I change my vote?

A:	Yes, if you are a record holder and you attend the special meeting, you may change your vote at any time before the voting closes at the special meeting. If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy by:

•	filing with the Company’s Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending to the Company’s Secretary a later-dated proxy relating to the same shares of Common Stock at or before the special meeting;

•	submitting a later-dated proxy via the Internet or by telephone, at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Your most current proxy is the proxy that will be counted. Simply attending the special meeting will not automatically revoke your proxy. You must vote in person at the special meeting in order to revoke your proxy. If you do not attend the special meeting, your proxy or revocation must be received by our Common Stock proxy tabulator, Broadridge Financial Solutions, Inc., by 5:00 p.m., Eastern Standard Time, on July 26, 2007 to be counted. If you have instructed your broker or other stockholder of record to vote your shares of Common Stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by it to change these instructions.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares of Common Stock are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares of Common Stock are voted.

Q.	What effects will the proposed Merger have on the Company?

A:	As a result of the Merger, the Company will cease to be a publicly traded company and will be wholly-owned indirectly by Eurex. Following consummation of the Merger, the registration of our Common Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be terminated upon application to the SEC. In addition, upon completion of the Merger, shares of our Common Stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q.	What happens if I sell my shares of Common Stock before the special meeting?

A:	The Record Date is earlier than the date of the special meeting. If you transfer shares of Common Stock after the Record Date but before the special meeting, you will retain your right to vote at the special meeting but will have transferred the right to receive $67.50 per share in cash to be received by the Company’s stockholders in the Merger. To be entitled to receive the $67.50 per share Merger Consideration, you must continue to hold your shares of Common Stock through the completion of the Merger.

Q.	When is the Merger expected to be completed?

A:	We anticipate that the Merger will be completed in the fourth quarter of 2007. However, the exact time of the Merger cannot be predicted. To complete the Merger, we must obtain stockholder approval and the other conditions to closing under the Merger Agreement must be satisfied or waived.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. See the section captioned “Delisting and Deregistration of the Common Stock; Failure to Consummate the Merger” beginning on page 42. Under specified circumstances, the Company may be required to pay Eurex a termination fee as described under the caption “The Merger Agreement—Termination Fee” beginning on page 62.

Q:	Who can help answer my other questions?

A:	If you have more questions about the Merger, please contact our Investor Relations Department at (212) 897-8167 or at investorrelations@iseoptions.com. You may also contact our proxy solicitation agent, Georgeson Inc., toll-free at (888) 605-7516. If your broker, bank, trustee or other nominee holds your shares of Common Stock, you should also call your broker, bank, trustee or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the Merger and other information relating to the Merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Transaction,” “The Transaction—Opinions of Financial Advisors” and in statements containing the words “aim,” “anticipate,” “are confident,” “estimate,” “expect,” “will be,” “will continue,” “will likely result,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company or on the Merger and related transactions. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in this proxy statement, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that may be instituted against the Company and others relating to the Merger Agreement;

•	the inability to complete the Merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the Merger;

•	the failure of the Merger to close for any other reason;

•	the risk that the Merger disrupts current plans and operations or negatively impacts employee retention;

•	the effect of the announcement of the Merger on our client and customer relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the Merger.

THE PARTIES TO THE MERGER

The Company

We are a holding company that, through our subsidiaries, operates and regulates a registered national securities exchange. We operate the largest U.S. equity options exchange, as measured by contract volume, and are among the leading options exchanges in the world. We operate an innovative securities market, founded on the principle that technology and competition create better, more efficient markets for investors. We developed a unique market structure for advanced screen-based trading systems and in May 2000 launched the first fully electronic U.S. options exchange. Our options exchange currently provides a trading platform in listed equity and index options and related services that is designed to improve the market for options and the speed and quality of trade execution for our exchange members. We also operate a stock exchange, which launched in September 2006, and now offers a fully-electronic dual structure that provides integrated access to both displayed and non-displayed liquidity pools.

Eurex

Eurex, which is jointly indirectly owned by Deutsche Börse AG (“Deutsche Börse”) and SWX Swiss Exchange (“SWX”), has a diversified portfolio of Euro-denominated fixed income, index and equity derivatives. Since its inception in 1998, Eurex has grown to become the largest derivatives market in the world based on a combination of the total number of contracts traded, the size of Eurex’s worldwide membership network, and the portfolio of products traded. Eurex lists some of the world’s most actively traded derivatives, including the global benchmark products Euro Bund futures and Dow Jones Euro STOXX 50® futures. As of May 31, 2007, Eurex had 391 members in Europe, the U.S. and Asia and traded 1.53 billion contracts in 2006. The capital to finance the Merger will be paid 85% from Deutsche Börse and 15% from SWX. In addition, Deutsche Börse has provided us with a guaranty of Eurex’s obligations under the Merger Agreement.

Deutsche Börse is a constituent of the German blue chip index DAX®. It is the largest exchange organization worldwide measured by overall profitability (EBITA) and is a leading service provider to the global securities industry with products and services for issuers, investors, intermediaries and data vendors. Deutsche Börse’s services cover the entire securities process chain from trading to clearing, including settlement and custody.

SWX is one of the world’s leading and most technologically advanced securities exchanges. Its fully automated trading system is unique in the world. SWX offers its customers first-rate securities exchange services and a broad range of investment products.

Merger Sub

Merger Sub was formed on April 25, 2007 solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has engaged in no other business activities.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting to be held on July 27, 2007, at 10:00 a.m., Eastern Standard Time, at The Down Town Association, 60 Pine Street, New York, New York 10005, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement. Our stockholders must adopt the Merger Agreement by the required vote described below in order for the Merger to occur. If our stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

PLEASE NOTE THAT THE DOWN TOWN ASSOCIATION HAS A STRICT DRESS CODE THAT PROHIBITS SHIRTS WITHOUT COLLARS, JEANS, SHORTS, SNEAKERS OR SANDALS.

Record Date and Quorum

The holders of record of the shares of Common Stock as of the close of regular trading on the NYSE on May 30, 2007, the Record Date for the special meeting, are entitled to receive notice of and to vote at the special meeting. As of the Record Date, 38,892,440 shares of Common Stock were outstanding and entitled to be voted at the special meeting.

The holders of a majority of the outstanding shares of Common Stock entitled to vote on the Record Date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Common Stock held in treasury by the Company or by any of our subsidiaries will not be counted for purposes of determining a quorum. Once a share of Common Stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new Record Date is set for the adjourned special meeting, then a new quorum must be established.

Required Votes

Completion of the Merger requires the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Common Stock outstanding and entitled to vote at the special meeting. Each holder of record of shares of Common Stock entitled to vote will have the right to one vote for each such share of Common Stock held.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires a majority of the voting power of the shares of Common Stock so present and represented and entitled to vote at the special meeting. Each share of Common Stock will be entitled to one vote per share.

As of the Record Date, the directors and current executive officers of the Company beneficially owned, in the aggregate approximately 8% of the outstanding shares of Common Stock.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares of Common Stock will be voted at the special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card but no voting instructions are indicated, your shares of Common Stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares of Common Stock are held in “street name” by your broker, bank, trustee or other nominee, you should instruct your nominee how to vote your shares of Common Stock using the form of instructions provided by it. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank, trustee or other nominee for directions on how to vote your shares of Common Stock. Under applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters (such as the Merger Agreement proposal and the proposal to adjourn the special meeting) and thus, without specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the adoption of the Merger Agreement. When a nominee votes a client’s shares of Common Stock on some but not all of the proposals properly presented at the special meeting, each non-routine proposal for which the nominee cannot vote because such nominee has not received a voting instruction from its client is referred to as a “broker non-vote.” Shares of Common Stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists, but will have the same effect as a vote “AGAINST” adoption of the Merger Agreement.

You may revoke your proxy or change your vote at any time before the vote is taken at the special meeting. If you are a stockholder of record and wish to revoke your proxy, you must advise our Corporate Secretary in writing, at International Securities Exchange Holdings, Inc., 60 Broad Street, New York, New York 10004, Attn: Michael J. Simon, or submit a proxy by telephone, the Internet or mail dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares of Common Stock in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker, bank, trustee or other nominee to vote your shares of Common Stock, the options for revoking your proxy or changing your vote described in the paragraph above do not apply and instead you must follow the directions provided by your broker, bank, trustee or other nominee to change these instructions.

The Company does not expect that any matter other than the adoption of the Merger Agreement (and the approval to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any postponement or adjournment of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares of Common Stock represented by duly executed proxies in accordance with their discretion and judgment.

Submitting Proxies Via the Internet or by Telephone

Stockholders of record and stockholders who hold their shares of Common Stock through a broker, bank, trustee or other nominee will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a stockholder of record or your shares are held in “street name” by your broker, bank, trustee or other nominee. If your shares of Common Stock are held in “street name,” you should check the voting instruction card provided by your nominee to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Company stockholders of record may submit their proxies:

•	via the Internet by visiting a website established for that purpose at www.proxyvote.com and following the instructions on the website; or

•	by calling the toll-free number (800) 690-6903 in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Please have your proxy card available when voting via the Internet or by telephone.

Adjournments

Although it is not currently expected, the special meeting may be postponed or adjourned, if necessary or appropriate, for the purpose of soliciting additional proxies to adopt the Merger Agreement, but, in the case of adjournment, only if the proposal to permit such adjournment is adopted. Any adjournment may be made without notice (if the adjournment is not for more than 30 days) by an announcement made at the special meeting of the time, date and place of the adjourned special meeting. In the event that there is present, in person or by proxy, sufficient voting power to secure the vote of the stockholders of the Company necessary to adopt the Merger Agreement, we do not anticipate that we will adjourn the special meeting. Any signed proxies received by the Company on which no voting instructions are provided on this proposal will be voted in favor of this proposal. Any postponement or adjournment of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as postponed or adjourned.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of the Company may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company will, upon request, reimburse brokers, banks, trustees and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained Georgeson Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay Georgeson Inc. a fee of approximately $8,000, plus reimbursement of out-of-pocket expenses.

THE TRANSACTION

Background of the Transaction

The exchange industry in which the Company operates has been experiencing a period of consolidation and strategic alliances between exchanges. Our Board of Directors, together with our executive team, has regularly evaluated our business strategy, strategic alternatives and prospects for growth to continually improve our operations and financial performance and assess opportunities to create value for our stockholders. In connection with this evaluation, we have routinely considered potential organic growth opportunities, as well as acquisitions, business combinations and other strategic opportunities.

In particular, between spring 2004 and spring 2006, both before and after the initial public offering of our Common Stock in March 2005, we were approached from time to time by third parties wanting to discuss strategic transactions. During May and early June 2004, the Company met several times with a large, publicly traded U.S.-based exchange to discuss a potential business combination transaction. On June 14, 2004, senior management of each of the Company and the U.S.-based exchange met with representatives from the Division of Market Regulation of the U.S. Securities and Exchange Commission (the “SEC”) to discuss preliminarily jurisdictional issues relating to this potential transaction. On June 17, 2004, the Executive Committee of our Board of Directors (the “Executive Committee”) received an update regarding the details and status of these discussions. However, in late June 2004, because of fundamental differences over the valuation of the Company, these discussions terminated before any concrete proposal was made for a potential business combination with the Company.

On February 9, 2005, representatives of the Company met with representatives of another large U.S.-based exchange (“Company A”) regarding a possible transaction with the Company. Later that day, the Executive Committee met to discuss the details of this meeting. However, based on the pending initial public offering of our Common Stock, both parties agreed not to proceed further with these discussions.

In April 2006, Company A again approached the Company. Discussions progressed to a point where our Board of Directors determined that it was appropriate to engage our financial advisors, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Evercore Group L.L.C. (“Evercore”), as well as our legal advisor, Milbank, Tweed, Hadley & McCloy LLP (“Milbank”), to assist our Board of Directors in connection with its consideration of the Company’s strategic alternatives. Given the importance of these discussions to the Company and our stockholders, our Board of Directors thought it appropriate to retain two highly-regarded financial advisors with significant experience in the exchange industry – Merrill Lynch, which is a large diversified investment bank, and Evercore, which is a mergers and acquisition specialist – in order to obtain two potentially different perspectives on the opportunities available to the Company in its rapidly-consolidating industry. However, again based on circumstances solely affecting Company A at the time, Company A, for its own reasons, determined not to proceed further with these discussions.

In May 2006, we pursued a potential acquisition of a different U.S.-based exchange. During that month, the two management teams had several discussions regarding potential synergies. From May through November 2006, our management team, financial advisors and Milbank conducted due diligence. On November 16, 2006, we submitted a non-binding letter of intent to acquire this exchange. Our Executive Committee met eight times (at five of which meetings our financial advisors were present) between September 2006 and December 2006 to discuss the details and status of this potential acquisition. We continued to conduct due diligence through mid-December 2006, at which time we determined, based primarily on certain legal uncertainties regarding this exchange, that it was not in the best interests of our Company to pursue this acquisition and, as a result, we formally withdrew our proposal.

In June 2006, a U.S.-based securities market contacted the Company to discuss a potential business combination transaction. These preliminary discussions terminated before any concrete proposal was made for a potential business combination transaction with the Company.

On September 1, 2006, the Company announced the adoption of a new holding company structure. As noted by David Krell, the Company’s President and Chief Executive Officer, in a press release issued that day, the purpose of creating the holding company structure was to enable greater flexibility to foster new business opportunities and to facilitate future acquisitions and strategic alliances.

In October 2006, Andreas Preuss, Chief Executive Officer of Eurex, invited Mr. Krell to a lunch meeting in New York, New York. Messrs. Krell and Preuss had met from time to time over the years to discuss developments in the industry. At this meeting, Mr. Preuss raised for the first time the possibility of an acquisition of the Company by Eurex. Based on these preliminary discussions, Mr. Krell and Mr. Preuss determined that a possible acquisition of the Company by Eurex merited further review and discussions. Because Eurex is jointly indirectly owned by Deutsche Börse and SWX and SWX is a privately-held company, only Deutsche Börse, whose stock is traded on the Frankfurt Stock Exchange, was in a position to potentially offer publicly-traded stock to Company stockholders as consideration in an acquisition of the Company by Eurex. However, because Deutsche Börse and SWX decided to jointly acquire the Company and, therefore, Eurex (which is a privately-held company) should be the acquiring entity, all discussions between Eurex and the Company discussed in this proxy statement necessarily assumed that any transaction between Eurex and the Company would be structured as an acquisition of the Company for cash.

Eurex reiterated its interest in acquiring the Company during weekend meetings between the senior management of the two companies on November 11 and 12, 2006 in Zurich, Switzerland. On November 20 and 27, 2006, our Executive Committee met telephonically to discuss the details and status of these discussions.

On November 29 and 30, 2006, senior management of each of the Company and Eurex met in Chicago, Illinois to discuss a possible structure and form of consideration for a potential transaction, as well as to establish a process to approach the SEC for the required approvals of any potential transaction under Section 19(b) of the Exchange Act. See “The Transaction – Regulatory Approvals.” The Company and Eurex recognized that any transaction which would result in a foreign entity acquiring a U.S.-based exchange would require significant discussions with the SEC and the SEC staff to obtain the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of the Company’s wholly-owned subsidiary, International Securities Exchange, LLC (“ISE, LLC”) following any such transaction. Moreover, the Company wanted to gauge the reaction of the SEC staff to the potential acquisition before allowing Eurex to conduct more detailed due diligence on the Company, recognizing that the views of the SEC staff are not necessarily those of the SEC and that there can be no assurance, therefore, that the SEC will agree with certain general parameters relating to an acceptable regulatory framework. Following these meetings, on December 5 and 14, 2006, our Executive Committee met telephonically to, among other things, receive an update on the details and status of the discussions with Eurex.

In addition, at the December 14, 2006 meeting of the Executive Committee, management reported on a proposed joint venture with the TSX Group, Inc., the parent company of Toronto Stock Exchange (“TSX”), to create a Canadian derivatives market. For the next several weeks, the two companies engaged in discussions. On March 5, 2007, the Company announced and filed a Current Report on Form 8-K detailing the execution of a binding Memorandum of Agreement between TSX and ISE, LLC.

On December 15, 2006, senior management of the Company and Morgan Lewis & Bockius LLP, Eurex’s legal advisors (“Morgan Lewis”), met with representatives from the SEC’s Division of Market Regulation. The purpose of this and the other meetings with the SEC staff described below was to enable the Company and Eurex to obtain a sense of the general parameters of an acceptable regulatory framework that would permit an acquisition by Eurex of the Company before the parties engaged in more substantive discussions about the terms of a specific transaction, recognizing that the views of the SEC staff are not necessarily those of the SEC and that there can be no assurance, therefore, that the SEC will agree with these general parameters. In particular, these preliminary discussions with the SEC staff focused on structural and jurisdictional issues.

On December 21, 2006 and January 4, 2007, senior management of the Company gave a financial presentation to, and held discussions with, the financial advisors of Eurex and Deutsche Börse for the purpose of evaluating potential synergies and providing information to assist Eurex in determining a preliminary valuation of the Company. On January 11, 2007, senior management of the Company met with senior management of Eurex in New York, New York to further discuss business considerations and regulatory issues. The next day, senior management of each of the Company and Eurex met in Washington, D.C. with Christopher Cox, Chairman of the SEC, and representatives from the SEC’s Division of Market Regulation and Office of International Affairs to discuss the potential acquisition of the Company by Eurex.

On February 2, 2007, our senior management team met with the senior management team of Company A in New York, New York at Company A’s request. Company A proposed re-establishing the dialogue terminated in April 2006, focusing on the values of the potential synergies that would result from a transaction between the Company and Company A. On February 7, 2007, our Executive Committee met telephonically to discuss, among other things, the details and status of the discussions with Eurex and Company A.

On February 22, 2007, Mr. Preuss met with Mr. Krell and other members of our senior management in New York, New York, to submit a verbal indication of interest on behalf of Eurex to acquire the Company in a transaction in which our stockholders would receive cash in exchange for their shares of Common Stock. Mr. Krell informed Mr. Preuss that the proposed price was not at a level that would be attractive to our Board of Directors.

On February 26, 2007, the Corporate Governance Committee of our Board of Directors met at the Company’s principal executive offices. At that meeting, Milbank reviewed the fiduciary duties and responsibilities of the Board of Directors and the issues that the Board of Directors should consider in evaluating any potential business combination transaction. This presentation did not focus on any one particular type of transaction with any specified party or parties.

On February 27, 2007, the Board of Directors met at the Company’s principal executive offices. At that meeting, Milbank repeated its presentation on fiduciary duties given to our Corporate Governance Committee the day before, again not focusing on any one particular type of transaction with any specified party or parties. Next, Merrill Lynch and Evercore presented an overview of a “generic M&A sales process overview,” highlighting the key events and considerations as well as a timeline for such a process. Following these presentations, the Board of Directors discussed the strategic landscape of the exchange industry with Evercore and Merrill Lynch, including potential candidates for business combination transactions as well as acquisitions by the Company. The Board of Directors also discussed the pros and cons of the Company’s remaining independent in light of the on-going consolidation in the exchange industry. Without reaching any firm conclusions, the Board of Directors directed our senior management and financial advisors to continue to assess the strategic landscape for possible business combination transactions and potential acquisitions. While the Board of Directors concluded that the Company should remain open to discussing proposals from third parties regarding business combination transactions and that management should continue to pursue the discussions described above, it also determined that a full-blown public auction was not appropriate due to the fact that there were relatively few industry participants who were in a position to make an attractive proposal for a business combination transaction with the Company, and several of those had already been in contact with the Company. Following this meeting, our senior management and financial advisors met on several occasions to continue to evaluate industry participants and consolidation and the opportunities for potential business combination and acquisition transactions.

On March 8, 2007, the Company’s senior management met with Company A’s senior management in New York, New York to again discuss potential synergies as well as the information technology aspects of a potential business combination transaction. From March 20 through April 3, 2007, based on these discussions, the respective management teams held six follow-up meetings in New York, New York regarding the information technology aspects of a potential transaction.

Also on March 8, 2007, senior management of the Company gave the financial presentation previously presented on December 21, 2006 to an additional financial advisor of Eurex for the purpose of evaluating potential synergies and providing information to assist Eurex with its valuation of the Company.

On March 16, 2007, at a conference sponsored by the Futures Industry Association in Boca Raton, Florida, a senior officer of a large, publicly-traded U.S.-based exchange (“Company B”) approached Mr. Krell to express Company B’s interest in meeting with the Company. Mr. Krell agreed to a future meeting with Company B. On that same day, representatives from the Company, along with representatives from Eurex and Deutsche Börse and Morgan Lewis, met in Washington, D.C. with representatives from the SEC’s Division of Market Regulation and Office of International Affairs to continue the previous discussions regarding a potential transaction between the Company and Eurex.

On March 17, 2007, at the Futures Industry Association conference described in the preceding paragraph, Frank Jones, Chairman of the Company’s Board of Directors, and Mr. Krell met with Mr. Preuss and Reto Francioni, Chief Executive Officer of Deutsche Börse and a senior advisor to Eurex, to discuss the financial position of the Company, the management and business structure of the Company and regulatory issues relating to a potential transaction with Eurex.

On March 26 and 27, 2007, senior management of each of the Company and Eurex, together with the Company’s financial advisors, met to discuss regulatory and valuation matters. At the March 27th meeting, Mr. Preuss informed Mr. Krell that Eurex was increasing its February 22nd initial cash offer, but also requested that Eurex be granted exclusive negotiating rights, deal protection in the event that a third party contacted the Company with a proposal for a competing business combination transaction and the right to commence due diligence and negotiation of a definitive acquisition agreement. Without commenting on the sufficiency of Eurex’s increased offer, Mr. Krell advised Mr. Preuss that Mr. Krell was willing to present the increased offer to the Executive Committee. Mr. Krell also indicated to Mr. Preuss that the Company had not historically entered into exclusive negotiating arrangements and would not do so with Eurex, and that due diligence and the negotiation of definitive documentation could not commence until discussions with the SEC staff had advanced to an acceptable level. Accordingly, Mr. Krell advised Mr. Preuss that it would be premature for senior management to bring Eurex’s increased offer to the full Board of Directors at that time.

The next day, March 28, 2007, our Executive Committee met telephonically to discuss, among other things, the details and status of the discussions with Eurex and Company A. The Executive Committee supported the position taken by Mr. Krell during his conversation with Mr. Preuss the previous day.

On several occasions between April 3 and April 10, 2007, members of the Company’s senior management met in person or telephonically with senior management of Company A to continue discussions regarding potential synergies in a combination of the two companies and to provide information to assist Company A in determining a preliminary valuation of the Company.

On April 4, 2007, Michael Simon, the Company’s General Counsel, and representatives from Eurex, Morgan Lewis and Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP, counsel to SWX, again met in Washington, D.C. with representatives from the SEC’s Division of Market Regulation and the Office of International Affairs to continue the discussions regarding a potential transaction between the Company and Eurex.

On April 13 and 14, 2007, our Board of Directors held previously-scheduled strategic planning meetings in Tarrytown, New York. At these meetings, the Board of Directors spent over three hours discussing possible strategic alternatives available to the Company, including possible combinations with Eurex, Company A and other potential strategic partners. The Board of Directors noted the on-going consolidation in the global exchange industry among domestic and international exchanges, and concluded that, as a result, there ultimately will be relatively few large global exchange complexes with multiple product lines. The Board of Directors also concluded that, due to its size and resources, the Company had limited ability to become one of these complexes on its own and would not be able to compete effectively against such larger, global exchanges. Accordingly, our Board of Directors determined that it was not in the best interests of the Company’s stockholders for the Company to continue as an independent company at its current size. Moreover, in view of the lack of attractive acquisition targets, the Board of Directors concluded that the Company probably would not be able to achieve growth through incremental acquisitions. As a result, the Board of Directors determined that the Company should pursue a strategic transaction that would enable it to become part of a truly global exchange. The Board of Directors also determined that, due to the Company’s size and the available strategic partners, the Company likely would not be the acquiring party in any such transaction. Accordingly, senior management was directed to continue its evaluation of the strategic landscape of the exchange industry together with our financial advisors, to continue the discussions that it was having with Eurex and Company A and to remain open to the possibility that other strategic alternatives could emerge.

On April 16, 2007, senior management of the Company met telephonically with our financial advisors to consider reverse due diligence procedures in case Company A or another company proposed a transaction in which the consideration payable to the Company’s stockholders consisted, in whole or in part, of such company’s publicly-traded stock.

On April 19, 2007, at a lunch meeting with members of the Company’s senior management in New York, New York, Company B’s senior management expressed an interest in acquiring the Company.

On April 20, 2007, following a series of discussions and exchanges of written communications with the SEC staff, the Company and Eurex agreed that they had reached a sufficient understanding regarding the general parameters for an acceptable regulatory framework that would permit an acquisition by Eurex of the Company to warrant more substantive discussions between the parties concerning deal terms and expanded due diligence by Eurex. The Company and Eurex recognized that because the views of the SEC staff are not necessarily those of the SEC, there can be no assurance that the SEC will agree with these general parameters. Later that day, Morgan Lewis submitted an initial draft of the Merger Agreement to the Company. Eurex also requested that the parties work towards reaching an agreement on the material terms of the draft Merger Agreement, subject to obtaining appropriate corporate approvals, prior to April 30, 2007 so that senior management of Eurex could present a substantially final draft of the Merger Agreement for approval at the scheduled April 30th meetings of the executive boards and supervisory boards of Eurex and Eurex Zürich AG (Eurex’s direct parent, and an entity in which Deutsche Börse and SWX each owns a 50% interest), the executive board and supervisory board of Deutsche Börse, and the board of directors of SWX. Eurex explained that it could not make a formal offer to acquire the Company until such approvals were obtained. Senior management of the Company agreed to use reasonable efforts to try to meet this timeframe so that our Board of Directors would be in a position to receive a formal offer from Eurex on April 30, 2007, but cautioned that no assurances could be made with respect to maintaining this schedule. The next day, the Company granted access to Eurex and its representatives to an electronic data room to conduct further legal and financial due diligence on the Company.

On April 20 and 21, 2007, the senior management of the Company and Company A met in person and telephonically to continue discussions of the potential synergies from a combination of the two companies.

On April 22, 2007, the respective outside legal counsel for the Company and Eurex and Mr. Simon met telephonically to address the Company’s initial reaction to the draft Merger Agreement provided by Morgan Lewis on April 20th. Later that day, Milbank provided Morgan Lewis with a draft merger agreement with terms that would have been acceptable to the Company. Discussions among the respective outside counsel, financial advisors and management of the Company and Eurex to finalize legal and financial due diligence and to negotiate the terms of the Merger Agreement continued through April 28th.

On April 23, 2007, senior management of the Company and Company A met in New York, New York to permit Company A to conduct financial due diligence on the Company and to further discuss potential synergies. At this meeting, the Company advised Company A that any indication of interest must be submitted as soon as possible.

Also on April 23rd, senior management of the Company contacted Company B’s senior management to ascertain the seriousness of Company B’s interest in acquiring the Company. Company B indicated that it was indeed serious, had retained financial advisors to assist in evaluating a potential transaction and was prepared to move quickly. Senior management of the Company informed Company B that the Company was already in significant strategic discussions with other parties and that any indication of interest must be submitted within the next one to two days. The Company offered to provide Company B and its advisors with immediate access to senior management. Later that same day, senior management of the Company gave a financial presentation to senior management of Company B.

On April 24, 2007, Company A submitted a verbal indication of interest for a business combination proposal using the publicly-traded stock of Company A. This indication of interest implied a value for the Company that was less than Eurex’s second all-cash bid. While Company A indicated a willingness to include some cash as a component of the merger consideration, Company A noted that a substantial portion of the merger consideration would consist of Company A stock and did not indicate whether the offer included any form of price protection if the stock of Company A declined between signing and closing. Company A also indicated that Mr. Krell would be invited to join the board of directors of the holding company of Company A. In response, the Company informed Company A that its valuation for the Company was not competitive and that the process by which the Company was entertaining proposals was scheduled to conclude by April 29th. However, the Company also expressed its willingness to continue to work with Company A and to provide additional information that might enable Company A to improve its proposal.

Also, on April 24, 2007, Company B contacted the Company to submit a verbal indication of interest for a business combination proposal using the publicly-traded stock of Company B valued within a range the high-end of which was below Eurex’s second all-cash bid. Company B also indicated a willingness to include an unspecified amount of cash as a component of its merger consideration, as well as a willingness to discuss a price protection mechanism for the stock component. In response, the Company informed Company B that its valuation for the Company was not competitive and that the process by which the Company was entertaining proposals was to conclude by week’s end. As with Company A, the Company expressed its willingness to continue to work with Company B and to provide additional information that might enable Company B to improve its proposal. Later that evening, the Company’s chief financial officer met telephonically with the chief financial officer of Company B to further discuss potential synergies that could result from a combination of the Company and Company B.

Later that evening, senior management of Eurex contacted Mr. Krell to inform him that Eurex had become aware that the Company was holding discussions with other potential acquirors of the Company. Mr. Krell neither confirmed nor denied Eurex’s statement. The next day, April 25, 2007, Mr. Preuss informed Mr. Krell that Eurex was again increasing its March 28, 2007 all-cash bid to the amount of the Merger Consideration. In addition, Mr. Preuss informed Mr. Krell that Eurex could not offer representation to any Company representatives on the supervisory board of Deutsche Börse upon the closing of Eurex’s acquisition of the Company, but would invite Gary Katz, currently the Chief Operating Officer of the Company, who had been named to succeed Mr. Krell as Chief Executive Officer of the Company effective January 2008, to join the executive board of Eurex at closing.

Also on April 25, 2007, senior management of each of the Company and Company A met in New York, New York to discuss further the valuation of the Company. At the conclusion of this meeting, Company A indicated that it would not revise its indication of interest proposed the previous day. The Company again informed Company A that this valuation was not competitive and that the process was to conclude by the week’s end.

In addition, on April 25, 2007, senior management of each of the Company and Company B met in New York, New York to discuss further potential synergies. At this time, the Company reiterated that Company B’s earlier valuation was not competitive and that the process by which the Company was entertaining proposals was scheduled to conclude by April 29th. Later that evening, senior management of the Company and Eurex and their respective legal advisors met to discuss the terms of the draft Merger Agreement and, thereafter, our Executive Committee met telephonically with senior management to discuss, among other things, the details and status of the negotiations with Eurex, Company A and Company B.

On April 26, 2007, senior management of Company A contacted senior management of the Company several times to discuss further the valuation of the Company. However, at no point did Company A indicate that it would increase the valuation in its earlier indication of interest. Also on that day, Company B informed the Company that it would not be able to increase the valuation in its earlier indication of interest and was therefore withdrawing from the process.

Also on April 26, 2007, Mr. Katz and Mr. Preuss met in New York, New York to discuss employee benefits and corporate governance matters. Follow-up discussions were then held among the respective management teams and legal and financial advisors.

On April 27, 2007, senior management of the Company distributed to each member of our Board of Directors and of the Board of Directors of ISE, LLC (the “ISE LLC Board”) a package of materials in preparation for a joint April 29th meeting of those Boards of Directors. This package included, among other items, a substantially final draft of the Merger Agreement, a presentation by Milbank updating the directors on their fiduciary duties and detailing the key terms of the then-current draft of the Merger Agreement, presentations by each of the Company’s financial advisors regarding their respective financial analyses, and a presentation by the Company’s senior management concerning the proposed Eurex transaction.

By the morning of April 28, 2007, representatives of the Company and Eurex reached agreement on all material terms of the Merger Agreement, subject to obtaining appropriate corporate approvals of the respective parties, except for the size of the fee that would be payable by the Company to Eurex if the Merger Agreement were terminated prior to the consummation of the Merger under certain circumstances, and the nature of the efforts that would be required on the part of Eurex to obtain the SEC’s approval of the transaction following the execution of the Merger Agreement. Morgan Lewis suggested a compromise: Eurex would be willing to accept a fee equal to 3% of the Company’s equity value (in contrast to Eurex’s initial request of 4% plus expenses) in exchange for Eurex’s agreeing to use “reasonable best efforts” (in contrast to the Company’s request that Eurex use its “best efforts”) to obtain the required approval from the SEC under Section 19(b) of the Exchange Act. Milbank agreed that Morgan Lewis should reflect these terms in the draft of the Merger Agreement to be presented as part of Eurex’s formal offer, but that this compromise would still need to be brought to the Board of Directors for its approval along with the other terms of the proposed transaction.

In the afternoon of April 29, 2007, a joint meeting of the Board of Directors and of the ISE LLC Board was held at the principal executive offices of the Company. Milbank led the directors through an updated version of Milbank’s February 27th presentation on the fiduciary duties of directors in connection with a merger and acquisition transaction. This presentation focused in particular on recent Delaware Chancery Court decisions, best practices for action by the Board of Directors and the heightened standard of judicial review that would be applicable if the Board of Directors decided to accept Eurex’s all-cash offer. Next, Mr. Krell summarized the historical strategic discussions involving the Company and presented a detailed summary of the recent transaction discussions with each of Eurex, Company A and Company B. Mr. Krell indicated that the Company’s management deliberately maintained the anonymity of each of the parties and their indicative price ranges, and provided to each the same opportunity for access to Company information, thereby creating what the Company’s management viewed as a “level playing field.” Mr. Krell then highlighted the financial terms of the proposed transaction with Eurex, focusing in particular on the strategic reasons that Eurex was able to present the most attractive proposal of any of the parties with whom the Company had been holding discussions, and the impact of the proposed transaction on the business and operations of the Company.

Milbank next provided a presentation on the key terms of the draft Merger Agreement and reported on the negotiations of the Merger Agreement, focusing in particular on the extensive revisions negotiated to the first draft delivered by Morgan Lewis to the Company on April 20, 2007. According to Milbank, the most significant revisions related to the regulatory approval process, closing conditions, termination events, the circumstances under which a termination fee would be payable by the Company to Eurex and the size of the termination fee. Milbank also highlighted the two issues in the Merger Agreement that were the subject of the compromise offered by Morgan Lewis the previous day – the size of the termination fee and the nature of the efforts that would be required on the part of Eurex to obtain the required SEC approval of a proposed rule change under Section 19(b) of the Exchange Act – and indicated that Eurex’s formal offer to acquire the Company would reflect that compromise. During this presentation, the directors discussed numerous matters relating to the proposed Merger Agreement, including the circumstances under which the Company would be required to pay a termination fee and our financial advisors’ view that such termination fee would not be preclusive of other bidders.

Mr. Katz then presented a report detailing the key terms of the employee benefit provisions of the proposed Merger Agreement, including the terms of a retention and severance plan for all Company employees and the plan for providing long-term incentives to Company employees. Following this presentation, Milbank pointed out that the discussions of employee benefits were held only after the principal terms of the Merger, including the Merger Consideration, had been fully negotiated and that such discussion had not impacted the negotiation of the other terms of the Merger Agreement.

Mr. Simon next reported on the various regulatory approvals that would be required for the proposed transaction with Eurex and other conditions and risks associated with the proposed transaction. In particular, Mr. Simon detailed the SEC regulatory approval process. Mr. Simon also discussed the timeline for the various corporate approvals required to be obtained by Eurex to enter into the Merger Agreement, including the potential for information leaks once the Eurex corporate approvals had been received and the manner in which the Company would deal with any such incident. Following this presentation, the directors discussed at length the advantages and risks of the proposed acquisition by Eurex, focusing particularly on the process for obtaining the necessary regulatory approvals and, most notably, the required SEC approval of a proposed rule change under Section 19(b) of the Exchange Act, the potential that Deutsche Börse’s stockholders may voice strong opposition to the transaction and whether that would pose any risks for completing the transaction, and the risks of leaks.

Next, Merrill Lynch and Evercore each reviewed in detail certain financial aspects of the proposed transaction, and also reviewed the methodologies and analyses which it used to evaluate the fairness of the Merger Consideration offered in the proposed Eurex transaction, from a financial point of view, to the Company’s stockholders. As part of their reports, each of Merrill Lynch and Evercore explained the details of its respective opinion (based upon and subject to the limitations, matters considered, qualifications and assumptions set forth in each of their respective opinions) that, as of that date, the consideration to be received by the Company’s stockholders pursuant to the proposed acquisition by Eurex was fair from a financial point of view to such stockholders. The Board of Directors determined that the analyses and opinions of Merrill Lynch and Evercore were largely consistent and did not attribute more weight to one opinion over the other. See “The Transaction – Opinions of Financial Advisors.”

Mr. Krell then concluded the meeting by reiterating the timing and next steps relating to a proposed transaction with Eurex. In particular, Mr. Krell noted that Eurex was not expected to make a formal offer to acquire the Company until it received the necessary corporate approvals, including approvals from the governing bodies of its parent corporations, which were scheduled to meet the following afternoon (European time), and that the Board of Directors and the ISE LLC Board would not be asked to vote on a transaction with Eurex until such an offer was formally presented to the Company by Eurex.

Later in the evening, the Company began to receive press inquiries regarding a proposed transaction between the Company and Eurex. On the morning of April 30th, prior to the market open in the U.S., various media sources began reporting that Deutsche Börse and the Company were in advanced discussions concerning an acquisition of the Company. In response to these reports and in accordance with German law, Deutsche Börse made a public announcement indicating that it was, through Eurex, in discussions with the Company to acquire the Company for $67.50 per share of Common Stock in cash. In response to this announcement by Deutsche

Börse, the Company issued a press release confirming the Deutsche Börse press release, but cautioning that any such transaction was still subject to the negotiation of final terms and documentation, as well as approval by the Board of Directors and, ultimately, Company stockholders and the SEC.

Later that morning, the Board of Directors and the ISE LLC Board held another joint meeting at the principal executive offices of the Company. The meeting began with Mr. Krell recounting the events that led to the issuance of the announcement by Deutsche Börse and the press release by the Company earlier that morning. Mr. Krell then reiterated the corporate approval process from the perspective of Eurex and its corporate parents, and the terms of the anticipated offer from Eurex that was to follow shortly thereafter. Mr. Krell then detailed what actions each of the Board of Directors and the ISE LLC Board would be required to take if such an offer from Eurex was received. In response to questions from one of the directors, Milbank discussed the circumstances under which the Company would be entitled to terminate the Merger Agreement, the ability of the Board of Directors to change its recommendation in the event of unforeseen developments after the proposed Merger Agreement is executed but prior to the Company stockholder approval, subject to the payment of the termination fee, and the possibility of stockholder litigation.

Following a short recess, Mr. Krell informed the directors that each of the requisite corporate approvals on behalf of Eurex and its parents had been obtained and that Eurex had formally made an offer to acquire the Company for $67.50 per share of Common Stock, in cash, on the terms set forth in the draft Merger Agreement as presented and described at the joint meeting on the prior day. Following further discussion, the Board of Directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. In addition, the Board of Directors resolved to amend the Company’s bylaws to waive the voting and ownership restrictions contained in the Company’s certificate of incorporation to permit the consummation of the Merger, and the ISE LLC Board approved such bylaw amendment and waiver, as required by the Company’s certificate of incorporation, and directed management to seek the SEC’s approval of such bylaw amendment and waiver. Thereafter, the Merger Agreement was executed and delivered by the parties.

Later that day, each of Evercore and Merrill Lynch delivered its written opinion (based upon and subject to the limitations, matters, qualifications and assumptions set forth in each of their respective opinions) to the Board of Directors that, as of that date, the consideration to be received by the Company’s stockholders pursuant to the proposed acquisition by Eurex was fair from a financial point of view to such stockholders. See “The Transaction—Opinions of Financial Advisors.” Also later that day, the Company and Eurex issued a joint press release announcing the execution of the Merger Agreement and the terms of the Merger. On May 1, 2007, the Company filed a Current Report on Form 8-K describing the terms of the Merger Agreement and attaching as exhibits the Merger Agreement and the joint press release.

Reasons for the Merger

Our Board of Directors, acting with the advice and assistance of its legal and financial advisors and our management, evaluated the Merger proposal from Eurex, including the terms and conditions of the Merger Agreement. After careful deliberation, at its April 30, 2007 meeting described above under “Background of the Transaction,” our Board of Directors, by a unanimous vote: (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, taken together, are advisable, fair to, and in the best interests of, the stockholders of the Company, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger; and (iii) recommended that our stockholders adopt the Merger Agreement. In reaching these determinations, our Board of Directors considered the following factors and potential benefits of the Merger, each of which our Board of Directors believed supported its decision:

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our Board of Directors’ familiarity with the business, operations, properties and assets, financial condition, business strategy, and prospects of the Company (as well as the risks involved in achieving those prospects), the nature of the industry in which the Company competes, industry trends and consolidation, and economic and market conditions, both on a historical and a prospective basis;

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the current and historical market prices of our Common Stock relative to those of other industry participants and general market indices, and the fact that the Merger Consideration of $67.50 represents a premium of approximately 37.0% based on the one-month average closing price of $49.26 for the Common Stock, and 47.6% based on the closing price of our Common Stock on April 27, 2007, the last trading day before announcement of the signing of the Merger Agreement;

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our Board of Directors’ concern that the common stocks of all industry participants (including our Common Stock) are trading at historically high multiples that might not be sustainable in the long term, making Eurex’s all-cash offer of the Merger Consideration an attractive alternative to our stockholders to owning stock in an exchange industry participant;

•

the course of negotiations between us and Eurex, resulting in a price per share of Common Stock, payable in cash, that was higher than the original offer price from Eurex and higher than any other indications of interest received by the Company for any other potential strategic transaction, each of which consisted primarily of common stock of an exchange industry participant;

•

our Board of Directors’ belief, after a thorough, independent review and consultation with our financial advisors, and particularly in light of the rapid consolidation in the global exchange industry, that the value offered to stockholders in the Merger was more favorable to stockholders than the potential value that might have resulted from other strategic opportunities reasonably available to the Company, including remaining an independent company and pursuing our current strategic plan, pursuing acquisitions, or pursuing a business combination transaction with another industry participant, in each case taking into consideration the potential rewards, risks and uncertainties associated with each of those other options;

•

the financial presentations of each of Evercore and Merrill Lynch and their respective opinions that, as of April 30, 2007, and based upon and subject to the limitations, matters considered, qualifications and assumptions set forth in each of their respective opinions, the consideration to be received by the stockholders of the Company pursuant to the Merger Agreement was fair from a financial point of view to our stockholders;

•

the efforts made by our management and advisors to maintain neutrality among the parties with whom strategic discussions were held and to negotiate a Merger Agreement that is favorable to the Company and its stockholders, and the financial and other terms and conditions of the Merger Agreement, which were the product of arm’s-length negotiations between the parties;

•

our Board of Directors’ belief in the high probability that the Merger will be completed based on, among other things, the lack of a financing condition and the series of discussions between representatives of the Company, legal advisors of Eurex and the SEC staff prior to the execution of the Merger Agreement, in light of which the Company and Eurex believed that they had a sufficient understanding of the general parameters of the regulatory framework that would permit an acquisition by Eurex of the Company (recognizing that the views of the SEC staff are not necessarily those of the SEC and that there can be no assurance, therefore, that the SEC will agree with these general parameters);

•

our ability, under certain circumstances specified in the Merger Agreement, to consider and respond to an unsolicited written bona fide proposal for a business combination transaction from a third party, and if, after consultation with our financial and legal advisors, our Board of Directors determines in good faith that such proposal is a “superior proposal”, and Eurex chooses not to propose improvements to the Merger Agreement to make the original Merger Agreement at least as favorable to the Company’s stockholders as such superior proposal, our ability to terminate the Merger Agreement upon the payment of a termination fee of $84,549,193;

•

the determination by our Board of Directors that the termination fee payable by the Company to Eurex in the event of certain termination events under the Merger Agreement is reasonable in the context of termination fees that have been negotiated in other transactions and would not preclude another party from making a competing proposal;

•

our Board of Directors’ ability, under the Merger Agreement, to withdraw, modify or amend its recommendation that stockholders vote to approve the Merger Agreement under certain circumstances, subject to our payment of a termination fee of $84,549,193 if, as a result, Eurex elects to terminate the Merger Agreement;

•

the fact that Deutsche Börse has agreed to guarantee the obligations of Eurex arising under the Merger Agreement to consummate the Merger and pay the Merger Consideration in accordance with the terms of the Merger Agreement;

•	the fact that the Company’s stockholders will be able to decide for themselves at the special meeting whether to approve the adoption of the Merger Agreement and accept the Merger Consideration; and

•

the availability of appraisal rights to holders of shares of Common Stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares of Common Stock as determined by the Delaware Court of Chancery.

Our Board of Directors also considered a variety of risks and other potentially negative factors concerning the Merger Agreement and the Merger, including:

•	the risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention, employee attrition and the effect on business relationships;

•

that the Company’s stockholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in the value of the Common Stock after the Merger, including any value that could be achieved in the event the Company engages in future strategic or other transactions or as a result of improvements to the Company’s operations;

•

the restrictions in the Merger Agreement on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business in the ordinary course, subject to specific limitations, other than with the consent of Eurex, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Merger;

•

that some of our directors and executive officers may have interests in the Merger that are different from, or in addition to, those of our stockholders (see “—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 43);

•	that an all-cash transaction would be taxable to the Company’s stockholders that are U.S. persons for U.S. federal income tax purposes;

•	that we are not permitted under the Merger Agreement to solicit third party proposals;

•

the requirement that we pay a termination fee if the Merger Agreement is terminated under certain circumstances could deter third parties from making a competing offer for the Company prior to our obtaining stockholder approval of the Merger;

•

the possibility that it may be difficult to obtain the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger, particularly due to the fact that Eurex is not already regulated by the SEC, which may prevent or delay the Merger; and

•

the potential adverse impact on Eurex’s ability and willingness to consummate the Merger that could result from criticism, if any, of the terms of the Merger by Deutsche Börse’s activist stockholder base following a public announcement of the execution of the Merger Agreement, particularly in light of the recent impact of stockholder criticism on a potential business combination transaction which Deutsche Börse had been actively considering.

The foregoing discussion of the factors considered by our Board of Directors is not intended to be exhaustive, but rather includes the material factors considered by our Board of Directors in its consideration of the Merger Agreement and the Merger. After considering these factors, the Board of Directors concluded that the positive factors relating to the Merger Agreement and the Merger outweighed the potential negative factors. In view of the wide variety of factors considered by the Board of Directors, and the complexity of these matters, the Board of Directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the Board of Directors may have assigned different weights to various factors. The Board of Directors by a unanimous vote, approved and recommends the Merger Agreement and the Merger based upon the totality of the information presented to and considered by it. In the event the Merger is not completed for any reason, we expect to continue to pursue our strategic plan with the intention of delivering further improvement in our financial results and enhanced stockholder value.

Recommendation of the Board of Directors

Our Board of Directors, by a unanimous vote, has determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, taken together, are advisable, fair to, and in the best interests of, the stockholders of the Company, and approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Our Board of Directors recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.

Opinions of Financial Advisors

Opinion of Evercore

The Board of Directors retained Evercore to provide it with financial advisory services and a financial opinion to the Board of Directors in connection with the Merger. The Board of Directors selected Evercore to act as a joint financial advisor based on Evercore’s qualifications, expertise, reputation and knowledge of the business of the Company. At the special meeting of the Board of Directors on April 29, 2007, Evercore rendered its oral opinion, subsequently confirmed in writing dated April 30, 2007, that based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the unaffiliated holders of shares of Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of Evercore’s written opinion, dated April 30, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the reviews undertaken in rendering its opinion, is attached, with Evercore’s consent, as Annex B-1 to this proxy statement. Stockholders should read this opinion carefully and in its entirety. Evercore’s opinion is directed to the Board of Directors, addresses only the fairness from a financial point of view of the Merger Consideration to be received by unaffiliated holders of shares of Common Stock pursuant to the Merger Agreement and does not address any other aspect of the Merger. Evercore’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

In connection with rendering its opinion, Evercore, among other things:

(a)	analyzed certain publicly available business and financial information relating to the Company that it deemed to be relevant;

(b)	analyzed certain non-public internal financial statements and other non-public financial and operating data relating to the Company that was prepared and furnished to it by the Company’s management;

(c)	analyzed certain financial projections relating to the Company prepared and furnished to it by the Company’s management;

(d)	discussed the past and current operations, financial projections and current financial condition of the Company with the Company’s management;

(e)	reviewed the reported prices and trading activity for shares of Common Stock;

(f)	compared the financial performance of the Company and the prices and trading activity of shares of Common Stock with that of certain other publicly-traded companies and their securities that it deemed relevant;

(g)	reviewed the financial terms, to the extent publicly available, of certain business combination and other acquisition transactions that it deemed relevant;

(h)	participated in discussions and negotiations among representatives of the Company and Eurex and their respective financial and legal advisors;

(i)	reviewed a draft of the Merger Agreement dated April 27, 2007, in the form provided to it, which was not different in any material respects as to any matters related to the fairness opinion than the final version of the Merger Agreement; and

(j)	performed such other analyses and examinations and considered such other factors as it deemed appropriate.

In arriving at its opinion, Evercore assumed and relied upon, without responsibility for independent verification, the accuracy and completeness of the information reviewed by or for it for the purposes of its opinion. With respect to the Company’s financial projections furnished to it, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of the Company. While Evercore did meet with the Company’s management to review and discuss the projections provided by management, Evercore’s assumption as to the reasonableness of such projections was based on contractual provisions in its engagement letter with the Company, pursuant to which Evercore was entitled to rely on the accuracy and completeness of all information supplied or made available by the Company’s management and to assume that the projections were reasonably prepared and reflected the best then currently available estimates and judgment of the Company’s management. Pursuant to this authority, Evercore expressed no view as to such projections or the assumptions on which they were based. The Board of Directors reviewed the projections and assumptions with Evercore and the Company’s management and was aware that Evercore, in rendering its opinion, had assumed that the projections were reasonably prepared and that Evercore was expressing no view on such projections or the assumptions on which they were based. Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals.

In addition, Evercore assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions and that the final Merger Agreement would not vary from the form of the draft reviewed by it in any manner that is material to its opinion. Evercore’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information and draft Merger Agreement and related exhibits and schedules thereto made available to Evercore, as of April 30, 2007. Evercore noted that events occurring after April 30, 2007 could affect Evercore’s opinion and the assumptions used in preparing it, but Evercore did not assume any obligation to update, revise or reaffirm its opinion.

In preparing certain of its analyses, Evercore relied primarily upon a set of projections with respect to the Company’s future financial performance for the period 2007 – 2010. These projections were provided by the Company’s management team in its operating plan. In management’s operating plan, the Company’s estimated revenue grew from $178.7 million in 2006 to $412.0 million for the year ended December 31, 2010, which is a compound annual growth rate (“CAGR”) of 23.2%. Management’s operating plan estimated that earnings before interest, taxes, depreciation and amortization (“EBITDA”) would increase from $98.0 million in 2006 to $265.0 million in 2010 (CAGR = 28.2%), EBIT would increase from $91.1 million in 2006 to $256.4 million in

2010 (CAGR = 29.5%), and net income would increase from $56.7 million in 2006 to $133.3 million in 2010 (CAGR = 23.9%). In order to create a five-year forecast period, Evercore maintained revenue growth for 2011 at the same rate projected by management for 2010 and maintained EBITDA and EBIT margins and the effective tax rate consistent with the final year of management’s operating plan. Evercore also reviewed management-prepared projections that were based upon different key assumptions and compared the effect of the results against the base management case in its operating plan. This was done for analytical purposes and did not affect Evercore’s conclusions. Evercore noted that each set of projections described in this paragraph was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions, growth rates, market share and pricing. Accordingly, actual results could vary significantly from those set forth in such projections.

The following is a summary of the material financial analyses performed by Evercore in connection with its opinion. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Evercore, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

Historical Trading Prices and Implied Transaction Premiums Analysis. To provide background information and perspective with respect to the relative historical prices of shares of Common Stock, Evercore reviewed the historical closing and intra-day prices of the Common Stock since March 9, 2005, the first day of trading following the initial public offering of the Common Stock; calculated the average daily closing prices of the Common Stock over various time periods; and noted the closing and intra-day share prices on selected dates including and prior to April 27, 2007. Evercore then calculated and compared the premium that the per share Merger Consideration of $67.50 represented relative to the average daily closing prices of the Common Stock for the selected periods and the closing prices for the selected dates. The results of these calculations are summarized below:

	Historical Share Price	Premium of Merger Consideration of $67.50 Per Share to Historical Share Price
Closing price on April 27, 2007	$45.72	47.6%

Closing price 1 week prior (April 20, 2007)	$50.42	33.9%

Closing price 4 weeks prior (March 30, 2007)	$48.80	38.3%

1 Month Average (1)	$49.11	37.4%

3 Month Average (2)	$47.20	43.0%

Average since March 9, 2005 (3)	$36.70	83.9%

52-week intra-day high (4)	$57.44	17.5%

52-week intra-day low (5)	$33.33	102.5%

(1)	One Month Average includes trading days from March 28, 2007 through April 27, 2007.
(2)	Three Month Average includes trading days from January 29, 2007 through April 27, 2007.
(3)	Includes trading days from March 9, 2005 through April 27, 2007.
(4)	Intra-day maximum on November 22, 2006.
(5)	Intra-day minimum on June 13, 2006.

Discounted Cash Flow Analysis. Evercore performed a five-year discounted cash flow (“DCF”) analysis of the Company which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of the Company covered the five-year period 2007 – 2011, and was based upon four years of financial projections prepared by and furnished by the Company’s management to Evercore, with a fifth year derived in the manner described above.

Evercore calculated a range of implied per share values for the Common Stock determined by:

(i) adding (a) the implied present value of the Company’s forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, adjusted to reflect changes in working capital and capital expenditures) during the period 2007—2011, determined using a weighted average cost of capital range of between 11.0% and 13.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the implied present value of the terminal value of the Company’s future cash flows (the value of future cash flows at a particular point in time), calculated by applying perpetual growth rates ranging from 4.0% to 6.0% (based on Evercore’s experience, judgment, and data for selected publicly traded companies engaged in businesses that Evercore judged to be reasonably comparable to the Company’s business) to the projected unlevered free cash flow for fiscal year 2011 and discounting the result using a weighted average cost of capital range of between 11.0% and 13.0%, and (c) the Company’s net cash as of March 31, 2007; and (ii) dividing the amount resulting from the calculation described in clause (i) by the number of shares of Common Stock outstanding, adjusted for certain restricted stock and stock options outstanding using the treasury stock method, as of the date of the Merger Agreement.

Evercore’s DCF analysis yielded implied per share present values of the Common Stock as shown below (as compared to the Merger Consideration of $67.50 per share):

Low	$42.95

High	$71.69

Precedent Transactions Analysis. Evercore reviewed and analyzed certain publicly available information, including the purchase price and certain financial information of the target company, relating to selected precedent acquisition transactions involving other global exchanges to compare multiples in such other transactions to the multiples implied in this transaction. Evercore identified and analyzed a group of fourteen completed, cancelled, or pending acquisition transactions that were announced between 2000 and 2007. Evercore calculated enterprise value as a multiple of EBITDA during the last twelve months implied by these transactions. Although none of the transactions are, in Evercore’s opinion, directly comparable to the Merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the Merger in certain respects for purposes of its analysis:

Target	Acquirer
Completed

New York Board of Trade	IntercontinentalExchange

Euronext	NYSE Group

The Philadelphia Stock Exchange	Consortium (1)

Instinet	Nasdaq

Archipelago	New York Stock Exchange

PCX Holdings, Inc.	Archipelago

Copenhagen Stock Exchange	OMX

Bolsa de Valores de Lisboa	Euronext

LIFFE	Euronext

Pending

Chicago Board of Trade	IntercontinentalExchange

Chicago Board of Trade	Chicago Mercantile Exchange

Cancelled

Euronext	Deutsche Börse

London Stock Exchange	Deutsche Börse

London Stock Exchange	OM Group

(1)	The consortium includes Merrill Lynch, Citadel Derivatives Group, Morgan Stanley Alternative Investment Partners, Citigroup Private Equity, Credit Suisse First Boston, and UBS Capital.

The range of implied multiples that Evercore calculated is summarized below:

Precedent Transaction Multiples
	Mean	Median
Total Enterprise Value / Last Twelve Months EBITDA	15.3x	13.9x

Evercore then applied multiples ranging from 15.0x to 25.0x to the Company’s last twelve months, or LTM, EBITDA as of March 31, 2007 on an adjusted basis when taking into account estimates by the Company’s management of certain one-time costs. The range of per share equity values for the Common Stock implied by this analysis is summarized below (as compared to the Merger Consideration of $67.50 per share):

LTM EBITDA (March 31, 2007)
Low	$40.79
High	$64.98

Premiums Paid Analysis. Evercore identified and analyzed 170 all cash acquisition transactions across all industries with transaction values between $1.0 billion and $5.0 billion that were announced in the period from January 1, 2002 to March 31, 2007. Using information from Thomson Financial Securities Data, a data source that monitors and publishes information on merger and acquisition transactions, Evercore calculated the premiums paid in those transactions based on the value of the per share merger consideration received in the transaction relative to the closing stock price of the target company one day, one week and four weeks prior to the respective dates of announcement of the transactions. Evercore then compared the results of the analysis to the premiums implied by the Merger Consideration relative to the Common Stock trading levels at and prior to April 27, 2007. The results of this analysis are summarized below:

	Premium Paid, 1 Day Prior	Premium Paid, 1 Week Prior	Premium Paid, 4 Weeks Prior
Premium of Merger Consideration of $67.50 per Share to Historical Share Price (1)	47.6%	33.9%	38.3%
Premiums in All Cash Acquisitions between $1.0 billion and $5.0 billion
Mean	24.8%	26.7%	30.9%
Median	21.1%	23.6%	25.6%

(1)	Relative to the Company’s closing share prices on April 27, 2007, April 20, 2007 and March 30, 2007, for 1 day prior, 1 week prior and 4 weeks prior, respectively.

Evercore then applied premiums ranging from 20% to 30% to the closing prices of the Common Stock one day and one week prior to the date of announcement and premiums ranging from 25% to 35% to the closing price of the Common Stock four weeks prior to the date of announcement. The range of per share equity values for the Common Stock implied by this analysis is summarized below (as compared to the Merger Consideration of $67.50 per share):

	Premium Paid, 1 Day Prior (1)	Premium Paid, 1 Week Prior (2)	Premium Paid, 4 Weeks Prior (3)
Low	$54.86	$60.50	$61.00
High	$59.44	$65.55	$65.88

(1)	Relative to the Common Stock price on April 27, 2007.
(2)	Relative to the Common Stock price on April 20, 2007.
(3)	Relative to the Common Stock price on March 30, 2007.

Public Market Trading Analysis. Evercore calculated and compared price to earnings multiples for the Company and for selected publicly-traded U.S.-based and non-U.S.-based exchanges. Evercore calculated multiples for the selected companies by dividing closing share prices as of April 27, 2007 by calendarized estimates for 2007 earnings per share for each respective company. All of these calculations were based on publicly available financial data including data from I/B/E/S International, Inc., or I/B/E/S estimates. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts on companies of interest to investors. The range of implied multiples that Evercore calculated is summarized below:

	Public Market Trading Multiples - Price /Calendar Year 2007E EPS
	Mean		Median
U.S.-based Exchanges (1)	36.9	x	36.5	x
Non-U.S.-based Exchanges (2)	23.1		22.2

(1)	U.S.-based exchanges include NYSE Euronext Group, Chicago Mercantile Exchange, NYMEX, Chicago Board of Trade, IntercontinentalExchange, and Nasdaq Stock Market.
(2)	Non-U.S.-based exchanges include Deutsche Börse, Hong Kong Exchanges & Clearing, Australian Securities Exchange, London Stock Exchange, Singapore Exchange, Bolsas y Mercados Españoles, TSX Group, and OM Group.

Evercore then applied price to earnings multiples ranging from 25.0x to 35.0x to the Company’s 2007 estimated earnings per share based on the Company management’s projections. The range of per share equity values for the Common Stock implied by this analysis is summarized below (as compared to the Merger Consideration of $67.50 per share):

Low	$42.55
High	$59.57

Research Analyst Stock Price Targets. Evercore analyzed Wall Street research analyst estimates of potential future value for the Common Stock (“Price Targets”) based on publicly available equity research published on the Company. Evercore observed that, as of April 27, 2007, analyst Price Targets for the Common Stock ranged from $42.00 to $60.00 and produced a mean price target of $50.83 and a median price target of $52.00, as compared to the Merger Consideration of $67.50 per share.

The public market trading Price Targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for shares of Common Stock, and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Evercore considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Evercore believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them as a whole, would create an incomplete view of the process underlying Evercore’s analyses and opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the Common Stock or the value of the successor company.

In performing its analyses, Evercore made numerous assumptions with respect to industry performance, general business, regulatory, and economic conditions and other matters, many of which are beyond the control of Evercore or the Company. Any estimates contained in the analyses of Evercore are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Evercore relied upon, without independent verification, the assessment by the Company’s management of the validity of, and risks associated with, the Company’s business and the strategic rationale for the Merger. Evercore’s opinion did not address the Company’s underlying business decision to effect the Merger. The Merger Consideration was determined through arm’s-length negotiations between the Company and Eurex and was approved by the Board of Directors. Evercore provided advice to the Board of Directors during these negotiations. Evercore did not, however, recommend any specific Merger Consideration to the Board of Directors or that any specific Merger Consideration constituted the only appropriate Merger Consideration for the Merger.

The opinion of Evercore was one of the many factors taken into consideration by the Board of Directors in making its determination to approve the Merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration or of whether the Board of Directors would have been willing to agree to different Merger Consideration.

Pursuant to an engagement letter, the Company paid Evercore a fee of $500,000 upon execution of the Merger Agreement. In addition, the Company will pay Evercore an additional fee of approximately $6.5 million upon consummation of the Merger. The Company has also agreed to reimburse Evercore for reasonable expenses incurred in performing its services. In addition, the Company has agreed to indemnify Evercore and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Evercore or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Evercore’s engagement and any related transactions. In the past, Evercore and its affiliates have provided financial advisory services for the Company and have received fees for the rendering of these services. During the last two years, the only financial or advisory services provided by Evercore to the Company was in connection with the development of ISE Stock Exchange, LLC in 2006 for which Evercore and its affiliates received fees of $202,820 for the rendering of these services. Evercore may also seek to provide the Company or its affiliates services in the future and may receive fees in connection with such services.

Opinion of Merrill Lynch

The Board of Directors engaged Merrill Lynch to act as joint financial advisor to the Company in connection with the proposed Merger and to render an opinion as to whether the Merger Consideration to be received by the holders of shares of Common Stock pursuant to the Merger was fair, from a financial point of view, to the holders of shares of Common Stock.

On April 29, 2007, Merrill Lynch delivered its oral opinion to the Board of Directors, subsequently confirmed in writing as of April 30, 2007, that, as of that date, and based upon and subject to the limitations, matters considered, qualifications and assumptions set forth in the written opinion (which are described below), the Merger Consideration of $67.50 per share in cash to be received by the holders of shares of Common Stock pursuant to the Merger was fair, from a financial point of view, to the holders of shares of Common Stock.

The full text of the written opinion of Merrill Lynch, dated as of April 30, 2007, which sets forth assumptions made, matters considered, qualifications and limitations on the review undertaken by Merrill Lynch, is attached, with Merrill Lynch’s consent, as Annex B-2 to this proxy statement and is incorporated in this proxy statement by reference. Stockholders are urged to read the opinion and consider it carefully.

Merrill Lynch’s opinion is addressed to the Board of Directors and addresses only the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of shares of Common Stock, other than the holders of dissenting shares and shares owned by Eurex, Merger Sub or any other wholly-owned subsidiary of Eurex and each share owned by the Company or any wholly-owned subsidiary of the Company, in each case not held on behalf of third parties. The opinion does not address the merits of the underlying decision of the Company to engage in the Merger and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how the stockholder should vote with respect to the proposed Merger or any matter related to the proposed Merger. In addition, Merrill Lynch was not asked to address, and Merrill Lynch’s opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of shares of Common Stock (excluding the holders of dissenting shares and shares owned by Eurex, Merger Sub or any other wholly-owned subsidiary of Eurex and each share owned by the Company or any wholly-owned subsidiary of the Company, in each case not held on behalf of third parties.

In arriving at its opinion, Merrill Lynch, among other things:

•	Reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Merrill Lynch by the Company;

•	Conducted discussions with members of senior management of the Company concerning the matters described in the preceding two bullet points;

•	Reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

•	Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant;

•	Participated in certain discussions and negotiations among representatives of the Company and Eurex and their respective financial and legal advisors;

•	Reviewed a draft of the Merger Agreement dated April 27, 2007; and

•

Reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including its assessment of general economic, market and monetary conditions.

In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available. Merrill Lynch did not assume any responsibility for independently verifying such information or undertake an independent evaluation or appraisal of any of the assets or liabilities of the Company and was not furnished with any such evaluation or appraisal, nor did Merrill Lynch evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company.

With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company, Merrill Lynch assumed that they have been reasonably prepared and reflected the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. While Merrill Lynch did meet with the Company’s management to review and discuss the projections provided by management, Merrill Lynch’s assumption as to the reasonableness of such projections was based on contractual provisions in its engagement letter with the Company, pursuant to which Merrill Lynch was entitled to rely on the accuracy and completeness of all information supplied or made available by the Company’s management and to assume that the projections were reasonably prepared and reflected the best then currently available estimates and judgment of the Company’s management. Pursuant to this authority, Merrill Lynch expressed no view as to such projections or the assumptions on which they were based. The Board of Directors reviewed the projections and assumptions with Merrill Lynch and the Company’s management and was aware that Merrill Lynch, in rendering its opinion, had assumed that the projections were reasonably prepared and that Merrill Lynch was expressing no view on such projections or the assumptions on which they were based. Merrill Lynch also assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by it, which last draft reviewed by Merrill Lynch was not different in any material respects as to any matters related to the fairness opinion than the final form of the Merger Agreement.

Merrill Lynch’s opinion was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of its opinion. Merrill Lynch has no obligation to update its opinion to take into account events occurring after the date that its opinion was delivered to the Board of Directors. Circumstances could develop prior to the consummation of the Merger that, if known at the time Merrill Lynch rendered its opinion, would have altered such opinion.

In accordance with customary investment banking practice, Merrill Lynch employed commonly used valuation methods in connection with the delivery of its opinion. The following is a summary of the material financial and comparative analyses performed by Merrill Lynch in arriving at its April 30, 2007 opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand Merrill Lynch’s analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading and incomplete view of the financial analyses performed by Merrill Lynch.

Historical Trading Analysis. Merrill Lynch reviewed the historical performance of the Common Stock based on a historical analysis of trading prices for the twelve-month period ending April 27, 2007. The closing stock prices for the Common Stock over this period ranged from $33.33 to $57.44. Merrill Lynch compared this range of historical share prices to the value of the Merger Consideration to be received by the holders of the Common Stock, $67.50 per share. The following table reflects the percentage premium that the $67.50 in cash per share of the Merger Consideration represents to various closing prices and average closing prices:

Time Period (ending April 27, 2007)	Price	Premium Based on Price as of April 27, 2007	Premium Based on Offer Price of $67.50
Closing price on April 27, 2004	$45.72	0.0%	47.6%
Closing price 1 week prior	$50.42	(9.3)%	33.9%
Closing price 1 month prior	$47.84	(4.4)%	41.1%
1 week average price	$48.36	(5.5.)%	39.6%
1 month average price	$49.26	(7.2)%	37.0%
52-week intraday high	$57.44	(20.4)%	17.5%

Comparable Public Company Analysis. Using publicly available information, Merrill Lynch compared selected financial and operating information for the Company with the corresponding financial and operating information for a group of publicly traded companies that Merrill Lynch deemed to be reasonably comparable to the Company. For the purposes of its analyses, Merrill Lynch divided the comparable companies into three different categories: (i) North American Cash Equities Exchanges, consisting of New York Stock Exchange Inc. (“NYSE”), Euronext Brussels SA/NA (“Euronext”), The Nasdaq Stock Market, Inc. (“NASDAQ”) and TSX Group Inc. (Toronto Stock Exchange), (ii) North American Futures Exchanges, consisting of the Chicago Mercantile Exchange Holdings Inc. (“Chicago Mercantile Exchange”), NYMEX Holdings, Inc., CBOT Holdings, Inc. (“Chicago Board of Trade”) and IntercontinentalExchange, Inc. (“IntercontinentalExchange”),

and (iii) Global Exchanges, consisting of the Deutsche Börse AG, Hong Kong Exchanges & Clearing, ASX Limited (Australian Stock Exchange), London Stock Exchange Group plc, Singapore Exchange Limited and OMX AB.

Merrill Lynch calculated an equity value for each of these companies including the Company based on their respective closing price as of April 27, 2007 and the number of shares, options and convertible securities outstanding as reflected in publicly available information. Using these equity values, Merrill Lynch calculated an enterprise value for each company by adding to these equity values the amount of each company’s net debt less cash and cash equivalents as reflected in its most publicly available balance sheet.

Using estimates of EBITDA and earnings per share for each of these companies derived from estimates published by selected Wall Street research analysts, Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value to earnings before interest, taxes, depreciation and amortization (“EBITDA”), referred to as EBITDA multiple, for the calendar years 2007 and 2008; and

•	the ratio of share price to estimated earnings per share (“P/E”), referred to as P/E multiple, for the calendar years 2007 and 2008.

The analysis showed the following:

	Enterprise Value/EBITDA				P/E
	2007E		2008E		2007E		2008E
	Mean	Median	Mean	Median	Mean	Median	Mean	Median
North American Cash Equities Exchanges	14.2x	12.7x	11.2x	11.4x	27.6x	25.3x	21.5x	19.2x
North American Futures Exchanges	22.6x	21.1x	16.5x	16.8x	40.1x	38.0x	30.4x	30.8x
Global Exchanges	16.8x	15.7x	15.4x	14.3x	23.7x	24.1x	21.6x	21.3x
Overall	18.0x	19.8x	14.8x	14.7x	29.6x	26.1x	24.3x	24.9x

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and characteristics of such companies, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined that the relevant range of EBITDA multiples to be 14.0x to 20.0x the Company’s calendar year 2007 and P/E multiples to be 25.0x to 36.0x the Company’s calendar year 2007 and 26.0x to 30.0x the Company’s calendar year 2008. Based on the multiples, Merrill Lynch calculated implied per share values for the Company ranging from $45.14 to $62.55 based on the 2007 EBITDA multiple, $41.91 to $60.35 based on the 2007 P/E multiple and $51.29 to $59.18 based on the 2008 P/E multiple. Merrill Lynch observed that the Merger Consideration of $67.50 per share was in excess of these ranges of implied per share values.

None of the selected comparable companies is identical to the Company. In evaluating companies identified by Merrill Lynch as comparable to the Company or otherwise relevant to its analysis of the Company, Merrill Lynch made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the Company’s control, such as the impact of competition on the Company’s business, the industry generally or the companies identified above, industry growth and the absence of any material change in the Company’s financial condition and prospects, the industry, the financial markets in general or the companies identified above. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies identified above and other factors that could affect the public trading dynamics of such companies, as well as those of the Company.

Comparable Acquisition Analysis. Using publicly available information, Merrill Lynch compared certain financial and operating information and ratios implied by the Merger with comparable financial and operating information based on six acquisition transactions in the comparable industry. The following acquisition transactions were considered by Merrill Lynch:

Announced Date	Acquiror	Target
March 15, 2007 (1)	IntercontinentalExchange	Chicago Board of Trade
October 17, 2006 (1)	Chicago Mercantile Exchange	Chicago Board of Trade
September 14, 2006	IntercontinenalExchange	City of New York Board of Trade, Inc.
May 22, 2006	NYSE	Euronext
April 22, 2005	NASDAQ	Instinet Group, Inc.
April 20, 2005	NYSE	Archipelago Holdings, Inc.

Merrill Lynch calculated the equity value for each transaction by multiplying the amount of the announced per share consideration paid or payable in each transaction by the number of fully-diluted outstanding shares of the target company based upon publicly available information. Using these equity values, Merrill Lynch calculated an enterprise value for each target by adding to these equity values the amount of each company’s net debt less cash and cash equivalents as reflected in its most publicly available balance sheet.

For each of these transactions, Merrill Lynch reviewed:

•	Enterprise value as a multiple of the latest-twelve month EBITDA, which is referred to as “Enterprise Value/LTM EBITDA”;

•	Enterprise value as a multiple of the latest-twelve month revenue, which is referred to as “Enterprise Value/LTM Revenue”; and

•	Equity value as a multiple of the latest-twelve month earnings, which is referred to as “Equity Value/LTM Earnings.”

The analysis indicated the following:

Benchmark	Mean	Median

Enterprise Value/LTM EBITDA	20.2x	20.5x

Enterprise Value/LTM Revenue	9.4x	9.7x

Equity Value/LTM Earnings	44.5x	49.9x

Based upon its analysis of the full ranges of multiples calculated for the comparable acquisition transactions and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions, including qualitative judgments involving non-mathematical considerations, Merrill Lynch determined that the relevant range of the multiples to be 10.0x to 14.0x the Company’s LTM Revenue for an implied per share of Common Stock value range for the Company of $49.58 to $67.61 and 40.0x to 46.0x the Company’s LTM earnings for an implied per share of Common Stock value range for the Company of $58.52 to $67.30. Merrill Lynch observed that the Merger Consideration of $67.50 per share was in excess of this range of implied per share values.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the transactions identified have occurred.

None of the transactions analyzed by Merrill Lynch is identical to the proposed Merger. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of the

(1)	Deal is pending completion.

results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies party to those transactions as well as the transactions and other factors that could affect the transactions and the proposed Merger.

Research Analyst Stock Price Targets. Merrill Lynch reviewed the historical trading performance of the Common Stock and observed that the range of the research analyst share price targets for the Common Stock was from $42.00 to $60.00. Merrill Lynch observed that the Merger Consideration of $67.50 per share was in excess of this range of the research analyst share price targets.

Discounted Cash Flow Analysis. Using financial data and forecasts provided by the Company’s management, Merrill Lynch performed a discounted cash flow analysis for the Company for fiscal years 2007 through 2011 using discount rates ranging from 11.0% to 13.0% and perpetual growth rates ranging from 4.0% to 6.0%, selected based on Merrill Lynch’s experience, judgment and consideration of data for selected publicly traded companies engaged in businesses that Merrill Lynch judged to be reasonably comparable to the Company’s business. This analysis indicated a range of implied values per share of Common Stock of $40.97 to $68.42, compared to the Merger Consideration of $67.50 per share of Common Stock.

The following are the projections provided to Merrill Lynch by the Company’s management which Merrill Lynch used to perform its discounted cash flow analysis (Merrill Lynch did not assume any responsibility for independently verifying such projections):

	Management Projections
	2007E	2008E	2009E	2010E
EBIT	$113.9	$140.6	$197.9	$256.4
Depreciation and Amortization	7.0	8.0	8.2	8.6
(Capital Expenditures)	(7.0)	(8.0)	(8.2)	(8.6)

Free Cash Flow	$63.8	$78.7	$110.8	$143.6

While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of the Company’s present or future value or results.

General. The summary set forth above summarizes the material analyses performed by Merrill Lynch in arriving at its opinion. The fact that any specific analysis has been referred to in the summary above or in this proxy statement is not meant to indicate that such analysis was given more weight than any other analysis. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances; therefore, such opinion is not readily susceptible to partial or summary description. No company, business or transaction used in such analyses as a comparison is identical to the Company or to the proposed Merger, nor is an evaluation of such analyses entirely mathematical. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would, in the view of Merrill Lynch, create an incomplete and misleading view of the analyses underlying Merrill Lynch’s opinion. The analyses performed by Merrill Lynch include analyses based upon forecasts of future results, which results may be significantly more or less favorable than those upon which Merrill Lynch’s analyses were based. The analyses do not purport to be appraisals or to reflect the prices at which the Common Stock may trade at any time after the announcement of the proposed transaction. Because the analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors relating to general economic and competitive conditions beyond the control of the parties and their respective advisors, neither Merrill Lynch nor any other person assumes responsibility if future results or actual values are materially different from those contemplated above.

The Board of Directors retained Merrill Lynch based upon Merrill Lynch’s experience and expertise. Merrill Lynch is an internationally recognized investment banking firm with substantial experience in transactions similar to the proposed transaction. Merrill Lynch, as part of its investment banking business, is continually engaged in the valuation of businesses and securities in connection with business combinations and acquisitions and for other purposes.

Pursuant to an engagement letter, the Company agreed to pay Merrill Lynch a fee of $500,000 as a result of the execution of the Merger Agreement. Additionally, upon the consummation of the Merger, the Company will pay Merrill Lynch an additional payment of approximately $6,500,000. Merrill Lynch is also entitled to reimbursement by the Company of its reasonable out of pocket expenses. In addition, the Company has agreed to indemnify Merrill Lynch or any employee, agent, officer, director, advisor, representative and any person who controls Merrill Lynch, from and against all losses arising out of or in connection with its engagement by the Board of Directors. Merrill Lynch has, in the past, provided financial advisory and financing services to the Company and may continue to do so and has received, and may receive, fees for the rendering of such services. During the last two years, the only financial or advisory services provided by Merrill Lynch to the Company was in connection with Merrill Lynch acting as a co-manager in December 2005 for an underwritten public offering of Common Stock on behalf of certain selling stockholders of the Company for which Merrill Lynch received an underwriting commission of $347,890 from these selling stockholders, net of reimbursement to the Company of certain printing and road show expenses incurred by the Company. In addition, in the ordinary course of our business, Merrill Lynch may actively trade the Common Stock as well as securities of one of the controlling persons of Eurex for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Delisting and Deregistration of the Common Stock; Failure to Consummate the Merger

Following the consummation of the Merger, the Common Stock will no longer be publicly traded and the registration of the Common Stock will be terminated upon application to the SEC. In addition, upon consummation of the Merger, our Common Stock will no longer be listed or quoted for trading on any exchange or quotation system, including the NYSE, and price quotations will no longer be available. The Company will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities. We expect that following the Merger, the Company’s management and Eurex will continuously evaluate and review the Company’s business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of the Company, including potential acquisitions or other strategic alternatives and may undertake any actions they deem desirable at any time following the closing of the Merger. Eurex expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of Common Stock in connection with the Merger. Instead, the Company will remain an independent public company and our Common Stock will continue to be listed and traded on the NYSE. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s stockholders will continue to be subject to the same risks and opportunities as they currently are today. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of Common Stock. From time to time, the Company’s Board of Directors will evaluate and review, among other things, the business operations, properties, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholders’ value. If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company or the value of the shares of Common Stock will not be adversely impacted.

In addition, in the limited circumstances described below under “The Merger Agreement—Termination Fee” (beginning on page 62), if we do not consummate the Merger with Merger Sub and the Merger Agreement is terminated, the Company will be required to pay Eurex a termination fee of $84,549,193.

Availability of Funds

Eurex has available to it, or will have available to it as of the effective time of the Merger, funds sufficient to enable it to satisfy its obligations under the Merger Agreement. That being the case, there is no financing condition to the Merger Agreement. In addition, Deutsche Börse AG has agreed to guarantee the obligations of Eurex arising under the Merger Agreement to consummate the Merger and pay the Merger Consideration in accordance with the terms of the Merger Agreement.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s Board of Directors with respect to the Merger, you should be aware that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s Board of Directors was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement and recommending that our stockholders vote in favor of adopting the Merger Agreement.

Treatment of Stock Options Held by Executive Officers and Directors of the Company

As of June 15, 2007, there were 3,514,891 shares of Common Stock subject to outstanding stock options granted under our equity plans to our current executive officers and directors. Immediately prior to the effective time of the Merger, all outstanding options to purchase shares of Common Stock will become vested and exercisable in full (other than options outstanding under the International Securities Exchange Holdings, Inc. Omnibus Stock Plan, which will become vested and exercisable in full upon approval of the Merger Agreement by Company stockholders). At the effective time of the Merger, each outstanding stock option will be cancelled in exchange for the right to receive a lump sum cash payment (without interest), less any applicable withholding taxes, equal to the product of:

•	the amount, if any, by which the Merger Consideration of $67.50 exceeds the applicable per share exercise price of such option; multiplied by

•

the number of shares of Common Stock issuable upon the exercise of such option in full (to the extent it has not already been exercised) (with the aggregate amount of such payment rounded to the nearest cent).

The chart below sets forth certain information, as of June 15, 2007, with respect to the stock options held by the Company’s directors and executive officers and an estimate of the total cash amount to be paid with respect to the cancellation of such options pursuant to the Merger Agreement:

Director or Executive Officer	Unvested Options	Weighted Average Exercise Price of Unvested Options	Vested Options	Weighted Average Exercise Price of Vested Options	Resulting Consideration (1)
David Krell (2)	68,895	$18.00	1,111,231	$2.23	$76,937,511
Gary Katz (2)	55,773	18.00	912,208	2.22	63,308,903
Bruce Cooperman	16,732	18.00	70,334	4.62	5,250,640
Daniel P. Friel	20,341	18.00	92,621	4.37	6,853,647
Michael J. Simon	22,965	18.00	104,671	3.38	7,848,510
Thomas A. Ascher	11,253	28.55	15,565	26.98	1,068,935
Bruce Goldberg	14,107	18.00	64,443	4.36	4,766,911
Andrew F. Brenner	12,000	40.86	6,000	40.86	479,520
Frank J. Jones, Ph.D.	—	—	9,000	1.39	594,990
John F. Marshall, Ph.D.	—	—	9,000	1.39	594,990
Barbara B. Diamond (4)	—	—	—	—	—
Sarah A. Miller	—	—	9,000	1.39	594,990
Carleton Day Pearl	—	—	9,000	1.39	594,990
Richard Schmalensee, Ph.D.	—	—	9,000	1.39	594,990
Joseph B. Stefanelli (3)	—	—	—	—	—
Kenneth A. Vecchione (3)	—	—	—	—	—

(1)	The amounts set forth in this “Resulting Consideration” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested and unvested options.
(2)	Includes an additional payment of $1,000,000 payable to David Krell and Gary Katz in accordance with the terms of their May 2002 stock option agreements.
(3)	Joseph Stefanelli and Kenneth Vecchione were elected to the Board of Directors on May 8, 2007. As a result of their recent election, they have not received any equity awards from the Company.
(4)	Barbara Diamond exercised her options in March 2006.

Treatment of Restricted Stock and Restricted Stock Units

As of June 15, 2007, there were 69,726 shares of restricted stock held by our executive officers and approximately 6,804 shares of Common Stock underlying awards of restricted stock units held by our directors under our equity plans. At the effective time of the Merger, each share of restricted stock and all other outstanding equity-based awards (including restricted stock units), whether vested or unvested (other than with respect to any equity-based award granted under the International Securities Exchange Holdings, Inc. Omnibus Stock Plan, which award will vest upon approval of the Merger Agreement by Company stockholders), will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to (A) $67.50 (or, if the restricted stock or equity-based awards, as applicable, provide for payments to the extent the value of the shares exceed a specified reference price, the amount, if any, by which $67.50 exceeds such reference price) multiplied by (B) the number of shares of restricted stock or the number of shares of Common Stock underlying the equity-based awards, as applicable, less any applicable withholding taxes.

The charts below set forth certain information, as of June 15, 2007, with respect to the restricted stock and restricted stock units held by the Company’s directors and executive officers and an estimate of the total cash amount to be paid with respect to cancellation of such awards pursuant to the Merger Agreement:

Director or Executive Officer	No. of Shares of Unvested Restricted Stock and Restricted Stock Units	No. of Shares of Vested Restricted Stock and Restricted Stock Units	Resulting Consideration
David Krell	77,644	21,605	$6,699,308
Gary Katz	61,643	18,723	5,424,705
Bruce Cooperman	19,262	8,256	1,857,465
Daniel P. Friel	24,041	9,750	2,280,893
Michael J. Simon	25,653	10,462	2,437,763
Thomas A. Ascher (1)	16,230	930	1,158,300
Bruce Goldberg (2)	14,929	—	1,007,708
Andrew F. Brenner	5,310	—	358,425
Frank J. Jones, Ph.D.	1,134	4,800	400,545
John F. Marshall, Ph.D.	1,134	4,800	400,545
Barbara B. Diamond	1,134	4,800	400,545
Sarah A. Miller	1,134	2,200	225,045
Carleton Day Pearl	1,134	4,800	400,545
Richard Schmalensee, Ph.D.	1,134	4,800	400,545
Joseph B. Stefanelli	—	—	—
Kenneth A. Vecchione	—	—	—

(1)	Thomas Ascher made a charitable contribution of 500 vested shares on June 15, 2007.
(2)	Bruce Goldberg made a charitable contribution of all his vested shares, 7,471, on June 15, 2007.

Compensation Under Existing Employment Agreements

The Company has existing employment agreements with the following executive officers (collectively, the “Executive Employment Agreements”):

•	David Krell (President and Chief Executive Officer of the Company and ISE, LLC);

•	Gary Katz (Chief Operating Officer of the Company and ISE, LLC);

•	Bruce Cooperman (Treasurer and Chief Financial Officer of the Company and ISE, LLC);

•	Michael J. Simon (Secretary of the Company and ISE, LLC and Chief Regulatory Officer and General Counsel of ISE, LLC);

•	Daniel P. Friel (Chief Information Officer of ISE, LLC);

•	Bruce Goldberg (Chief Marketing Officer of ISE, LLC);

•	Thomas A. Ascher (Chief Strategy Officer of ISE, LLC); and

•	Andrew F. Brenner (Managing Director of ISE Stock Exchange, LLC).

Under these Executive Employment Agreements, with the exception of the employment agreement for Andrew F. Brenner, if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be entitled to payment of severance compensation and other benefits, subject to the executive’s execution of a release in favor of the Company. Specifically, in addition to accrued obligations (e.g., unpaid base salary and reimbursement of expenses), the executive will receive:

•	a total of 36 months of base salary;

•	a total of three times the average annual bonuses paid in the two full years before termination;

•	any annual bonus awarded but not yet paid;

•	continued participation in our group medical, dental, and life insurance plans for up to 36 months;

•	pursuant to grants under the Company’s equity plans, any unvested stock options or equity-based awards become immediately vested and exercisable; and

•	a tax gross-up to the extent any such payments subject the executive to the imposition of “change in control” excise taxes by operation of Section 4999 of the Code.

Pursuant to an amendment to his Executive Employment Agreement, the Company agreed to provide David Krell with certain continued health and welfare benefits upon his termination of employment for certain reasons, including a termination following a change in control. Mr. Krell is entitled to continued medical and dental coverage for himself and his wife until they each attain age 65 and life insurance coverage for a period of 11 months following his retirement or 36 months if his employment is terminated by us without cause or Mr. Krell terminates his employment for good reason, in each case, following a change in control.

The employment agreement for Andrew F. Brenner generally provides for the same type of severance benefits and compensation arrangements as the Executive Employment Agreements described above, except if he is terminated by us without “cause” or he terminates employment for “good reason” within two months before a change in control and 18 months after a change in control, and (A) the change in control occurs before December 31, 2007, he is entitled to a total of 18 months of base salary, a total of one and a half times the average annual bonuses paid in the two full years before termination and continued participation in our group medical, dental, and life insurance plans for up to 18 months or (B) the change in control occurs on or after January 1, 2008, he is entitled to a total of 24 months of base salary, a total of two times the average annual bonuses paid in the two full years before termination and continued participation in our group medical, dental, and life insurance plans for up to 24 months.

“Cause” is defined in each of the Executive Employment Agreements as the executive’s: (A) being indicted for or formally charged with, or convicted of, including any plea of no contest to, any felony; (B) commission of any act of moral turpitude involving or impacting the Company and/or its affiliates; (C) failure to obey the reasonable and lawful orders of the Board of Directors; or (D) gross negligence in the performance or, or willful disregard of, the executive’s obligations under the employment agreement (subject to notice and a fifteen day cure period in the case of (C) or (D)).

“Good reason” is defined in each of the Executive Employment Agreements as the occurrence of one of the following events without the executive’s prior written consent: (A) a material diminution in the executive’s compensation and benefits (in the aggregate) as provided in the employment agreement; or (B) material diminution in the executive’s responsibilities or authority under the employment agreement (subject to notice and a fifteen day cure period).

For purposes of the Executive Employment Agreements, a “change in control” occurs upon the approval of the Merger by the Company’s stockholders.

In all cases, pursuant to the Executive Employment Agreements, an executive is obligated to comply with a two-year (or, in the case of non-renewal of the agreement by us, one-year) restrictive covenant regarding non-competition and non-solicitation as well as a covenant of unlimited duration with respect to confidentiality following termination of employment.

The value of the payments and benefits that each of the executive officers could receive under his Executive Employment Agreement in connection with a termination of his employment without cause or for good reason following a change in control, based on the compensation and benefit levels in effect on the date hereof, and assuming that the termination of employment and change in control occurs on October 1, 2007, are approximated in the chart set forth below:

Executive Officer	Value of Compensation and Benefits Payable under the Executive Employment Agreements	Value of Accelerated Options and Equity- Based Awards	Golden Parachute Excise Tax Gross-Up Payments (1)	Total
David Krell	$6,343,386	$8,651,273	—	$14,994,658
Gary Katz (1)	4,975,535	6,921,666	—	11,897,201
Bruce Cooperman	1,571,884	2,128,419	—	3,700,303
Daniel P. Friel	1,961,884	2,629,647	—	4,591,531
Michael J. Simon (1)	2,009,392	2,868,345	—	4,877,737
Thomas A. Ascher	1,560,072	1,533,843	$842,506	3,936,420
Bruce Goldberg	1,385,884	1,706,004	—	3,091,888
Andrew F. Brenner	709,442	678,105	319,245	1,706,792

(1)	For Gary Katz and Michael Simon, the compensation and benefits payable to them under their respective Executive Employment Agreements exceeds the amount of severance benefits that would be payable to them under the Retention Program (described below); therefore, no severance benefit under the Retention Program would be payable and would not be included in the golden parachute excise tax gross-up calculation.

If an Executive Employment Agreement is terminated by reason of our providing notice of intent not to renew, the executive will receive, in addition to the accrued obligations, 12 months worth of annual base salary, any awarded but unpaid bonus, and a pro rated bonus for any partial year worked prior to the agreement’s expiration. Our Executive Employment Agreements with David Krell, Gary Katz, Bruce Cooperman, Michael Simon, Daniel Friel, Bruce Goldberg and Thomas A. Ascher are scheduled to expire on December 31, 2007, subject to automatic renewal for one year periods if notice of nonrenewal is not provided by the Company or the executive. The Merger Agreement provides that no notice of nonrenewal may be delivered to the executives covered by the referenced employment agreements before January 1, 2008 by either the Company, Eurex or the surviving corporation.

As the Compensation Committee of the Board of Directors had already retained an independent outside compensation consultant to assist with the Executive Employment Agreements renewal process, the Company is permitted to negotiate in good faith for the renewal and extension of the Executive Employment Agreements based on the current terms and conditions in such agreements subject to Eurex’s review and consent prior to finalizing the agreements (which consent will not be unreasonably withheld).

Retention Program

We will establish and adopt a Retention Program, the terms of which will be effective as of the effective date of the Merger, which will provide certain retention and/or severance benefits to the executive officers. Eurex will assume and honor or cause the surviving corporation and its subsidiaries to honor the Retention Program. The Retention Program will be established for the benefit of all full time employees of ISE, LLC employed on April 30, 2007, other than David Krell. The Retention Program will provide for a retention benefit payable upon the third anniversary of the closing date of the Merger and for a severance benefit equal to the retention benefit (or a portion thereof) if an eligible employee is terminated without “cause” (as defined under the Retention Program) prior to the third anniversary of the closing date of the Merger. In the event of a subsequent change in control of ISE, LLC, Eurex or the surviving corporation prior to the third anniversary of the closing date of the Merger, the full retention benefit payable under the Retention Program will be paid to eligible employees. Any amounts otherwise payable under the Retention Program due to an eligible employee’s severance will be reduced by any amounts payable to the eligible employee under his Executive Employment Agreement. If the amount payable to any executive officer under his Executive Employment Agreement exceeds the amount of severance benefits that would be payable to such executive officer under the Retention Program, no severance benefit under the Retention Program would be payable to such executive officer.

We have agreed that David Krell will not be covered by the Retention Program and that he will negotiate a separate individual retention/severance agreement with Eurex.

Profit Sharing Plan

Our executive officers who have outstanding options under the Profit Sharing Plan (the “PSP”) will be required to exercise those options no later than August 31, 2007 (except that holders of options under the PSP that vest during 2007 may not be forced to exercise such options prior to December 1, 2007).

Indemnification and Insurance

In general, Eurex must maintain the current officers’ and directors’ liability insurance policies maintained by the Company with respect to acts or omissions occurring at or prior to the consummation of the Merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the Merger. However, if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the Company for such insurance as of April 30, 2007, Eurex shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate.

Deutsche Börse has provided the Company with written assurance that it will cause the Company to maintain sufficient liquidity to punctually meet its indemnification obligations under the Merger Agreement or otherwise make available to the Company sufficient liquidity to enable the Company to meet such obligations in full as they become due.

Material U.S. Federal Income Tax Consequences

The following is a discussion of the material U.S. federal income tax consequences of the Merger to U.S. holders of shares of Common Stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated under the Code, and judicial and administrative rulings and decisions in effect on the date hereof. These authorities may change at any time, possibly retroactively, and any such change could affect the continuing validity of this discussion. We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the U.S. federal income tax consequences described in this proxy statement and accordingly, we cannot assure you that the IRS will agree with the discussion in this proxy statement. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, and accordingly, is not a comprehensive description of all of the tax consequences that may be relevant to any particular holder of shares of Common Stock.

This discussion assumes that holders hold shares of Common Stock as capital assets and does not address the tax consequences that may be relevant to a particular holder subject to special treatment under U.S. federal income tax law, including but not limited to:

•	persons other than U.S. Holders;

•	banks or other financial institutions;

•	tax-exempt organizations;

•	regulated investment companies;

•	insurance companies;

•	traders in securities that elect mark-to-market;

•	brokers or dealers in securities or foreign currencies;

•	persons who received their shares of Common Stock through the exercise of employee stock options or otherwise as compensation;

•	persons who hold shares of Common Stock as part of a hedge, straddle or conversion transaction;

•	persons who exercise their appraisal rights under Delaware law; and

•	partnerships or other entities treated as partnerships for U.S. federal income tax purposes and partners in such partnerships.

For purposes of this discussion, U.S. Holder means (i) a citizen or individual resident of the U.S. for U.S. federal income tax purposes, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia, (iii) a trust if either (x) the trust is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (y) the trust has elected to be treated as a U.S. Person and (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.

Tax Consequences of the Merger

For U.S. federal income tax purposes, the Merger will be treated as a taxable sale of the Common Stock by our stockholders. U.S. Holders that receive cash pursuant to the Merger will recognize capital gain or loss as a result of the Merger in an amount equal to the difference between (i) their amount realized, which will equal the cash they receive in exchange for their Common Stock, and (ii) the U.S. Holder’s adjusted tax basis allocated to such stock. Gain or loss will be long-term capital gain or loss if at the time of the deemed sale the U.S. Holder had held its Common Stock for more than one year. Gain or loss recognized on a sale of the Common Stock must generally be determined separately for each block of Common Stock (i.e., stock acquired at the same cost in a single transaction).

Certain non-corporate holders of shares of Common Stock may be subject to information reporting and backup withholding, at applicable rates (currently 28%), on cash payments received pursuant to the Merger. Backup withholding will not apply, however, to a holder who furnishes a correct taxpayer identification number and certifies that the holder is not subject to backup withholding on IRS Form W-9 and otherwise complies with applicable backup withholding tax rules. If a holder does not provide its correct taxpayer identification number or fails to provide the certification described above, the IRS may impose a penalty on the holder, and amounts received by the holder pursuant to the Merger may be subject to backup withholding. Amounts withheld, if any, under the backup withholding rules are generally not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided that the holder furnishes the required information to the IRS.

THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. THIS DISCUSSION DOES NOT ADDRESS EVERY U.S. FEDERAL INCOME TAX CONCERN WHICH MAY BE APPLICABLE TO A PARTICULAR HOLDER OF OUR COMMON STOCK. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, OF THE DISPOSITION OF OUR COMMON STOCK PURSUANT TO THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

Regulatory Approvals

HSR Act Approval

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Merger cannot be completed until the expiration of a 30-day waiting period following the filing of notification and report forms with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) under the HSR Act by the Company and Eurex, unless a request for additional information and documentary material is received from the FTC or the Antitrust Division or unless early termination of the waiting period is granted. The parties filed their respective notification and report forms with the FTC and the Antitrust Division under the HSR Act on May 14, 2007. Early termination of the waiting period under the HSR Act was granted on May 25, 2007.

Even after the expiration of the statutory waiting period described above and any time before or after the effective time of the Merger, either the FTC or the Antitrust Division could challenge, seek to block or block the Merger under antitrust laws as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Merger, before or after it is completed.

The Company cannot be sure that such a challenge to the Merger on antitrust grounds will not be made or that, if a challenge is made, the Company and Eurex will prevail. Similarly, there can be no assurance that the expiration of the waiting period under the HSR Act will not involve the imposition of conditions to the completion of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date or at all.

SEC Approval

ISE, LLC, a wholly-owned subsidiary of the Company, is registered as a national securities exchange under the Exchange Act, and as a result both ISE, LLC and the Company are regulated by the SEC. Due to certain ownership and voting restrictions contained in the Company’s certificate of incorporation that would otherwise prohibit the Merger, the Board of Directors and the ISE LLC Board have approved an amendment to the Company’s bylaws (as permitted by the Company’s certificate of incorporation) waiving these ownership and voting restrictions in favor of Eurex, in order to permit consummation of the Merger, subject to the filing by ISE, LLC of a proposed rule change with the SEC pursuant to Section 19(b) of the Exchange Act seeking the SEC’s approval of the waiver of these ownership and voting restrictions, as well as certain elements of the proposed ownership and operations of ISE, LLC following the effective time of Merger.

In contemplation of the need to obtain such approval from the SEC, prior to the execution of the Merger Agreement, representatives of the Company and legal advisors of Eurex held a series of discussions with representatives of the SEC staff in order to gain some understanding of the legal requirements that the SEC would apply in considering whether to grant such approval. Based on these discussions, Eurex and the Company anticipate that the SEC will request certain amendments to the certificate of incorporation and bylaws of the Company, as well as corporate resolutions from the applicable parent companies, to ensure that the Company will be subject to oversight by the SEC following the effective time of the Merger, with respect to, among other things, (i) ownership and voting restrictions, (ii) jurisdiction over applicable parent companies and persons involved in the activities of ISE, LLC, (iii) access to books and records of applicable parent companies and persons involved in and relating to the activities of ISE, LLC, (iv) compliance with the federal securities laws and cooperation with the SEC and with ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC, (v) due regard to the preservation of the independence of the self-regulatory function of ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC, (vi) protection of confidential information pertaining to the self-regulatory function of ISE, LLC by applicable parent companies and persons involved in the activities of ISE, LLC and (vii) consideration by board members of applicable parent companies of the effect of actions of such parent companies on the ability of ISE, LLC to comply with certain requirements applicable to national securities exchanges. The scope and terms of the jurisdiction and control provisions have not fully been determined. Based on these discussions with the SEC staff, the Company and Eurex determined that they had a sufficient understanding of the general parameters of the regulatory framework that would permit an acquisition by Eurex of the Company in order to permit them to proceed with the negotiation and execution of the Merger Agreement. It should be noted, however, that because the views of the SEC staff are not necessarily those of the SEC, there can be no assurance that the SEC will agree with these general parameters.

Each of Eurex and the Company has agreed to use its reasonable best efforts to obtain the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger.

There can be no assurance that the SEC will approve the rule filings necessary to implement the Merger. Similarly, there can be no assurance that the granting of the requisite approval by the SEC will not involve the imposition of conditions to the completion of the Merger or require changes to the terms of the Merger. These conditions or changes could result in the conditions to the Merger not being satisfied prior to the termination date or at all.

General

Other than as described above, neither we nor Eurex is aware of any other regulatory requirements or governmental approvals or actions that may be required to consummate the Merger, except for compliance with the applicable regulations of the SEC in connection with this proxy statement. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the acquisition.

THE MERGER AGREEMENT

This section of this proxy statement describes the material provisions of the Merger Agreement. We urge you to read the full text of the Merger Agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference, because it is the legal document that governs the Merger and has been included in this proxy statement to provide you with information regarding its terms. Other factual information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find Additional Information” below.

The Merger

The Merger Agreement provides for the Merger upon the terms, and subject to the conditions, of the Merger Agreement. The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time, if agreed upon by the parties and specified in the certificate of merger). We expect to complete the Merger as promptly as practicable after our stockholders adopt the Merger Agreement and the other conditions to closing have been satisfied (particularly, receipt of the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger).

As the surviving corporation, the Company will continue to exist following the Merger. At the effective time of the Merger, the Company’s certificate of incorporation will be amended and restated with such terms as shall be agreed by Eurex and approved by the SEC and, as so amended and restated, will be the certificate of incorporation of the surviving corporation until amended thereafter in accordance with applicable law. The bylaws of Merger Sub will become the Company’s bylaws (except that all references to Merger Sub in the bylaws of the surviving corporation will be changed to refer to the Company), until amended thereafter in accordance with applicable law. Upon consummation of the Merger, the directors and officers of Merger Sub immediately prior to the effective time will be the directors and officers of the surviving corporation. All officers and directors of the surviving corporation will hold their positions until death, permanent disability, resignation or removal or until their successors are duly elected and qualified.

The Company or Eurex may terminate the Merger Agreement prior to the consummation of the Merger in certain circumstances, whether before or after the approval of the Merger Agreement by stockholders. Additional details on termination of the Merger Agreement are described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page 62.

Merger Consideration

Each share of Common Stock issued and outstanding immediately before the Merger will be converted into the right to receive $67.50 in cash, without interest and less any applicable withholding taxes, other than:

•

shares of Common Stock held in treasury by the Company or owned by Eurex, Merger Sub or any wholly-owned subsidiary of Eurex, Merger Sub or the Company, which will be cancelled without conversion or payment; and

•	shares of Common Stock held by holders who have properly demanded and perfected, and have not timely withdrawn, demand for their appraisal rights with respect to such shares.

After the Merger is effective, each holder of a certificate representing any shares of Common Stock or holder of shares of Common Stock in uncertificated form (other than shares for which appraisal rights have been properly demanded and perfected) will no longer have any rights with respect to the shares, except for the right to receive the Merger Consideration. See “Rights of Appraisal” beginning on page 69.

Treatment of Stock Options and Other Equity-Based Awards

Immediately prior to the effective time of the Merger, all outstanding options to purchase shares of Common Stock will become vested and exercisable in full. At the effective time of the Merger, each outstanding stock option will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to (A) the amount, if any, by which the Merger Consideration of $67.50 exceeds the applicable per share exercise price of such option, multiplied by (B) the number of shares of Common Stock issuable upon the exercise of such option in full (to the extent it has not already been exercised) (with the aggregate amount of such payment rounded to the nearest cent), less any applicable withholding taxes.

At the effective time of the Merger, each share of restricted stock and all other outstanding equity-based awards (including restricted stock units), whether vested or unvested, will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to (A) $67.50 (or, if the restricted stock or equity-based awards, as applicable, provide for payments to the extent the value of the shares exceed a specified reference price, the amount, if any, by which $67.50 exceeds such reference price) multiplied by (B) the number of shares of restricted stock or the number of shares of Common Stock underlying the equity-based awards, as applicable, less any applicable withholding taxes.

Pursuant to the Merger Agreement, we suspended the International Securities Exchange, Inc. Stock Purchase Plan (the “SPP”) and no additional contributions have been accepted for the purchase shares of Common Stock under the SPP after April 30, 2007. Accumulated contributions in the SPP will be applied to the purchase of Common Stock in accordance with the terms of the SPP (subject to a participant’s right to withdraw in accordance with the terms of the SPP), and following the purchase of shares of Common Stock, any remaining balances under the SPP will be returned to participants. Upon the closing of the Merger, the SPP will terminate.

Payment for the Shares

Eurex will designate a paying agent, that is reasonably satisfactory to the Company, to make payment of the Merger Consideration as described above. Immediately following the effective time of the Merger, Eurex must deposit, or must cause to be deposited, for the benefit of the Company, with the paying agent the funds sufficient to pay the Merger Consideration to the stockholders entitled to receive such consideration (other than shares held by holders who have properly demanded and perfected, and have not timely withdrawn, demand for their appraisal rights with respect to such shares).

Upon the consummation of the Merger and the settlement of transfers that occurred prior to the effective time, there will be no further transfer of shares of Common Stock.

As promptly as reasonably practicable after the effective time, Eurex will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the Merger Consideration. The paying agent will pay your Merger Consideration to you after you have (i) surrendered your certificates to the paying agent and (ii) provided to the paying agent your duly completed and executed letter of transmittal and any other documents as may be reasonably required by the letter of transmittal. Interest will not be paid or accrue in respect of the Merger Consideration. The surviving corporation will reduce the amount of any Merger Consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within six months following the effective time of the Merger, that cash will be returned to Eurex, and any holders of shares who have not complied with the exchange procedures thereafter may look only to Eurex for payment of their claim for the Merger Consideration, without any interest thereon. Any portion of the cash deposited with the paying agent remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity will become the property of Eurex.

If the paying agent is to pay some or all of your Merger Consideration to a person other than you, as the record owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the paying agent or surviving corporation, post a bond in an amount that the surviving corporation or the paying agent reasonably directs as indemnity against any claim that may be made against the surviving corporation in respect of the missing certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties made by the Company to Eurex and Merger Sub and representations and warranties made by Eurex and Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important qualifications and limitations agreed by the parties in connection with negotiating its terms. Moreover, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. For the foregoing reasons, although the Merger Agreement is the legal document that governs the terms of the Merger and has been included in this proxy statement to provide you with information regarding its terms, you should not rely on the representations and warranties contained in the Merger Agreement as statements of any other factual information.

In the Merger Agreement, the Company made representations and warranties relating to, among other things:

•	Organization and good standing;

•	Capitalization;

•	Authority and enforceability;

•	No conflict; authorizations;

•	SEC filings; financial statements;

•	No undisclosed liabilities;

•	Taxes;

•	Compliance with law;

•	Authorizations;

•	Real property;

•	Intellectual property;

•	Absence of certain changes or events;

•	Contracts;

•	Litigation;

•	Employee benefits and labor matters;

•	Environmental;

•	Certain business relationships with affiliates;

•	Insurance;

•	Books and records;

•	Opinions of financial advisors;

•	Brokers or finders;

•	Registration as an exchange;

•	Takeover statutes; no restrictions on the Merger;

•	Completeness of disclosure; and

•	No other representations or warranties.

In the Merger Agreement, Eurex and Merger Sub also made representations and warranties relating to, among other things:

•	Organization and good standing;

•	Authority and enforceability;

•	No conflicts; authorizations;

•	Availability of funds;

•	Brokers or finders;

•	Ownership of the Common Stock;

•	Information supplied;

•	Ownership and operations of Merger Sub; and

•	Legal proceedings.

Many of the Company’s representations and warranties are not breached unless the breach would, individually or in the aggregate, reasonably be expected to have a “Company material adverse effect.” For purposes of the Merger Agreement, “Company material adverse effect” means any state of facts, development, event, circumstance, condition, occurrence or effect which, individually or taken collectively with all other such matters, (a) is materially adverse to the financial condition, business operations or results of operations of the Company and its subsidiaries taken as a whole, (b) materially impairs the abilities of the Company to perform its material obligations under the Merger Agreement or (c) materially delays the consummation of the Merger. None of the following will be taken into account in determining whether a Company material adverse effect has occurred or is likely or expected to occur:

•

changes in general economic conditions of the U.S. or the regions in which the Company conducts its principal operations, or in the securities or capital markets, that do not materially disproportionately affect in any material respect the Company and its subsidiaries, taken as a whole;

•

changes in legal or regulatory requirements or GAAP that, in each case, generally affect the industry in which the Company and its subsidiaries conduct business, but do not materially disproportionately affect the Company and its subsidiaries, taken as a whole;

•	the execution or public announcement of the Merger Agreement and the Merger;

•	the initiation of any litigation by any Company stockholder relating to the Merger or the Merger Agreement; or

•	any decline in the market price, or change in trading volume, of the Common Stock or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may be taken into consideration in otherwise determining whether a Company material adverse effect has occurred.

Conduct of Business Pending the Merger

We have agreed in the Merger Agreement that, during the period from April 30, 2007 until the effective time of the Merger, unless Eurex otherwise consents (which consent will not be unreasonably withheld, delayed or conditioned), the Company will and will cause its subsidiaries to (i) conduct its business in the ordinary course in conformity with past practice and (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, its customer, supplier and provider of order flow relationships and its goodwill.

The Company has also agreed that, during the period from April 30, 2007 until the effective time of the Merger, unless Eurex otherwise consents (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not, and will not permit any of its subsidiaries to, do any of the following:

•

(i) issue, sell or grant, or authorize for issuance, sale or grant, any shares of its capital stock, any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock (other than pursuant to the exercise of Company stock options, Company awards or pursuant to the Company stock purchase plan existing on April 30, 2007) or (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock (except pursuant to written commitments in effect on April 30, 2007);

•

except for the declaration of a regular quarterly dividend of $.05 per share in conformity with past practice, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock;

•	enter into any agreement with respect to the voting of its capital stock;

•

(i) incur, assume or guarantee any indebtedness in excess of $1.5 million in the aggregate outstanding at any time (other than borrowings under the Company’s existing credit line), (ii) make any loans, advances or capital contributions to, or investments in, any individual, corporation, general or limited partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of a governmental entity or any other entity or body other than the Company or any of its subsidiaries in excess of $1.5 million in the aggregate or (iii) repurchase or prepay any indebtedness in excess of $1.5 million in the aggregate (except as required by the terms of such indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business);

•

sell, transfer or encumber any of its properties or assets that are material to the Company and its subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business, (ii) pursuant to contracts in force on April 30, 2007 or, to the extent permitted by the Merger Agreement, contracts entered into after April 30, 2007, (iii) dispositions of obsolete or worthless assets, or (iv) transfers among the Company and its subsidiaries;

•	make any individual capital expenditure in excess of $1.5 million;

•

make any acquisition of the stock or assets of any individual, corporation, general or limited partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of a governmental entity or any other entity or body (including by merger, consolidation, recapitalization or other similar transaction) for a purchase price in the case of any such acquisition in excess of $1.5 million;

•	except as otherwise contemplated by the Merger Agreement, or except to the extent required under the express terms of any Company plan, or as otherwise required by applicable law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any directors, officers, employees, independent contractors or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (ii) grant any severance or termination pay not provided for by any Company plan, (iii) enter into any employment, change in control, consulting or severance agreement or arrangement with any of its present or former directors, officers, consultants, independent contractors or other employees (other than with respect to newly hired employees who are not hired as officers or directors), (iv) establish, adopt, enter into or amend in any material respect or terminate any Company plan except as reasonably determined by the Company to be required to comply with applicable law, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any contract or Company plan, or (vi) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any contract, any Company stock plan, Company stock purchase plan, or Company plan;

•	make or change any material election concerning taxes or settle or compromise any material tax liability;

•	make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable law;

•

amend the Company’s certificate of incorporation or bylaws or amend any certificate of incorporation, articles of incorporation, bylaws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents (in each case, as amended) of any subsidiary;

•	adopt a plan or agreement of complete or partial liquidation or dissolution;

•	adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary of the Company;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	enter into any new line of business that is material to the Company and the subsidiaries of the Company, taken as a whole;

•

other than in the ordinary course of business consistent with past practice or other than as permitted by the Merger Agreement, (i) amend, modify or terminate, or waive, release or assign any rights under, any material contract or (ii) enter into any contract that, if entered into prior to April 30, 2007, would have been a material contract;

•

file with the SEC any proposed rule change, or submit drafts of any proposed rule change, required for SEC approval pursuant to Section 19(b) of the Exchange Act to change any of its rules or regulations, unless it shall simultaneously provide a written copy of such proposed rule change to Eurex; or

•	agree to take any of the above actions.

Director Resignations

All members of (i) the Board of Directors, (ii) the Board of Directors serving on the ISE LLC Board and (iii) the boards of directors of each of the subsidiaries of the Company (other than ISE, LLC) will submit their resignations on the closing date of the Merger.

Restrictions on Solicitations of Other Offers

The Company may not initiate, solicit, encourage or seek, directly or indirectly, any offer or proposal with respect to various types of business combination transactions relating to 25% or more of the Common Stock or assets of the Company or any of its subsidiaries (which business or assets represent 25% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole) (“Third Party Proposal”), including by engaging in negotiations or discussions, furnishing information, entering into any contractual arrangements, or releasing any third party from or failing to enforce any confidentiality or standstill agreement.

Upon signing the Merger Agreement, the Company had to immediately cease all existing activities, discussions or negotiations with any third parties with respect to any Third Party Proposal. However, prior to the adoption of the Merger Agreement by the Company stockholders, the Company may furnish information to, and enter into discussions or negotiations with, a person who has made an unsolicited written bona fide Third Party Proposal if the Board of Directors:

•	reasonably concludes that such Third Party Proposal constitutes, or may reasonably be expected to lead to, a “superior proposal”;

•

reasonably concludes (after receiving advice from its outside legal counsel) that furnishing such information or entering into such discussions is necessary in order for the Board of Directors to comply with its fiduciary obligations;

•	provides written notice to Eurex of its intent to furnish information or enter into such discussions at least three business days prior to taking any such action; and

•	enters into a confidentiality agreement on terms no less favorable to the Company than those in the confidentiality agreement with Eurex.

A “superior proposal” means an unsolicited written bona fide Third Party Proposal relating to more than 50% of the Common Stock or assets of the Company or any of its subsidiaries (which business or assets represent 50% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, taken as a whole) that the Board of Directors determines, in its good faith judgment (after considering advice of a financial advisor of nationally recognized reputation and its outside counsel), to be more favorable to the Company stockholders, taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, such Third Party Proposal, than the terms of the Merger and with committed financing.

The Company may not enter into any letter of intent, merger, acquisition or similar agreement with respect to any Third Party Proposal; except that the Company may enter into such an agreement with respect to a superior proposal if the Company terminates the Merger Agreement (and pays Eurex the termination fee) and all of the following conditions are satisfied:

•	the special meeting has not occurred;

•

the Company provides at least three business days’ prior written notice to Eurex stating that it has concluded in good faith (after receiving the advice of its outside legal counsel and its financial advisor) that (A) such Third Party Proposal constitutes a superior proposal and (B) entering into such agreement is necessary in order for the Board of Directors to comply with its fiduciary obligations;

•

Eurex has not made, within the three business day notice period discussed above, an offer that the Board of Directors determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) is at least as favorable to the stockholders as such superior proposal; and

•	the Company has not breached any of the provisions described under “Restrictions on Solicitations of Other Offers” in any material respect.

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

The Board of Directors will only be permitted to withhold, withdraw, amend, modify or change its recommendation in favor of adoption by stockholders of the Merger Agreement if:

•	the special meeting has not occurred;

•

the Company provides at least three business days’ prior written notice to Eurex stating that it has concluded in good faith, after receiving the advice of its outside legal counsel, that effecting a change of recommendation is necessary in order for the Board of Directors to comply with its fiduciary obligations to the stockholders and the reasons for effecting such a change (including, if the reason for the change of recommendation is a superior proposal, the terms and conditions of such superior proposal and the identity of the person making such superior proposal);

•

Eurex has not made, within the three business day notice period discussed above, an offer that the Board of Directors determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) enables the Board of Directors to withdraw the change of recommendation or, if the reason for the change of recommendation is a superior proposal, is at least as favorable to the Company stockholders as such superior proposal; and

•	the Company has not breached any of the provisions described under “Restrictions on Solicitations of Other Offers” in any material respect.

Special Meeting and Proxy Statement

The Company has agreed to as promptly as practicable after the signing of the Merger Agreement to (i) call and hold a special meeting to vote on the adoption of the Merger Agreement, (ii) solicit the stockholders’ approval of the adoption of the Merger Agreement and (ii) prepare and file with the SEC a proxy statement relating to the special meeting, which shall include the Board of Directors’ recommendation that the stockholders vote in favor of adopting the Merger Agreement (subject to the Board of Directors’ right to change its recommendation as described above under “The Merger Agreement – Recommendation Withdrawal/Termination in Connection with a Superior Proposal” beginning on page 58).

Employee Benefits

For at least 18 months after the completion of the Merger, Eurex has agreed to provide, or cause the surviving corporation to provide, for the benefit of current employees of the Company and any of its subsidiaries who become employees of the surviving corporation or any of its subsidiaries (“Transitioned Employees”), while employed by the surviving corporation or any of its subsidiaries after the closing date of the Merger:

•	salary that is at least as favorable as the salary provided to Transitioned Employees immediately before the completion of the Merger;

•

bonus and long-term incentive opportunities that, in the aggregate, are substantially comparable to the bonus and long-term incentive opportunities provided to Transitioned Employees immediately before the completion of the Merger and consistent with past practice; and

•	welfare and retirement benefits that are, in the aggregate, substantially comparable to those provided to Transitioned Employees immediately before the completion of the Merger.

Eurex, the surviving corporation and their affiliates will also credit and recognize the services of the Transitioned Employees for purposes of eligibility and vesting (but not benefit accrual) under any of their benefit or compensation plans or arrangements. Each Transitioned Employee’s years of service with the Company and any its subsidiaries will be recognized for all general employment purposes, including seniority, and calculating vacation, severance, retention, sick pay and personal time. In addition, Eurex will (a) generally waive certain participation and coverage limitations under its group health or welfare plans, and (b) generally provide each Transitioned Employee with credit for any deductible, co-payment and out-of-pocket limits under its group health plans if paid by the Transitioned Employee prior to the Merger.

We will establish and adopt a Retention Program, the terms of which will be effective as of the effective date of the Merger, which will provide certain retention and/or severance benefits to employees. Eurex will assume and honor or cause the surviving corporation and its subsidiaries to honor the Retention Program. The Retention Program will be established for the benefit of all full time employees of ISE, LLC employed on April 30, 2007, other than David Krell. The Retention Program will provide for a retention benefit payable upon the third anniversary of the closing date of the Merger and for a severance benefit equal to the retention benefit (or a portion thereof) if an eligible employee is terminated without “cause,” (as defined under the Retention Program) prior to the third anniversary of the closing date of the Merger. In the event of a subsequent change in control of ISE, LLC, Eurex or the surviving corporation prior to the third anniversary of the closing date of the Merger, the full retention benefit payable under the Retention Program will be paid to eligible employees. Any amounts otherwise payable under the Retention Program due to an eligible employee’s severance will be reduced by any amounts payable to the eligible employee under his Executive Employment Agreement or our pre-existing Change of Control Severance Plan (which provides for severance benefits if we terminate a covered employee’s employment without cause or the covered employee terminates his employment for good reason during the period commencing on April 30, 2007 and ending on the second anniversary of the date stockholder approval of the Merger is obtained), if applicable.

We have agreed that David Krell will not be covered by the Retention Program and that he will negotiate a separate individual retention/severance agreement with Eurex.

Employees who have outstanding options under the PSP will be required to exercise those options no later than August 31, 2007 (except that holders of options under the PSP that vest during 2007 may not be forced to exercise such options prior to December 1, 2007).

Indemnification and Insurance

After the effective time of the Merger, the Company’s past and current directors and officers will continue to be indemnified against losses relating to acts or omissions occurring at or prior to the effective time to the same extent such persons are presently entitled to be indemnified or have the right to advancement of expenses by the Company.

In general, Eurex must maintain the current directors’ and officers’ liability insurance policies maintained by the Company with respect to acts or omissions occurring at or prior to the consummation of the Merger, covering each person currently covered by the Company’s insurance policy, for a period of six years after the effective time of the Merger and for so long thereafter as any claims are being adjudicated. However, if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the company for such insurance as of April 30, 2007, Eurex shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate; provided, that the Company may elect to purchase prior to the effective time of the Merger, in lieu of the foregoing insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program to be in effect until the end of such six-year period (and for so long thereafter as any claims thereunder are being adjudicated) with respect to acts or omissions occurring at or prior to the effective time of the Merger (such coverage to be on terms and conditions that are no less favorable to the covered directors and officers than such coverage existing on April 30, 2007).

Deutsche Börse has provided the Company with written assurance that it will cause the Company to maintain sufficient liquidity to punctually meet its indemnification obligations under the Merger Agreement or otherwise make available to the Company sufficient liquidity to enable the Company to meet such obligations in full as they become due.

Regulatory Approvals

HSR Act Approval

Under the Merger Agreement, each of Eurex and the Company has agreed to use its reasonable best efforts to obtain clearance, and eliminate any impediment, under the HSR Act with respect to the Merger, including, in the case of Eurex, by taking all actions as may be required to avoid entry of any injunction or other order which would prevent or delay the Merger; provided, that Eurex will not be required to enter into any structural or conduct remedy with respect to any material portion of its business, product lines or assets.

SEC Approval

Each of Eurex and the Company has agreed to use its reasonable best efforts to obtain the SEC’s approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger. However, Eurex will not be required to, nor is the Company or any of the Company’s subsidiaries permitted to, take any action or accept any condition that is inconsistent in any material respect with the current understanding of the Company and Eurex of the general parameters of the regulatory framework that would permit an acquisition by Eurex of the Company. Furthermore, Eurex will not be required to, nor is the Company or the Company’s subsidiaries permitted to, take any other action or accept any other condition necessary to obtain the required approval from the SEC if such action or condition would result in a material reduction of the benefits of the Merger to Eurex.

Efforts to Complete the Merger; Further Assurances

Subject to the terms and conditions set forth in the Merger Agreement, each of the parties has agreed to execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions of the Merger Agreement and consummate and make effective the transactions provided for in the Merger Agreement. Each of Eurex, Merger Sub and the Company has agreed not take any action that would reasonably be expected to prevent the consummation of the Merger.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the affirmative vote of holders of a majority of outstanding shares of Common Stock entitled to vote to adopt the Merger Agreement;

•	the waiting period applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act must have expired or been terminated;

•	the absence of any restraining order, injunction or other order preventing the consummation of the Merger and of any law that makes the consummation of the Merger illegal; and

•

the receipt of SEC approval of a proposed rule change under Section 19(b) of the Exchange Act regarding certain elements of the proposed organization and operations of ISE, LLC following the effective time of the Merger.

Conditions to Eurex’s and Merger Sub’s Obligations. The obligations of Eurex and Merger Sub to complete the Merger and other transactions contemplated in the Merger Agreement are subject to the satisfaction or waiver in writing by Eurex of the following conditions:

•

the representations and warranties of the Company must be true and correct, except where the failure of representations or warranties to be true and correct would not, in the aggregate, reasonably be expected to have a Company material adverse effect;

•	the Company must have performed in all material respects all obligations required by the Merger Agreement to be performed at or prior to the closing date;

•	since the date of the Merger Agreement, there must not have been any event, occurrence or change that would reasonably be expected to have a Company material adverse effect; and

•

there must not be any pending litigation brought by a governmental authority seeking to prevent the Merger or obtain material damages or impose material limitations on Eurex’s post-closing ownership or operation of the Company.

Conditions to the Company’s Obligations. The Company’s obligation to complete the Merger is subject to the satisfaction or waiver in writing by the Company of the following further conditions:

•

the representations and warranties of Eurex and Merger Sub must be true and correct, except where the failure of any such representation or warranty to be true and correct would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of Eurex or Merger Sub to perform its obligations under the Merger Agreement and prevent or materially delay the consummation of the Merger; and

•	Eurex and Merger Sub must have performed in all material respects all obligations required by the Merger Agreement to be performed at or prior to the closing date.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Eurex and the Company; or

•	by either the Company or Eurex, if:

•	any order or other action by any governmental authority restraining, enjoining or prohibiting the Merger has become final and non-appealable;

•	the Merger is not consummated on or before April 30, 2008; or

•	stockholder approval is not obtained at the special meeting or any postponement or adjournment thereof; or

•	by Eurex if:

•	the Company has breached any of its representations, warranties, covenants or agreements and such breach is not curable or, if curable, is not cured within 60 days of notice of such breach; or

•

the Board of Directors (i) fails to call the special meeting, (ii) fails to include in the proxy statement the recommendation of the Board of Directors in favor of the Merger, (iii) withdraws or modifies in a manner adverse to Eurex its recommendation of the Merger, (iv) approves or endorses a Third Party Proposal or enters into an agreement with respect to a Third Party Proposal or (v) agrees or proposes publicly to take any such actions in response to a Third Party Proposal; or

•	by the Company if:

•	Eurex has breached any of its representations, warranties, covenants or agreements and such breach is not curable or, if curable, is not cured within 60 days of notice of such breach; or

•

prior to receipt of stockholder approval, the Company concurrently (i) enters into a definitive acquisition agreement providing for a superior proposal and (ii) pays the termination fee of $84,549,193 to Eurex.

Termination Fee

A termination fee of $84,549,193 is payable by the Company to Eurex if:

•

the Company terminates the Merger Agreement, prior to the stockholders’ approval of it and the Merger, and concurrently enters into a definitive acquisition agreement providing for a superior proposal;

•	Eurex terminates the Merger Agreement because the Board of Directors:

•	fails to call the special meeting;

•	fails to include in the proxy statement the recommendation of the Board of Directors in favor of the Merger;

•	withdraws or modifies in a manner adverse to Eurex its recommendation of the Merger;

•	approves or endorses a Third Party Proposal or enters into an agreement with respect to a Third Party Proposal; or

•	agrees or proposes publicly to take any such actions in response to a Third Party Proposal; and

•

a “qualified third party proposal” has been made or publicly announced prior to the termination and, within 12 months following such termination, the Company enters into a definitive agreement for or consummates any “qualified acquisition transaction” and the Merger Agreement is terminated for any of the following reasons:

•	the Merger is not consummated on or before April 30, 2008;

•	stockholder approval is not obtained at the special meeting or any postponement or adjournment thereof; or

•

Eurex terminates the Merger Agreement because the Company has breached any of its representations, warranties, covenants or agreements and such breach is not curable or, if curable, is not cured within 60 days after written notice of such breach to the Company by Eurex.

In each of the above cases, the termination fee will be paid contemporaneously with the consummation of the “qualified acquisition transaction.” For this purpose, “qualified third party proposals” and “qualified acquisition transactions” refer generally to any Third Party Proposal with respect to a proposed or potential business combination transaction relating to more than 50% of the Common Stock or assets of the Company.

In the event that the Company fails to pay the termination fee when due, the Company will also pay the costs and expenses of Eurex or Merger Sub in connection with a legal action to enforce the Merger Agreement, together with interest on such termination fee, commencing on the date that such termination fee became due, at a rate equal to the prime rate quoted in The Wall Street Journal on the date that such termination fee became due.

Amendment, Extension and Waiver

The parties may amend or waive provisions of the Merger Agreement at any time prior to the consummation of the Merger, except that, after the approval of the Merger Agreement by the stockholders of the Company, no amendment or waiver that, by law, requires further approval by such stockholders may be made without further stockholder approval. No provision of the Merger Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the Merger Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

Failure or delay by any party in exercising any right or privilege under the Merger Agreement will not operate as a waiver of those rights or privileges, nor will any single or partial exercise of any such rights or privileges preclude the exercise of any other right, power or privilege.

To the extent permitted by law, (i) no waiver that may be given by a party will be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by, and shall be interpreted and enforced in accordance with, the laws of the State of Delaware. Each of the parties has irrevocably and unconditionally agreed to be subject to the jurisdiction of the courts of the State of Delaware and to bring all actions and proceedings arising out of or relating to the Merger Agreement in the courts of the State of Delaware.

MARKET PRICE OF COMMON STOCK

Our Common Stock began trading on the NYSE under the symbol “ISE” on March 9, 2005. The following table sets forth the high and low sales prices per share of Common Stock on the NYSE for the periods indicated.

Market Information

	High Price	Low Price
Period
2005
1st Quarter (since March 9, 2005)	$31.69	$25.31
2nd Quarter	$28.24	$19.71
3rd Quarter	$26.00	$20.55
4th Quarter	$33.44	$21.63

Period
2006
1st Quarter	$52.86	$27.32
2nd Quarter	$46.43	$33.33
3rd Quarter	$48.48	$35.13
4th Quarter	$57.44	$45.00

Period
2007
1st Quarter	$49.26	$48.53
2nd Quarter (through June 28, 2007)	$67.96	$45.43

The closing sale price of our Common Stock on the NYSE on April 27, 2007, which was the last public trading date before the rumor of the possible business transaction was publicly reported by The Wall Street Journal Online, was $45.72 per share. On June 28, 2007, the last trading day before the date of this proxy statement, the closing price for our Common Stock on the NYSE was $65.45 per share. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares.

As of June 28, 2007, there were approximately 41 record holders of shares of Common Stock.

Prior to the consummation of the Merger, the Company is restricted by the Merger Agreement in its ability to declare and pay dividends, other than to pursue its regular policy of paying a $.05 quarterly dividend in conformity with past practice; provided, however, the level of future dividends will be determined by the Board of Directors in light of earnings from operations, capital requirements and the financial condition of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of June 15, 2007 (except as noted below) by (i) each of our executive officers, (ii) each director and (iii) all directors and executive officers as a group. The number of shares of Common Stock beneficially owned by each person or entity is determined in accordance with the applicable rules of the SEC, and includes voting or investment power with respect to shares of Common Stock. The information is not necessarily indicative of beneficial ownership for any other purpose. Shares of Common Stock issuable under stock options that are exercisable currently or within 60 days of June 15, 2007 or that may be delivered upon vesting of restricted stock units currently or within 60 days of June 15, 2007 are deemed beneficially owned for computing the percentage ownership of the person holding the stock options or restricted stock units, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under community property laws. The inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares.

Name(1)	# of Shares	%
David Krell (2)	1,383,525	3.56
Gary Katz (3)	1,065,075	2.74
Bruce Cooperman (4)	97,852	*
Daniel P. Friel (5)	129,901	*
Michael J. Simon (6)	141,344	*
Frank J. Jones, Ph.D. (7)	18,537	*
John F. Marshall, Ph.D. (8)	35,122	*
Barbara B. Diamond (9)	6,834	*
Sarah A. Miller (10)	13,604	*
Carleton Day Pearl (11)	14,300	*
Richard Schmalensee, Ph.D. (12)	14,934	*
Joseph B. Stefanelli	—	—
Kenneth A. Vecchione	—	—
All executive officers and directors as a group (16 persons) (13)	3,046,893	7.83

*	Less than 1%.
(1)	The address for all persons listed in the table is International Securities Exchange Holdings, Inc., 60 Broad Street, New York, New York 10004.
(2)	Includes 1,054,863 shares of Common Stock issuable upon exercise of options held by Krell Associates Family Limited Partnership that are exercisable within 60 days of June 15, 2007 and 43,393 shares of Common Stock held jointly by David Krell and Barbara Krell, David Krell’s wife, with respect to which they share voting and dispositive power. Also includes 56,368 shares of Common Stock issuable upon exercise of options held by David Krell that are exercisable within 60 days of June 15, 2007. Excludes 68,895 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.
(3)	Includes 866,577 shares of Common Stock issuable upon exercise of options held by Katz & Associates, L.P. that are exercisable within 60 days of June 15, 2007 and 32,023 shares of Common Stock held by Katz & Associates, L.P. Also includes 45,631 shares of Common Stock issuable upon exercise of options held by Gary Katz that are exercisable within 60 days of June 15, 2007. Excludes 55,773 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.
(4)	Includes 70,334 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Excludes 16,732 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.

(5)	Includes 1,270 shares of Common Stock held by Margaret Friel, Daniel P. Friel’s wife, for which Daniel P. Friel disclaims beneficial ownership. Also includes 92,621 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Excludes 20,341 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.
(6)	Includes 400 shares of Common Stock held by Phyllis Simon, Michael J. Simon’s wife, 250 shares held by each of Daniel J. Simon, Rachel M. Simon, and Jacob B. Simon, Michael J. Simon’s children, for which Michael J. Simon disclaims beneficial ownership. Also includes 104,671 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Excludes 22,965 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.
(7)	Includes 9,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Also includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Dr. Jones ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders.
(8)	Includes 9,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Also includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Dr. Marshall ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders. Also includes 16,300 shares of Common Stock held by Marshall, Tucker & Associates LLC, for which John F. Marshall, Ph.D. is the Senior Managing Member.
(9)	Includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Ms. Diamond ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders.
(10)	Includes 1,270 shares of Common Stock held by Michael J. King, Sarah A. Miller’s husband, for which Sarah A. Miller disclaims beneficial ownership, and 9,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Also includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Ms. Miller ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders.
(11)	Includes 9,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Also includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Mr. Pearl ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders.
(12)	Includes 9,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Also includes 1,134 deferred restricted stock units which are fully vested on the grant date, but which will be delivered on the first anniversary of the date Mr. Stefanelli ceases to be a director or, if earlier, upon the approval of the Merger Agreement by Company stockholders.
(13)	Includes executive officers from ISE, LLC. Includes 6,804 deferred restricted stock units granted to our non-management directors. Also includes 2,422,073 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of June 15, 2007. Excludes 222,066 shares of Common Stock issuable upon exercise of options that are not exercisable within 60 days of June 15, 2007.

Beneficial Owners of more than Five Percent

The following table sets forth certain information with respect to persons who are believed by us to beneficially own more than 5% of our outstanding Common Stock as of June 15, 2007 unless otherwise indicated. Except as otherwise indicated, the number of shares of Common Stock beneficially owned is taken from the most recent Schedule 13G filed with the SEC on behalf of such persons as of June 15, 2007. Except as otherwise indicated, the reporting persons have stated that they possess sole voting and sole dispositive power over the entire number of shares reported.

Name	# of Shares	%(1)
Porter Revocable Trust (2) c/o International Securities Exchange 60 Broad Street New York, New York 10004	1,999,999	5.14

AXA Assurances I.A.R.D. Mutelle (3) c/o AXA Financial Inc. 1290 Avenue of the Americas New York, New York 10104	2,463,502	6.33

Kinetics Asset Management, Inc. (4) 470 Park Avenue South 4th Floor South New York, New York 10016	4,289,922	11.03

Davidson Kempner Partners (5) 65 East 55th Street, 19th Floor New York, New York 10022	2,013,300	5.18

(1)	In accordance with applicable SEC rules, this percentage is based upon the total of 38,901,340 shares of Common Stock outstanding on June 15, 2007.
(2)	Includes 1,999,999 shares of Common Stock held by the Porter Revocable Trust, for which William A. Porter, Jr. is a co-trustee with his wife. William A. Porter, Jr. and his wife share voting and dispositive power over these shares. Excludes 18 shares of Common Stock held by The Porter 1997 Grandchildren’s Trust, 22,303 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Matthew B. Porter, 22,303 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Amy L. Porter,22,303 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Victoria E. Porter, 22,303 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Juliet P. Porter, 43,809 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Jacqueline K. Porter, 43,809 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Morgan T. Keeler, 43,809 shares of Common Stock held by The Porter GC 1997 Irrevocable Trust f/b/o Devin M. Keeler, 15,480 shares of Common Stock held by The Lauren Rebecca Keeler 2003 Irrevocable Trust, 15,480 shares of Common Stock held by The Amber Delilah Keeler 2003 Irrevocable Trust, 15,480 shares of Common Stock held by The Samuel Tyler Keeler 2003 Irrevocable Trust, 314,757 shares of Common Stock held by Kristin M. Dahl, 137,612 shares of Common Stock held by Kelly R. & Christina Porter, 200,000 shares of Common Stock held by Scott R. Porter, and 348,858 shares of Common Stock held by William A. Porter III and Susan H. Porter, Trustees or successor Trustees of the Barry & Susan Porter Trust U/A/D 3/13/98 (collectively referred to as the “Porter Entities”). William A. Porter Jr. disclaims beneficial ownership of the Porter Entities.
(3)

Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007 jointly by AXA Assurances I.A.R.D. Mutelle (“AXA I.A.R.D.”), AXA Assurances Vie Mutelle (“AXA Vie”), AXA Courtage Assurance Mutelle (“AXA Courtage”), AXA and AXA Financial, Inc. (“AXA Financial,” and collectively with AXA I.A.R.D., AXA Vie, AXA Courtage, AXA and AXA Financial, the “AXA Group”). In the Schedule 13G, the AXA Group reported that each of the entities in the AXA Group are parent holding companies, and that a majority of the shares reported in the Schedule 13G are held by unaffiliated third-party client accounts managed by Alliance Capital Management L.P., as investment advisor. Alliance Capital Management L.P. is a majority-owned subsidiary of AXA Financial. In addition, the Schedule 13G reported that: (i) AXA I.A.R.D. has sole voting power with respect to 2,157,180 shares of Common Stock and sole dispositive power with respect to 2,463,502 shares of Common Stock; (ii) AXA Vie has sole voting power with respect to 2,157,180 shares of Common Stock and sole dispositive power with respect to 2,463,502 shares of Common Stock; (iii) AXA Courtage has sole voting power with respect to 2,157,180 shares of Common Stock and sole dispositive power with respect to 2,463,502 shares of Common Stock; (iv) AXA has sole voting power with respect to 2,157,180 shares of Common Stock and sole dispositive power with respect to 2,463,502 shares of Common Stock; and (v) AXA Financial has sole voting power with respect to 2,157,180 shares of Common Stock and sole dispositive power with respect to 2,463,502 shares of Common Stock.

(4)	Based on a Schedule 13F for the quarter ended December 31, 2006, filed with the SEC on April 23, 2007 by Kinetics Asset Management, Inc. (“Kinetics”). In the Schedule 13F, Kinetics reported that it has sole voting and sole dispositive power with respect to 4,289,922 shares of Common Stock.
(5)	Based on a Schedule 13G filed with the SEC on May 24, 2007 jointly by Davidson Kempner Partners (“DKP”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), M.H. Davidson & Co. (“CO”), Davidson Kempner International Ltd. (“DKIL”), Serena Limited (“Serena”), MHD Management Co. (“MHD”), Davidson Kempner Advisers Inc. (“DKAI”), Davidson Kempner International Advisors, L.L.C. (“DKIA”) and Messrs. Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein and Avram Z. Friedman (collectively, the “Principals”, and together with DKP, DKIP, DKIL, Serena, MHD, DKAI and DKIA, the “DK Group”). In the Schedule 13G, the DK Group reported that DKAI is an investment advisor, DKIA is the manager of DKAI, MHD is the general partner of DKP, and the Principals are the general partners of CO and MHD, the sole managing members of DKIA and the sole stockholder of DKAI. In addition, the Schedule 13G reported that: (i) DKP has shared voting power with respect to 242,128 shares of Common Stock and shared dispositive power with respect to 242,128 shares of Common Stock; (ii) DKIP has shared voting power with respect to 611,271 shares of Common Stock and shared dispositive power with respect to 611,271 shares of Common Stock; (iii) CO shared voting power with respect to 48,480 shares of Common Stock and shared dispositive power with respect to 48,480 shares of Common Stock; (iv) DKIL has shared voting power with respect to 1,090,342 shares of Common Stock and shared dispositive power with respect to 1,090,342 shares of Common Stock; (v) Serena has shared voting power with respect to 21,079 shares of Common Stock and shared dispositive power with respect to 21,079 shares of Common Stock; (vi) MHD has shared voting power with respect to 242,128 shares of Common Stock and shared dispositive power with respect to 242,128 shares of Common stock; (vii) DKAI has shared voting power with respect to 611,271 shares of Common Stock and shared dispositive power with respect to 611,271 shares of Common Stock; (viii) DKIA has shared voting power with respect to 1,111,421 shares of Common Stock and shared dispositive power with respect to 1,111,421 shares of Common Stock; and (ix) each of the Principals has shared voting power with respect to 2,013,300 shares of Common Stock and shared dispositive power with respect to 2,013,300 shares of Common Stock.

RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (“DGCL”), you have the right to demand appraisal of your shares and to receive, in lieu of the Merger Consideration, payment in cash for the fair value of your Common Stock as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment of the Merger and, if applicable, together with a fair rate of interest. The Company’s stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the DGCL in order to perfect their rights.

The following is a summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder to demand and perfect appraisal rights under Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the special meeting to vote on the adoption of the Merger Agreement. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C, because failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must be a holder of record of shares of Common Stock on the date that the written demand for appraisal is made, and you must continue to hold the shares of record through the effective time of the Merger.

•

You must deliver to the Company a written demand for appraisal of your shares before the vote with respect to the Merger Agreement is taken at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

•

If you fail to comply with any of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of Common Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of Common Stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the Merger Agreement and will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal. If the written demand for appraisal is made in accordance with the requirements of Delaware law, failure to vote against the proposal to adopt the Merger Agreement (i.e., abstaining) will not operate as a waiver of your appraisal rights.

All demands for appraisal should be in writing and addressed to Office of the Secretary, International Securities Exchange Holdings, Inc., 60 Broad Street, New York, New York 10004, Attention: Michael J. Simon, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of shares of Common Stock must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). The demand should specify the holder’s name and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial holder must, in such cases, have the record owner submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he, she or it is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Common Stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Company stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for such stockholder’s shares of Common Stock. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and has no present intention to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Within 120 days after the effective time of the Merger, any holder of shares of Common Stock who has complied with the requirements for exercise of appraisal rights under Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to such holder within ten days after a written request for the statement has been received by the surviving corporation.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to dissenting stockholders, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Court of Chancery may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Common Stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if applicable, to be paid upon the amount determined to be the fair value. When the value is determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the Merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Common Stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, any of the Company’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Under SEC rules and Delaware law, a single set of this proxy statement may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. Stockholders sharing an address who wish to receive a single set of materials may do so by contacting their banks, brokers or other nominees, if their shares of Common Stock are held by brokers, banks or other nominees, or by contacting Broadridge Financial Solutions Inc. by toll-free telephone at (800) 542-1061 or via letter to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York 11717, if they hold their shares of Common Stock directly in their own names.

STOCKHOLDER PROPOSALS

If the Merger Agreement has not been consummated prior to the date scheduled for the 2008 Annual Meeting of Stockholders, under Rule 14a-8(e) of the Exchange Act, stockholder proposals intended for inclusion in the Proxy Statement for the 2008 Annual Meeting of Stockholders must be submitted in writing to the Company and must be received by the Company’s Corporate Secretary by December 5, 2007. Those proposals should be sent to the Company’s Corporate Secretary, International Securities Exchange Holdings, Inc., 60 Broad Street, New York, New York 10004, and must comply with rules promulgated by the SEC in order to be eligible for inclusion in our proxy materials for our 2008 Annual Meeting of Stockholders.

Our Bylaws also contain advance notice requirements for matters that stockholders intend to bring before an annual meeting, but not submitted for inclusion in the proxy statement. Generally, notice of a proposal to be brought before the 2008 Annual Meeting must be received by the Company’s Corporate Secretary not earlier than February 8, 2008 and not later than March 10, 2008. The notice must set forth the following information on each item of business that the stockholder proposes to bring before the meeting:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a non-management director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected and a statement that such nominee complies with the requirements set forth in our Certificate of Incorporation;

•

as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company that are owned beneficially and of record by such stockholder and such beneficial owner.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

In addition, additional copies of this proxy statement are available upon written request to Investor Relations, International Securities Exchange Holdings, Inc., 60 Broad Street, New York, New York 10004, or by or by electronic request to investorrelations@iseoptions.com.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated June 29, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary.

ELECTRONIC DELIVERY OF THIS PROXY STATEMENT

The notice of special meeting and this proxy statement are available on the “Investor Relations” section of our website at www.iseoptions.com. Instead of receiving future copies of these documents by mail, you can elect to receive an email that will provide links to them. Opting to receive your proxy materials online will help us save significant printing and mailing expenses. You can request electronic delivery of our proxy materials over the internet at www.iseoptions.com, in the “Investor Relations—Investor Information—Electronic Delivery of Stockholder Materials” section or Enroll.icsdelivery.com/ise. To receive other stockholder information, please contact us at investorrelations@iseoptions.com.

By order of the Board of Directors,

Michael J. Simon
Secretary

June 29, 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EUREX FRANKFURT AG,

IVAN ACQUISITION CO.

AND

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

DATED AS OF APRIL 30, 2007

(continued)

ii

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 30, 2007 (this “Agreement”), is by and among Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Parent”), Ivan Acquisition Co., a Delaware corporation and a wholly owned indirect subsidiary of the Parent (the “Merger Sub”), and International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”), the Executive Board and the Supervisory Board of the Parent (together, the “Parent Boards”) and the Board of Directors of the Merger Sub deem it advisable and in the best interests of their respective stockholders to consummate the business combination provided for herein;

WHEREAS, Deutsche Börse AG has agreed, in connection with this Agreement and the Merger, to guarantee the obligations of Parent arising out of this Agreement;

WHEREAS, in furtherance thereof, the Board of Directors of the Merger Sub, the Company Board and the Parent Boards have approved this Agreement and the Merger (as defined below), upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Company Board has determined to recommend to the stockholders of the Company the adoption of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in Section 1.2.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City or Frankfurt are authorized or required by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Company Material Adverse Effect” means any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other states of facts, developments, events, circumstances, conditions, occurrences or effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) is materially adverse to the financial condition, business operations or results of operations of the Company and its Subsidiaries taken as a whole, (b) materially impairs the ability of the Company to perform its material obligations hereunder or (c) materially delays the consummation of the Merger; provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) changes in general U.S. economic conditions, in the economic conditions in any of the regions in which the Company and its Subsidiaries conduct their principal operations or in the securities or the capital markets that do not materially disproportionately affect in any material respect the Company and its Subsidiaries, taken as a whole; (ii) changes in legal or regulatory requirements or changes in generally accepted accounting principles that, in each case, generally affect the industry in which the Company and its Subsidiaries conduct business; provided, that such changes do not materially disproportionately affect the Company and its Subsidiaries, taken as a whole; (iii) the execution or announcement of this Agreement and the transactions contemplated by this Agreement; (iv) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger; and (v) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure of the Company to meet publicly announced revenue or earnings projections, provided that the underlying cause of any such decline, change or failure may otherwise be taken into consideration in determining whether a Company Material Adverse Effect has occurred.

“Company Stock Option” means an option to purchase shares of Common Stock under the Company Stock Plans.

“Company Stock Plans” means, collectively, the 2002 Stock Option Plan and the Omnibus Stock Plan.

“Company Stock Purchase Plan” means the Stock Purchase Plan.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, whether written or oral, including any sales order and purchase order.

“Environmental Laws” means any and all applicable Laws and Authorizations issued, promulgated or entered into by any Governmental Entity relating to all air, surface water, groundwater, land, including land surface or subsurface, including all fish, wildlife, biota and all other natural resources, worker health and safety, preservation or reclamation of natural resources, or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: CERCLA; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; Recourse Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; and any similar or implementing state or local Law, and any non-U.S. Laws of similar import, and all amendments or regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity that is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, the Company or any of its Subsidiaries, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any United States or foreign non-governmental commission, board, agency or body that is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, securities exchanges, commodities exchanges, electronic communication networks, investment companies or investment advisors.

“Hazardous Substances” means all explosive or regulated radioactive materials or substances, hazardous or toxic materials, wastes or chemicals, petroleum and petroleum products (including crude oil or any fraction thereof), asbestos or asbestos containing materials, and all other materials, chemicals or substances that are regulated by, form the basis of liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous pursuant to Section 101(14) of CERCLA.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities; and (g) any guaranty of any of the foregoing.

“Knowledge” of the Company or any similar phrase means, with respect to any fact or matter, the actual knowledge of the directors and officers of the Company.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision entered, issued or rendered by any Governmental Entity.

“Permitted Liens” means (i) liens for Taxes not yet due and payable with respect to which the Company maintains adequate reserves, (ii) workers’, carriers’ and mechanics’ or other like liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the Company’s or any of its Subsidiaries’ business in any material respect or the use of the affected property, (iii) Liens arising under lease financing arrangements existing as of the Company Balance Sheet Date and (iv) liens that are immaterial in character, amount, and extent and that do not materially detract from the value or interfere with the present or proposed use of the properties they affect.

“Person” means an individual, a corporation, a general or limited partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of Hazardous Substances into the environment.

“Subsidiary” or “Subsidiaries” means, with respect to any party, any Person, of which (a) such party or any Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries.

“Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“$” means United States dollars.

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below opposite such term:

Accelerated Option	7.1(b)
Acquisition Transaction	6.6(a)
Action	4.14
Agreement	Preface
Certificate of Merger	2.2
Certificates	3.2(b))
Change of Recommendation	6.6(c)
Closing	2.2
Closing Date	2.2
Code	3.6
Common Stock	3.1(a)
Company	Preface
Company Acquisition Agreement	6.6(d)
Company Awards	3.5(b)
Company Balance Sheet	4.5(b)
Company Balance Sheet Date	4.5(b)
Company Board	Recitals
Company Disclosure Schedule	ARTICLE IV
Company Financial Statements	4.5(b)
Company Intellectual Property	4.11(a)
Company IP Licenses	4.11(b)
Company Owned Intellectual Property	4.11(b)
Company Pension Plan	4.15(a)
Company Plans	4.15(a)
Company Profit Sharing Plan	7.1(b)
Company Registered IP	4.11(d)
Company RSUs	3.5(b)
Company SEC Reports	4.5(a)
Company Software	4.11(g)
Company Stockholder	3.1
Company Stockholder Approval	4.3(a)
Company Stockholders’ Meeting	6.7
Confidentiality Agreement	6.2
Consents	4.4(a)
Copyrights	4.11(a)
DGCL	2.1
Dissenting Shares	3.4(a)
DOJ	8.1(a)
Effective Time	2.2
Exchange Act	4.4(b)
Excluded Shares	3.1(b)
FIRPTA Certificate	6.9
FTC	8.1(a)
GAAP	4.5(b)

Grandfathered Option	7.1(b)
HSR Act	4.4(b)
Indemnified Parties	7.2(a)
Intellectual Property	4.11(a)
IP Licenses	4.11(a)
IRS	4.15(a)
Lease	4.10
Leased Real Property	4.10
Liabilities	4.6
Liens	4.2(c)
Material Contracts	4.13(b)
Merger	2.1
Merger Consideration	3.1(a)
Merger Sub	Preface
Notice Period	6.6(c)(ii)
Owned Real Property	4.10
Parent	Preface
Parent Boards	Recitals
Patents	4.11(a)
Paying Agent	3.2(a)
Payment Fund	3.2(a)
Policies	4.18
Preferred Stock	4.2(a)
Proxy Statement	6.8(a)
Public Software	4.11(g)
Qualified Acquisition Transaction	10.4(b)
Qualified Third Party Proposal	10.4(b)
Representatives	6.2
SEC	4.4(b)
SEC Approval	8.1(e)
Securities Act	4.5(a)
Share	3.1(a)
Software	4.11(a)
Superior Proposal	6.6(b)
Surviving Corporation	2.1
Termination Fee	10.4(a)
Third Party Proposal	6.6(a)
Trademarks	4.11(a)
Trade Secrets	4.11(a)
Transitioned Employees	7.1
Uncertificated Shares	3.2(b)
2007 Option	7.1(b)

1.3 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article of, Section of, paragraph of, Exhibit to or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

ARTICLE II

THE MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement and the Certificate of Merger in such form as is required by the relevant provisions of the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Merger Sub shall be merged with and into the Company and the separate corporate existence of the Merger Sub shall thereupon cease (the “Merger”). As a result of the Merger, the outstanding shares of capital stock of the Company and the Merger Sub shall be converted or cancelled in the manner provided in Article III of this Agreement, the separate corporate existence of the Merger Sub shall cease and the Company shall be the surviving corporation following the Merger. The Company as the surviving corporation following the Merger is sometimes referred to herein as the “Surviving Corporation.”

2.2 Closing; Effective Time. The closing of the Merger (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178, at 10:00 a.m. eastern time on a date to be specified by the parties, which shall be no later than two Business Days after satisfaction (or waiver as provided herein) of the conditions set forth in Article IX (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date or place is agreed to in writing by the parties. The date upon which the Closing occurs is herein referred to as the “Closing Date.” Simultaneously with, or as soon as practicable following, the Closing, but in any event on the Closing Date, the Company as the surviving corporation shall file a Certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware as provided in Section 251(c) of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is so filed or at such later time as is set forth in the Certificate of Merger, if different, which time is herein referred to as the “Effective Time.”

2.3 Effects of the Merger.

(a) At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

(b) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated with such terms as shall be agreed to by the Parent and the SEC in accordance with Section 8.1(e) and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until amended thereafter in accordance with applicable Law.

(c) At the Effective Time, the Bylaws of the Merger Sub shall be the Bylaws of the Surviving Corporation (except that all references to the Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to the Company), until amended thereafter in accordance with applicable Law.

(d) At the Effective Time, the directors and officers of the Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office until his or her death, permanent disability, resignation or removal or until his or her successor is duly elected and qualified, all in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and applicable Law.

2.4 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Merger Sub or the Company, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or the Merger Sub, as the case may be, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or the Merger Sub, as the case may be, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Person and otherwise to carry out the purposes of this Agreement.

ARTICLE III

EFFECT ON CAPITAL STOCK;

SURRENDER OF CERTIFICATES AND PAYMENT

3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, the Merger Sub, the Company or any stockholder of the Company (each such stockholder, a “Company Stockholder”):

(a) Each share of common stock of the Company, par value $.01 per share (the “Common Stock” and each such share of Common Stock, a “Share”, and collectively, the “Shares”), issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive and become exchangeable for sixty-seven dollars and fifty cents ($67.50) in cash, without interest thereon (the “Merger Consideration”), as provided in Section 3.2 hereof.

(b) Each Share issued and outstanding and owned by the Parent, the Merger Sub or any other wholly-owned Subsidiary of the Parent and each Share owned by the Company or any wholly-owned subsidiary of the Company, in each case not held on behalf of third parties (collectively, the “Excluded Shares”), immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no cash, securities or other consideration shall be payable in respect thereof.

(c) Each share of common stock of the Merger Sub, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

(d) If between the date of this Agreement and the Effective Time, the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or any similar event, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or similar event.

3.2 Surrender of Stock Certificates and Payment.

(a) Promptly following the Effective Time, the Parent shall enter into an agreement with a bank or trust company of recognized standing that may be designated by the Parent and is reasonably satisfactory to the Company (the “Paying Agent”). Immediately following the Effective Time, the Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the Company Stockholders (other than with respect to the Excluded Shares and the Dissenting Shares), the amount of cash payable pursuant to Section 3.1 as of the Effective Time in respect of the Shares (other than the Excluded Shares and the Dissenting Shares) (such cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make the cash payments provided for in the preceding sentence out of the Payment Fund. The Payment Fund shall not be used for any other purpose.

(b) As promptly as reasonably practicable after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of Shares a letter of transmittal and instructions (which shall be in a form satisfactory to the Parent and shall specify that delivery shall be effected, and risk of loss and title to Shares shall pass, only upon proper delivery of the certificates representing Shares (the “Certificates”) or transfer of uncertificated Shares (the “Uncertificated Shares”) to the Paying Agent) for use in exchanging the Shares and the Uncertificated Shares for the Merger Consideration payable in respect of such Shares and Uncertificated Shares. Upon (i) surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, or (ii) receipt of an “agent’s message” by the Paying Agent (or any other evidence that the Paying Agent may reasonably request ) in the case of a book-entry transfer of Uncertificated Shares, the holder of such Shares or Uncertificated Shares shall be entitled to receive in exchange therefor cash in an amount (subject to any applicable withholding taxes) equal to the product of (A)(x) the number of Shares represented by a Certificate or (y) the number of Uncertificated Shares and (B) the Merger Consideration, and the Certificate or the Uncertificated Shares so surrendered shall forthwith be cancelled.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the holder of record of such Shares, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or, in the case of Uncertificated Shares, such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any and all Taxes required as a result of the payment to a Person other than the registered holder of the Certificate or the Uncertificated Shares or establish by evidence satisfactory to the Paying Agent that any such Taxes have been paid or are not payable. Until surrendered or transferred as contemplated by this Section 3.2, each Certificate and Uncertificated Share (other than Certificates or Uncertificated Shares representing the Excluded Shares and Dissenting Shares) shall represent at all times after the Effective Time solely the right to receive, upon such surrender or transfer, in accordance with the terms hereof, the Merger Consideration in respect of the Shares represented thereby.

(d) All cash paid upon surrender of the Certificates or the transfer of the Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates or the Uncertificated Shares. From and after the Effective Time, the Company Stockholders shall cease to have any rights with respect to Shares outstanding immediately prior to the Effective Time, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates or Uncertificated Shares presented to the Paying Agent or the Parent for any reason shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this Article III.

(e) Any portion of the Payment Fund that remains undistributed to the Company Stockholders for a period of six months after the Effective Time shall be redelivered to the Parent, and any Company Stockholders who have not theretofore complied with this Article III shall thereafter look only to the Parent for the cash to which they are entitled pursuant to Section 3.1. Any portion of the Payment Fund remaining unclaimed by the Company Stockholders as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Parent free and clear of any claims or interest of any Person previously entitled thereto. To the fullest extent permitted by Law, neither the Parent nor the Surviving Corporation shall be liable to any Company Stockholder or other Person for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.3 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Paying Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate and the payment of any fee charged by the Paying Agent for such service, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holder thereof is entitled pursuant to Section 3.1 (subject to any applicable withholding Taxes).

3.4 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who have demanded and perfected appraisal rights for such Shares in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such Company Stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the DGCL, unless and until such Company Stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their right to appraisal of such Shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration in cash, without any interest thereon, to which such holder is entitled pursuant to Section 3.1 (subject to any applicable withholding Taxes), upon the surrender or transfer, in the manner provided in Section 3.2, of the corresponding Certificate or Uncertificated Share.

(b) The Company shall give the Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of the Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

3.5 Company Stock Options; Company Restricted Shares.

(a) The Company shall take such action as shall be required so that (i) immediately prior to the Effective Time, each outstanding Company Stock Option shall become immediately vested and exercisable in full, (ii) with respect to each such Company Stock Option that remains outstanding and unexercised as of the Effective Time, each such Company Stock Option shall be cancelled as of the Effective Time in exchange for the right of the holder thereof to receive from the Parent or Surviving Corporation, in accordance with this Section 3.5, a lump sum cash payment (without interest) in the amount of the consideration described below, if any, with respect to each such Company Stock Option and shall no longer represent, or represent the right to purchase, Common Stock or any other equity securities of the Company, the Merger Sub, the Parent, the Surviving Corporation or any other Person or to purchase any other securities or assets, and (iii) as of the Effective Time, the Company Stock Plans shall be terminated. At the Effective Time, except as otherwise set forth on the Company Disclosure Schedule, each Company Stock Option issued by the Company that is outstanding and remains unexercised at that time will be cancelled and converted into the right to receive an amount in cash equal to (A) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Common Stock issuable upon exercise of such Company Stock Option in full (to the extent it has not already been exercised) (with the aggregate amount of such payment rounded to the nearest cent). After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence. As of the Effective Time, any Company Stock Option with an exercise price equal to or greater than the Merger Consideration shall be cancelled without consideration and be of no further force and effect. The Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 3.5(a) within five Business Days following the Effective Time.

(b) At the Effective Time, each right of any kind, contingent or accrued, vested or unvested, to acquire or receive Shares or benefits measured by the value of Shares, and each vested or unvested award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Company Stock Plans, including restricted stock units under the Company Stock Plans (“Company RSUs”), other than Company Stock Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive from the Parent or the Surviving Corporation, as soon as reasonably practicable after the Effective Time, a lump sum amount in cash (without interest) equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time, multiplied by (y) the Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price). The Parent and the Surviving Corporation shall use their reasonable best efforts to provide the lump sum cash payments required pursuant to this Section 3.5(b) within five Business Days following the Effective Time.

(c) The Company will take all necessary actions to provide that, (i) the Company Stock Purchase Plan shall be suspended and no new offering periods will be commenced subsequent to the date hereof and that no contributions will be accepted by the Company Stock Purchase Plan on or after the date hereof, except payroll deductions withheld with respect to the April 30, 2007 payroll date, (ii) with respect to persons participating in the Company Stock Purchase Plan on the date hereof (and who have not withdrawn from or otherwise ceased participation in the Company Stock Purchase Plan prior to such date), accumulated contributions as of the date hereof (including payroll deductions withheld with respect to the April 30, 2007 payroll date) will be applied on such date to the purchase of Common Stock in accordance with the Company Stock Purchase Plan’s terms, (iii) following the purchase of Common Stock contemplated by Section 3.5(c)(ii), any remaining balances in the accounts of the participants in the Company Stock Purchase Plan are returned in accordance with the terms of the Company Stock Purchase Plan, and (iv) there are no outstanding rights of participants under the Company Stock Purchase Plan following the termination thereof at the Effective Time. Common Stock acquired pursuant to this Section 3.5(c) shall be subject to all provisions hereof applicable to Common Stock, including, without limitation, Sections 3.1 and 3.2 hereof. Upon or prior to the Effective Time, the Company shall take all action necessary to provide that the Company Stock Purchase Plan shall be terminated as of the Effective Time and that no Person will have any further right to purchase Common Stock under the Company Stock Purchase Plan.

3.6 Withholding Rights. Each of the Surviving Corporation, the Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of a Company Stock Option, any holder of a Company Award or any participant in the Company Stock Purchase Plan such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, the Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Stock Option, Company Award or any participant in the Company Stock Purchase Plan, as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, the Parent or the Paying Agent, as the case may be.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article IV are true and correct, except (a) as set forth in the disclosure schedule dated as of the date hereof by the Company to the Parent (the “Company Disclosure Schedule”) and delivered concurrently to the Parent in connection herewith and is designated therein as being the Company Disclosure Schedule, it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies only to such section (except that each exception to a representation and warranty set forth in the Company Disclosure Schedule shall be deemed to qualify all other representations and warranties to the extent that it is reasonably apparent from the text of such exception that such exception is applicable to such representations and warranties), and (b) as otherwise disclosed in the Company SEC Reports filed prior to the date hereof (excluding any disclosures in the Company SEC Reports that are predictive or forward-looking in nature or that relate to risk factors). The Company Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article IV.

4.1 Organization and Good Standing. Each of the Company and the Subsidiaries of the Company is a corporation or limited liability company duly organized, validly existing (to the extent applicable) and in good standing under the Laws of the State of Delaware, has all requisite corporate or limited liability company power and authority, as the case may be, to own, lease and operate its properties and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so licensed or qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Parent prior to the date of this Agreement true and complete copies of the Charter Documents of the Company and each Subsidiary of the Company. Such Charter Documents are in full force and effect and neither the Company nor any Subsidiary of the Company is in default of any provision thereunder.

4.2 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred fifty million (150,000,000) shares of Common Stock, of which 39,070,285 shares of Common Stock are issued and outstanding as of April 26, 2007 (207,688 shares of which were held by the Company in treasury and 605,329 shares of which constitute unvested restricted Company Awards), and one hundred thousand (100,000) shares of Preferred Stock (the “Preferred Stock”), of which no shares are issued and outstanding as of the date hereof. All issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities Laws. No Shares are held by any Subsidiary of the Company. No shares of Preferred Stock are held in the Company’s treasury. The Company has reserved 6,976,011 shares of Common Stock for future issuance pursuant to the Company Stock Plans and the Company Stock Purchase Plan, of which Company Stock Options to purchase 3,131,423 shares of Common Stock are outstanding as of April 26, 2007 and 9,071 Shares were subject to outstanding Company RSUs as of April 26, 2007. All outstanding Company Stock Options and Company Awards have been duly authorized and validly issued and were issued in compliance with all applicable federal and state securities Laws. All shares of Common Stock subject to issuance upon exercise, conversion or exchange of Company Stock Options and Company Awards, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. None of the Shares, Company Stock Options or Company Awards were issued or have been transferred in violation of, or are subject to, any preemptive rights, rights of first offer or subscription agreements to which the Company is a party. The Company is not a party to any stockholder agreements, voting agreements, voting trusts or any such other similar arrangements with respect to the transfer, voting or other rights associated with its securities.

(b) The Company Disclosure Schedule sets forth a correct and complete list dated as of the date hereof of all Company Stock Options and all Company Awards and sets forth with respect to each such Company Stock Option or Company Award: (i) the name of the holder of such Company Stock Option or Company Award; (ii) the date on which such Company Stock Option or Company Award was granted; (iii) the term of such Company Stock Option or Company Award; (iv) the total number of shares of Common Stock that was originally subject to such Company Stock Option or Company Award; (v) the number of shares of Common Stock that remain subject to such Company Stock Option or Company Award and the number of such shares of Common Stock that have vested; (vi) the vesting schedule for such Company Stock Option or Company Award; (vii) the exercise price per share of Common Stock purchasable under such Company Stock Option or Company Award; and (viii) whether such Company Stock Option has been designated an “incentive stock option” as defined in Section 422 of the Code. The Company has made available to the Parent accurate and complete copies of (A) its standard form of option or award agreement, (B) any option or award agreement that deviates in any material respect from the standard form of option or award agreement and (C) the Company Stock Plans.

(c) The Company Disclosure Schedule contains a true and complete list of the Subsidiaries of the Company and sets forth with respect to each such Subsidiary the jurisdiction of formation, the authorized and outstanding capital stock of such Subsidiary and the owner(s) of record of such outstanding capital stock. The outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary of the Company free and clear of all liens, claims, charges, security interests, mortgages, pledges, easements, conditional sale or other title retention agreements, defects in title, covenants or other restrictions of any kind, including, any restrictions on the use, voting, transfer or other attributes of ownership (collectively, “Liens”).

(d) Except for (i) the Shares outstanding as of the date hereof, (ii) the Company Stock Options outstanding as of the date hereof, (iii) the Company Awards outstanding as of the date hereof and (iv) the shares of capital stock (or other interest) of the Subsidiaries of the Company set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company has any outstanding securities of any kind. Except as set forth in the immediately preceding sentence, neither the Company nor any Subsidiary of the Company is a party to any Contract obligating the Company or a Subsidiary of the Company, as applicable, directly or indirectly, to issue additional securities and, to the Company’s Knowledge, there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any securities of the Company or any Subsidiary of the Company. The Company has not repurchased or otherwise reacquired any of its securities. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any of its securities. There are no declared or accrued unpaid dividends with respect to any of the Company’s securities. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation, or similar rights.

(e) No Company Stock Option or Company Award will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth in the Company Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement, nor any action taken or to be taken by the Company in connection with such transactions, will result in (i) any acceleration of exercisability or vesting or lapse of restrictions (including any right to acceleration of vesting or lapse of restrictions that is contingent upon the occurrence of a subsequent event) in favor of any holder of Company Stock Options or Company Awards or (ii) any additional benefits for any holder of Company Stock Options or Company Awards. Each holder of a Company Stock Option or Company Award has been or will be given, or shall have properly waived, any required notice of the Merger prior thereto, and all such rights of notice will terminate at or prior to the Effective Time.

(f) There are no bonds, debentures, notes or other obligations or indebtedness outstanding the holders of which have the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matter on which stockholders of the Company or any Subsidiary of the Company may vote.

(g) Other than the Subsidiaries set forth in the Company Disclosure Schedule, neither the Company nor any Subsidiary of the Company, directly or indirectly, owns any securities or other interest in any corporation, partnership, joint venture or other business association or entity. There are no obligations, contingent or otherwise, of the Company or any Subsidiary of the Company to provide funds to or make an investment (in the form of a loan, capital contribution or otherwise) in any Person.

4.3 Authority and Enforceability.

(a) The Company has all necessary corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject in the case of the consummation of the Merger to the Company Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding Shares entitled to vote at a duly convened meeting of the Company Stockholders to adopt this Agreement is the only vote of the holders of any class of capital stock or other security of the Company necessary to approve this Agreement and the Merger (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) The Company Board has, by the unanimous vote of all directors then in office, (i) approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is advisable and in the best interests of the Company Stockholders, (iii) resolved, subject to Section 6.6, to recommend that the Company Stockholders adopt this Agreement and directed that this Agreement be submitted to the Company Stockholders for adoption, and (iv) taken the actions contemplated by Section 4.23, and the Company Board and the Board of Directors of International Securities Exchange, LLC (“ISE LLC”) has each approved an amendment to the Bylaws of the Company to waive the ownership and voting limitations set forth in the Company’s certificate of incorporation (subject to obtaining the SEC Approval).

4.4 No Conflict; Authorizations.

(a) The execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of the Company’s or any of its Subsidiaries’ Charter Documents, (ii) violate or conflict with, or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment, under any Contract (A) to which the Company or any of its Subsidiaries is a party, (B) of which the Company or any of its Subsidiaries is a beneficiary or (C) by which the Company or any of its Subsidiaries or any of their respective assets is bound, (iii) assuming all consents, approvals and authorizations contemplated by, and all filings described in, Section 4.4(b) have been obtained, violate or conflict with any Law, Authorization or Order applicable to the Company or any of its Subsidiaries, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Company or any of its Subsidiaries, except for any such violations, conflicts, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company Disclosure Schedule sets forth all consents, waivers, assignments and other approvals and actions that are required in connection with the transactions contemplated by this Agreement under any Material Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Consents”) in order to preserve all rights of, and benefits to, the Surviving Corporation and its Subsidiaries thereunder.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity or other Person, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and such reports under Sections 13, 15(d) and 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby and such approvals and consents as may be required by the SEC, (iv) the SEC Approval, (v) such filings under the rules of the New York Stock Exchange as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such filings as may be required under any state securities and “blue sky” laws and (vii) such other Authorizations, Orders, registrations, declarations or filings that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports and documents required to be filed by it with the SEC (including those required pursuant to the Sarbanes-Oxley Act) since January 1, 2005 (collectively, and in each case including all exhibits and schedules thereto and documents included by reference therein to other Company SEC Reports, the “Company SEC Reports”). As of the respective dates they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), (i) each Company SEC Report complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in the Company Disclosure Schedule, no Subsidiary of the Company is required to file any form, report or other document with the SEC or any other Governmental Entity.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports (the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole). The most recent audited balance sheet of the Company contained in the Company SEC Reports as of December 31, 2006 is hereinafter referred to as the “Company Balance

Sheet” and the date thereof is hereinafter referred to as the “Company Balance Sheet Date.” The books and records of the Company and each of its Subsidiaries have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and the Company Financial Statements are consistent in all material respects with such books and records.

(c) The Company has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 promulgated under the Exchange Act). Such disclosure controls and procedures are sufficient to ensure that all material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and the Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.

(d) The Company has established and maintained internal controls over financial reporting (as defined in Rule 13a-15 promulgated under the Exchange Act). Such internal controls over financial reporting provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the Knowledge of the Company, there are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data. There is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

4.6 No Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that are required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto (“Liabilities”), except (a) those that are reflected or reserved against in the Company Balance Sheet, (b) those that have been incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and that are not, individually or in the aggregate, material in amount and (c) those that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a)(iv) of Regulation S-K)).

4.7 Taxes.

(a) Except for those matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and its Subsidiaries has duly and timely filed, or has caused to be duly and timely filed on its behalf all Tax Returns required to be filed on or prior to the date hereof (taking into account any extension of time within which to file all Tax Returns required to be filed by it) and will duly and timely file all Tax Returns due between the date hereof and the Closing Date, and all filed Tax Returns are correct and complete in all respects; (ii) all Taxes owed by the Company and each Subsidiary of the Company (whether or not shown on any Tax Return) have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid) or are set forth in a specific reserve on the books of the Company or any of its Subsidiaries; (iii) no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries which have not been fully paid; (iv) no audit or other administrative or court proceedings are pending with any Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received; (v) all Taxes required to be withheld, collected or deposited by or with respect to the Company and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant Taxing Authority or other Governmental Entity, and all information reporting, backup withholding and record maintenance requirements have been complied with; and (vi) each of the Company and its Subsidiaries has adequately provided for, in its books of account and related records, all Liability for unpaid Taxes, including current Taxes not yet due and payable.

(b) Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement (other than any such agreement solely between or among the Company and any of its Subsidiaries).

(d) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under United States Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) There are no Liens for Taxes upon any material property or other materials assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(f) The statute of limitations for the assessment of income Taxes has expired for all periods ending on or prior to December 31, 2002. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, nor has the Company or any of its Subsidiaries made (or had made on its behalf) any requests for such extensions. Neither the Company nor any of its Subsidiaries has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

(g) The Company has made available to the Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for taxable periods beginning on or after January 1, 2003.

(h) Neither the Company nor any of its Subsidiaries has been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 5-year period ending as of the date of this Agreement. Except as set forth in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority.

(i) Each of the Company and its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company has not entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

4.8 Compliance with Law. Each of the Company and its Subsidiaries has complied with each, and is not in violation of any, applicable Law to which the Company or any of its Subsidiaries or its business, operations, assets or properties are or have been subject, except for any such violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law, except for any such violations, conflicts or failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its

Subsidiaries has received notice regarding any such violation of, conflict with, or failure to comply with, any Law.

4.9 Authorizations. Each of the Company and its Subsidiaries owns, holds or lawfully uses in the operation of its business all Authorizations that are necessary for it to conduct its business as currently conducted or for the ownership and use of the assets owned or used by the Company or such Subsidiary in the conduct of its business free and clear of all Liens (other than Permitted Liens), except where the failure to own, hold, possess or lawfully use any such Authorizations would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any such Authorization.

4.10 Real Property. The Company and its Subsidiaries do not own in fee any real property or interests in real property. The Company Disclosure Schedule contains a list of all real property and interests in real property leased by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to the Parent a true and complete copy of every lease and sublease pursuant to which the Company or any Subsidiary of the Company is a party or by which any of them is bound (each, a “Lease”). The Company or one of its Subsidiaries has peaceful, undisturbed and exclusive possession of the Leased Real Property. To the Knowledge of the Company, no Person other than the Company or a Subsidiary of the Company is in possession of any of the Leased Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Company or a Subsidiary of the Company the right of use or occupancy of the Leased Real Property or any portion thereof.

4.11 Intellectual Property.

(a) As used herein, “Intellectual Property” means all U.S. and foreign (i) trademarks, service marks, trade names, Internet domain names, designs, logos and slogans, together with goodwill, registrations and applications relating to the foregoing (“Trademarks”), (ii) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations and extensions thereof, any counterparts claiming priority therefrom and like statutory rights (“Patents”), (iii) registered and unregistered copyrights (including those in Software) and registrations and applications to register the same (“Copyrights”), (iv) confidential technology, information, know-how, inventions, processes, formulae, algorithms, models and methodologies (“Trade Secrets”), (v) databases and compilations, including any and all electronic data and electronic collections of data, (vi) computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), and (vii) in-bound and out-bound licenses and sublicenses in or to any Intellectual Property (“IP Licenses”). As used herein, “Company Intellectual Property” means the Intellectual Property held for use or used in the business of the Company or any of its Subsidiaries as presently conducted, including without limitation, the Company Owned Intellectual Property and the Company IP Licenses.

(b) Except as set forth in the Company Disclosure Schedule, the Company or one of its Subsidiaries owns free and clear of all Liens (other than Permitted Liens) the entire right, title and interest to all Intellectual Property that is owned by the Company or one of its Subsidiaries (whether exclusively, jointly with another Person or otherwise) (“Company Owned Intellectual Property”). Section 4.11(b) of the Company Disclosure Schedule lists all IP Licenses (with such listed licenses referred to as “Company IP Licenses”) pursuant to which the Company and its Subsidiaries license any Intellectual Property from any

Person (except pursuant to “click-wrap” or “shrink-wrap” agreements, agreements contained in or pertaining to “off-the-shelf” Software, or the terms of use or service for any website).

(c) Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries owns or possesses appropriate licenses or other legal rights to use, sell or license all Company Intellectual Property, and the Company Intellectual Property constitutes all the Intellectual Property necessary for the operation of the Company’s and its Subsidiaries’ businesses as they are currently conducted.

(d) Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration included in the Company Owned Intellectual Property (collectively, “Company Registered IP”) are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and are not the subject of any opposition or cancellation proceeding filed with the United States Patent and Trademark Office or any other Intellectual Property registry. To the Knowledge of the Company, all Company Owned Intellectual Property is enforceable by the Company or one or more of its Subsidiaries. All Patents that have been issued to the Company or any of its Subsidiaries are valid.

(e) Except as set forth in the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) neither the conduct of the businesses of the Company and its Subsidiaries, nor any Company Intellectual Property, infringes, misappropriates, or otherwise violates any Intellectual Property of any Person;

(ii) no Person is infringing, misappropriating, diluting or violating any Company Owned Intellectual Property, except as set forth in Section 4.11(e)(ii) of the Company Disclosure Schedule;

(iii) no settlement agreements, consents, orders, forbearances to sue or similar obligations to which the Company or any of its Subsidiaries is a party limit or restrict any rights of the Company or any of its Subsidiaries in and to any Company Owned Intellectual Property;

(iv) neither the Company nor any of its Subsidiaries has licensed or sublicensed its rights in any Company Intellectual Property, or received or been granted any such rights, other than pursuant to the Company IP Licenses; and

(v) the consummation of the transactions contemplated hereby will not result in the loss or impairment of any rights of the Company or any of its Subsidiaries to own or use any of the Company Owned Intellectual Property or obligate the Company or any of its Subsidiaries to pay any royalties or other amounts to any Person in excess of the amounts that would have been payable by them absent the consummation of the transactions contemplated hereby.

(f) The Company and its Subsidiaries have taken reasonable steps under the circumstances to protect and preserve the confidentiality of all Trade Secrets and other proprietary information owned by the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries has received any notice that any Public Software was, or is, incorporated or distributed, in whole or in part, in conjunction with any material Software owned by the Company or any of its Subsidiaries ("Company Software") that would adversely affect, limit, or restrict the Company’s or its Subsidiaries' ownership of, or ability to license, transfer or sell, any Company Software. As used herein, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License;

(iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License, including Jboss Application Server, Apache Tomcat Web Server, Log4J logging service, Xstream XML parsing, JSON-RPC-Java, Junit, Spring framework, Ant. Linux O/S (RedHat) and QuickFIX/J.

4.12 . Since the Company Balance Sheet Date, (a) no event has occurred that, individually or in the aggregate, has had, or could reasonably be expected to have, a Company Material Adverse Effect, (b) the Company and its Subsidiaries have operated their businesses in the ordinary course of business, and (c) except as set forth on the Company Disclosure Schedule, no action, event, occurrence or transaction has taken place that would have been prohibited by Section 6.1 without the consent of the Parent if this Agreement had been in effect at the time thereof.

4.13 Contracts.

(a) Except for Contracts filed in unredacted form as exhibits to the Company’s 2006 Form 10-K and Contracts incorporated into the Company’s 2006 Form 10-K by reference to previously filed Company SEC Reports, the Company Disclosure Schedule contains a complete and accurate list of each Contract or series of related Contracts to which the Company or any of its Subsidiaries is a party or is subject, or by which any of their respective assets are bound:

(i) that are required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) that is a Real Property Lease;

(iii) with any Affiliate of the Company (other than employment or compensation-related Contracts);

(iv) that is a partnership, joint venture or similar Contract;

(v) that provides for the indemnification by the Company or any of its Subsidiaries of any Person;

(vi) with any Governmental Entity (other than ordinary course Contracts with Governmental Entities as customers);

(vii) that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(viii) that restricts or purports to restrict the right of the Company or any of its Subsidiaries to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or granting any exclusive distribution rights, in any market, field or territory;

(ix) that relates to the acquisition or disposition of any material business (whether by merger, sale of stock, sale of assets or otherwise); and

(x) that is otherwise material to the Company and its Subsidiaries as a whole and not previously disclosed pursuant to this Section 4.13(a) and which calls for payment, in the aggregate, in excess of $500,000 per annum.

(b) Each Contract required to be listed in Section 4.13(a) of the Company Disclosure Schedule and each Contract filed in unredacted form as an exhibit to the Company’s 2006 Form 10-K and Contracts incorporated into the Company 2006 Form 10-K by reference to previously filed Company SEC Reports (collectively, the “Material Contracts”) is in full force and effect and valid and enforceable in accordance with its terms. Neither the Company nor any of its Subsidiaries is, and to the Company’s Knowledge, no

other party thereto is, in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract except for those defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and neither the Company nor any of its Subsidiaries has given or received notice to or from any Person relating to any alleged or potential default that has not been cured. No event has occurred that with or without the giving of notice or lapse of time, or both, may conflict in any material respect with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract except for those conflicts, violations and breaches that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to the Parent accurate and complete (i) copies of each written Material Contract and (ii) written summaries of each oral Material Contract.

4.14 Litigation. Except as set forth in the Company Disclosure Schedule and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no (a) action, suit or proceeding, claim, arbitration, litigation or investigation (each, an “Action”) pending or, to the Company’s Knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or relating to any of their respective assets or properties or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Merger, (b) Action against any current or, to the Company’s Knowledge, former director or officer of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has or is reasonably likely to have an indemnification obligation, (c) unsatisfied judgment, penalty or award against or affecting the Company or any of its Subsidiaries or any of their respective properties or assets or (d) Order to which the Company or any of its Subsidiaries or any of their respective properties or assets are subject. The Company and its Subsidiaries are in compliance with all of their respective undertakings in connection with any investigation or examination by the SEC or any other Governmental Entity, other than such failures to be in compliance that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.

4.15 Employee Benefits and Labor Matters.

(a) Section 4.15(a) of the Company Disclosure Schedule lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and any other material employee benefit plan, agreement, program or policy providing for insurance coverage (including, without limitation, any self-funded arrangements), workers’ compensation, disability benefits, leave, paid time-off, medical, health, or for retirement, pension, deferred compensation, severance, stock purchase, stock option, employment, change in control, retention, vacation pay, salary continuation, excess benefit, bonus, incentive compensation plan, or any other material employee benefit plan, agreement, program or policy, sponsored, maintained, or contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate otherwise has or could reasonably be expected to have any material liability (each, a “Company Plan”). The Company has made available to the Parent correct and complete copies of (i) each Company Plan (or, in the case of any such Company Plan that is unwritten, summaries thereof), (ii) the three most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect to each Company Plan (if any such report was required), (iii) the most recent summary plan description for each Company Plan for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity Contract relating to any Company Plan. Each Company Plan has been maintained and administered in all material respects accordance with its terms and with the applicable provisions of ERISA, the Code and all other applicable Laws. All Company Plans that are intended to be Tax qualified under Section 401(a) of the Code (each, a “Company Pension Plan”) have received a favorable opinion or determination letter from the IRS and to the Knowledge of the Company, no event has occurred which could reasonably be expected to cause the loss of such tax-qualified status, and each trust which forms a part of such plan has been tax-exempt under Section 501(a) of the Code. The Company has made available to the Parent a correct and complete copy of the most recent opinion or determination letter received with respect to each Company

Pension Plan, as well as a correct and complete copy of each pending application for an opinion or a determination letter, if any. No Company Plan is subject to Title IV of ERISA, a multiemployer plan, as defined in Section 3(37) of ERISA, or an “employee benefit plan” subject to Sections 4063 or 4064 of ERISA.

(b) The Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, except for such failures to be in compliance as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any of its Subsidiaries or, to the Knowledge of the Company, has applied to represent or is attempting to organize so as to represent such employees.

(c) Except as contemplated under this Agreement and except as set forth in the Company Disclosure Schedule, no benefit under any Company Plan, including without limitation, any severance or parachute plan or agreement, will be established or become accelerated, vested or payable by reason of any transaction contemplated by this Agreement either alone or in conjunction with another event (e.g., termination of employment), and neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Plan.

(d) No material direct, contingent, or secondary liability has been incurred or is expected to be incurred by the Company or any Subsidiary under Title IV of ERISA to any party with respect to any Company Plan, or with respect to any other plan presently or heretofore maintained or contributed to by any ERISA Affiliate, other than for premiums payable to the PBGC under Title IV of ERISA.

(e) None of the Company, any Subsidiary or any ERISA Affiliate has incurred any material liability that has not been satisfied for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(f) No Company Plan provides health or death benefit coverage beyond the termination of an employee’s employment, except (i) as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or any State laws requiring continuation of benefits coverage following termination of employment; (ii) for death benefits provided under any Company Plan intended to be qualified under Section 401(a) of the Code; or (iii) for benefits provided under any individual employment agreement.

(g) No material Actions (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought or, to the Knowledge of the Company, threatened against or with respect to any Company Plan and there are no facts or circumstances known to the Company or any Subsidiary that could reasonably be expected to give rise to any such Actions.

(h) All material contributions to Company Plans that were required to be made under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved in accordance with and solely to the extent required by GAAP.

(i) Except as would not, individually or in the aggregate, result in material liability to the Company or any Subsidiary, each individual that renders services to the Company or any Subsidiary who is classified by the Company or by such Subsidiary as (i) an independent contractor or other non-employee status, or (ii) exempt or non-exempt employee, is properly so classified for all purposes, including (a) taxation and tax reporting, (b) eligibility to participate in Company Plan, (c) Fair Labor Standards Act purposes, and (d) applicable Law governing the payment of wages.

(j) Except as set forth in the Company Disclosure Schedule, the tax deductibility of any amount payable under any Company Plan will not be limited by operation of Section 162(m) or 280G of the Code.

(k) To the Knowledge of the Company, neither the Company nor any Subsidiary has made any legally binding representations or communications (directly or indirectly, orally or in writing) with respect to participation, eligibility for benefits, vesting, benefit accrual coverage or other material terms of any Company Plan to any employee or beneficiary that would give rise to a material liability of the Company or any Subsidiary other than: (i) those which are in accordance with the terms and provisions of each such Company Plan as in effect immediately prior to the Closing Date; (ii) those which are intended to facilitate compliance with applicable Law (including, without limitation, Section 409A of the Code); or (iii) those which relate to the retention program described in the Company Disclosure Schedule.

(l) There are no agreements or legally binding entitlements in place that would entitle a participant in any “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) to reimbursement for any additional Tax imposed by Section 409A of the Code.

4.16 Environmental.

(a) To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance with (i) all applicable Environmental Laws, and (ii) all Authorizations required under applicable Environmental Laws and all Orders issued or entered into by a Governmental Entity under any Environmental Law for the current operation of the Company and each of its Subsidiaries.

(b) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice or report in the past three (3) years regarding any actual or alleged violation of any applicable Environmental Law or any liabilities arising under applicable Environmental Laws, in each case concerning the Company or its Subsidiaries.

4.17 Certain Business Relationships with Affiliates. Except as disclosed in the Company SEC Reports, from and after January 1, 2006 and prior to the date hereof, no event has occurred, and there has been no transaction, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries is to be a party, that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC.

4.18 Insurance. There are no material claims pending under any insurance policy, binder of insurance and fidelity bond that covers the Company or any of its Subsidiaries or their respective businesses, properties, assets, directors or employees (the “Policies”) as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. Neither the Company nor any of its Subsidiaries is a party to or affected by any self-insurance arrangement. All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Company and its Subsidiaries following the Merger, except for such failures which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Such Policies are sufficient in all material respects for compliance with all applicable Laws and Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound. As of the date hereof, neither the Company nor any of its Subsidiaries has received a notice of cancellation of any Policy. There is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default under any Policy or entitle any insurer to terminate or cancel any Policy except for such defaults that would not be reasonably expected to have a Company Material Adverse Effect.

4.19 Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors) of the Company and its Subsidiaries are correct and complete in all material respects, and have been maintained in accordance with sound business practices. At the Closing, all of those books and records will be in the possession of the Company.

4.20 Opinion of Financial Advisor. Each of the financial advisors to the Company, Merrill Lynch & Co., Inc. and Evercore Partners, has delivered to the Company an opinion dated as of the date hereof to the effect that, subject to the various assumptions and qualifications set forth therein, the Merger Consideration (as defined in the opinion) is fair from a financial point of view to the Company Stockholders and the Company has provided a true and correct copy of such opinion to the Parent (or will provide such true and correct copy reasonably promptly following receipt thereof).

4.21 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or the Company Stockholders who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Merrill Lynch & Co., Inc. and Evercore Partners, the fees and expenses of each of which shall be paid by the Company in accordance with the Company’s agreements with such firm (a complete and correct copy of which has been provided to the Parent).

4.22 Registration as an Exchange. ISE LLC is registered as a national securities exchange and as a self-regulatory organization (as registered under Section 6 and as defined in Section 3(a)(26), respectively, of the Exchange Act) and has in effect rules (i) in accordance with the provisions of the Exchange Act for the trading of equity options and equities, as applicable, and (ii) with respect to all matters for which rules are required under the Exchange Act pertaining thereto.

4.23 Takeover Statutes; No Restrictions on the Merger. To the Knowledge of the Company, no state “fair price”, “moratorium”, “control share acquisition” or similar anti-takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the Parent’s representation and warranty set forth in Section 5.6, the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to the execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated hereby.

4.24 Completeness of Disclosure. No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Schedule, the Exhibits attached hereto or any certificate furnished or to be furnished to the Parent pursuant hereto, contains or will at the Closing contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein, in light of the circumstances under which they were made, not misleading.

4.25 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this ARTICLE IV or pursuant to the certificates to be delivered pursuant to Section 9.2, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB

The Parent and the Merger Sub represent and warrant to the Company that the statements contained in this Article V are true and correct.

5.1 Organization and Good Standing. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept is applicable) under the Laws of the jurisdiction of its incorporation, has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing (to the extent such concept is applicable) as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified and in good standing (to the extent such concept is applicable) would not reasonably be expected to be, individually or in the aggregate, material to the Parent and its Subsidiaries taken as a whole.

5.2 Authority and Enforceability. Each of the Parent and the Merger Sub has the requisite power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Parent and the Merger Sub and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Parent Boards and by all necessary corporate action on the part of the Merger Sub, subject to the approval of this Agreement by the direct stockholder of the Merger Sub, which the Parent shall cause to occur immediately following execution of this Agreement. This Agreement has been duly executed and delivered by the Parent and the Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

5.3 No Conflicts; Authorizations.

(a) The execution and delivery of this Agreement by the Parent and the Merger Sub do not, and the performance by the Parent and the Merger Sub of their obligations hereunder and the consummation by the Parent and the Merger Sub of the transactions contemplated hereby will not, (i) violate the provisions of any of the Charter Documents of the Parent or the Merger Sub, (ii) violate any Contract to which the Parent or the Merger Sub is a party, (iii) except as set forth in Section 5.3(b), violate any Law applicable to the Parent or the Merger Sub on the date hereof, or (iv) result in the creation of any Liens upon any of the assets owned or used by the Parent or the Merger Sub, other than such violations referred to in clauses (i), (ii) and (iii) and such Liens referred to in clause (iv) that would not reasonably be expected to (A) impair in any material respect the ability of the Parent or the Merger Sub to perform its obligations under this Agreement or (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by or with respect to the Parent in connection with the execution and delivery of this Agreement and the consummation of the Merger, except for (i) such filings as may be required under the HSR Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required under any state securities and “blue sky” laws, and (iv) the SEC Approval.

(c) No vote of the holders of any class or series of the Parent’s capital stock or other securities (including securities issued by any of Parent’s Affiliates) is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

5.4 Availability of Funds. The Parent has available to it, or will have available to it as of the Effective Time, funds sufficient to enable it to satisfy its obligations under this Agreement.

5.5 Brokers or Finders. There is no investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Parent who is entitled to any fee or commission in connection with the transactions contemplated by this Agreement, other than Deutsche Bank AG, the fees and expenses of which shall be paid by the Parent.

5.6 Ownership of Company Common Stock. Neither the Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any Shares.

5.7 Information Supplied. The information supplied by the Parent for inclusion or incorporation by reference in the Proxy Statement will not, on the date it is first mailed to the holders of Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be state therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will not, at the time of the Company Stockholders’ Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders’ Meeting that shall have become false or misleading in any material respect.

5.8 Ownership and Operations of Merger Sub. The Parent owns beneficially and, indirectly, of record all of the outstanding capital stock of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business activities.

5.9 Legal Proceedings. As of the date hereof, there is no pending Action against or relating to the Parent or any of its Subsidiaries, nor is there any Order imposed upon the Parent or any of its Subsidiaries, by or before any Governmental Entity, that would, individually or in the aggregate, reasonably be expected to (a) impair in any material respect the ability of the Parent to perform its obligations hereunder or (b) prevent or materially delay consummation of the transactions contemplated hereby.

ARTICLE VI

COVENANTS OF THE COMPANY

6.1 Conduct of Business. Except as contemplated by the Company Disclosure Schedule, during the period from the date of this Agreement until the Effective Time, unless the Parent otherwise consents (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course and in conformity with past practice and use its commercially reasonable efforts to preserve substantially intact its business organization, its customer, supplier and provider of order flow relationships and its goodwill, and, without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)(i) issue, sell or grant, or authorize for issuance, sale or grant, any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants or options to purchase any shares of its capital stock, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock; provided, that the Company may issue shares of Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement or upon settlement of Company Awards that are outstanding on the date of this Agreement or pursuant to the Company Stock Purchase Plan in accordance with Section 3.5(c) ; (ii) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, or any rights, warrants or options to acquire any shares of its capital stock, except pursuant to written commitments in effect as of the date hereof; (iii) except for the declaration of a regular quarterly dividend of $.05 per share in conformity with past practice, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock; (iv) split, combine, subdivide or reclassify any shares of its capital stock; or (v) enter into any agreement with respect to the voting of its capital stock;

(b)(i) incur, assume or guarantee any Indebtedness in excess of $1.5 million in the aggregate outstanding at any time; provided, that the Company may make borrowings under its existing credit line from a commercial banking institution, (ii) make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries in excess of $1.5 million in the aggregate or (iii) repurchase or prepay any Indebtedness in excess of $1.5 million in the aggregate, except as required by the terms of such Indebtedness or for payments of amounts outstanding under the Company’s existing credit facility in the ordinary course of business;

(c) sell, transfer or encumber any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except (i) sales, leases, rentals and licenses in the ordinary course of business, (ii) pursuant to Contracts in force at the date of this Agreement or entered into after the date of this Agreement to the extent permitted by the terms of this Agreement, (iii) dispositions of obsolete or worthless assets, or (iv) transfers among the Company and its Subsidiaries;

(d) make any individual capital expenditure in excess of $1.5 million;

(e) make any acquisition of the stock or assets of any other Person (including by merger, consolidation, recapitalization or other similar transaction) for a purchase price in the case of any such acquisition in excess of $1.5 million;

(f) except as contemplated by Section 7.1, except as set forth in the Company Disclosure Schedule, or except to the extent required under the express terms of any Company Plan or as required by applicable Law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers, employees, independent contractors or consultants (except in the ordinary course of business consistent with past practice with respect to employees who are not directors or officers), (ii) grant any severance or termination pay not provided for by any Company Plan, (iii) enter into any employment, change in control, consulting or severance agreement or arrangement with any of its present or former directors, officers, consultants, independent contractors or other employees (other than with respect to newly hired employees who are not hired as officers or directors), (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable Law, including the Code (including modifications that are necessary or advisable to comply with Section 409A of the Code), (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan, or (vi) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract, any Company Stock Plan, Company Stock Purchase Plan, or Company Plan.

(g) make or change any material election concerning Taxes or settle or compromise any material Tax liability;

(h) make any changes in financial or Tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(i) amend any of their Charter Documents;

(j) adopt a plan or agreement of complete or partial liquidation or dissolution;

(k) adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of the Company or any Subsidiary of the Company;

(l) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(m) enter into any new line of business that is material to the Company and the Subsidiaries of the Company, taken as a whole;

(n) other than in the ordinary course of business consistent with past practice or other than as permitted under any other paragraph of this Section 6.1, (i) amend, modify or terminate, or waive, release or assign any rights under, any Material Contract or (ii) enter into any Contract that, if entered into prior to the date hereof, would have been a material Contract;

(o) file with the SEC any application, or submit drafts of any applications required by Section 8.1(e), to change any of its rules or regulations unless it shall simultaneously provide a written copy of such application to the Parent; or

(p) agree to take any of the foregoing actions.

6.2 Access to Information. Subject to the terms of the Confidentiality Agreement by and between the Parent and ISE LLC dated as of April 7, 2007 (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, during normal business hours, (a) afford to the Parent’s officers, directors, employees, accountants, counsel, consultants, advisors and agents (“Representatives”) reasonable access to and the right to inspect, all of the properties, assets, records, Contracts and other documents related to the Company and its Subsidiaries, and (b) permit them to consult with the officers, employees, accountants, counsel and agents of the

Company and its Subsidiaries for the purpose of making such reasonable investigation of the Company and its Subsidiaries as the Parent shall desire to make; provided, however, that the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or a Contract or obligation of confidentiality owing to a third party or jeopardize the protection of an attorney-client privilege.

6.3 Resignations. On the Closing Date, subject to the terms of the SEC Approval, the Company shall cause to be delivered to the Parent duly signed resignations, effective as of the Effective Time, of (a) all members of the board of directors of the Company, (b) all members of the Company’s board of directors from the board of directors of ISE LLC, and (c) all members of the boards of directors of the Subsidiaries of the Company (other than ISE LLC).

6.4 Consents. The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to obtain all Consents; provided, that the Company shall not be required to amend any Contract or waive any right, or expend any money or other consideration to obtain any such Consent.

6.5 Notification of Certain Matters. The Company shall give prompt notice to the Parent of (a) any fact, event or circumstance that individually or taken together with all other facts, events and circumstances of which the Company has Knowledge, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) the failure of any condition precedent to the Parent’s obligations, (c) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger, (d) subject to applicable Law, any notice or other communication from any Governmental Entity in connection with the Merger, or (e) any Actions commenced relating to the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14; provided, however, that (A) the delivery of any notice pursuant to this Section 6.5 shall not limit or otherwise affect any remedies available to the Parent or prevent or cure any misrepresentations, breach of warranty or breach of covenant, and (B) disclosure by the Company shall not be deemed to amend or supplement the Company Disclosure Schedule or constitute an exception to any representation or warranty.

6.6 No Solicitation by the Company.

(a) Subject to Section 6.6(b), except with respect to this Agreement and the transactions contemplated hereby, the Company agrees that it and its officers and directors will not, and it will cause its Subsidiaries and its Subsidiaries’ officers and directors not to, and will use its reasonable best efforts to cause its and their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates not to: (i) initiate, solicit, encourage or seek, directly or indirectly, any inquiries relating to or the making or implementation of any Third Party Proposal; (ii) except to inform Persons of the existence of the provisions contained in this Section 6.6, engage in any negotiations concerning, or provide any information or data to, or have any substantive discussions with, any Person relating to a Third Party Proposal; (iii) otherwise cooperate in or facilitate any effort or attempt to make, implement or accept a Third Party Proposal; (iv) enter into a Contract with any Person relating to a Third Party Proposal; or (v) release any third party from, waive any provision of, or fail to enforce any confidentiality or standstill agreement to which it is a party (other than to the extent necessary to take any actions permitted by Section 6.6(b), 6.6(c) or 6.6(d)). The Company and its officers and directors will immediately cease, and will cause its Subsidiaries and its Subsidiaries’ officers and directors immediately to cease, and will use its reasonable best efforts to cause its and their respective employees, accountants, counsel, consultants, advisors, agents and Affiliates immediately to cease, any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to (or reasonably likely to lead to) any Third Party Proposal. A “Third Party Proposal” means any Contract, proposal or offer (including any proposal or offer to the stockholders of the Company) with respect to a proposed or potential Acquisition Transaction. An “Acquisition Transaction” means: (a) any sale, lease or other disposition, direct or indirect (and however structured), of any business or assets of the Company or any of its Subsidiaries (which business or assets represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); (b) any tender or exchange offer that, if consummated, would result in a third party beneficially owning 25% or more of any class of securities of the Company; (c) a merger, consolidation, share exchange, business combination, reorganization, joint venture, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries (which Subsidiaries represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); (d) the issuance, sale or other disposition, direct or indirect (and however structured), of securities (or securities or other rights convertible into, or exercisable or exchangeable for, such securities) representing 25% or more of the voting power or capital stock of the Company or any of its Subsidiaries (which Subsidiaries represent 25% or more of the consolidated revenues, net income or assets of the Company and its Subsidiaries, taken as a whole); or (e) any combination of the foregoing (other than the Merger). Any breach of this Section 6.6(a) by any officer or director of the Company or its Subsidiaries shall be deemed to be a breach of this Section 6.6(a) by the Company.

(b) Notwithstanding anything to the contrary in Section 6.6(a), at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining the Company Stockholder Approval), under circumstances in which the Company and its Representatives are not in breach of their obligations pursuant to Section 6.6(a), the Company Board may furnish information to, and enter into discussions or negotiations with, a Person who has made an unsolicited written bona fide Third Party Proposal if, and only if, the Company Board has (i) reasonably concluded that such Third Party Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, (ii) reasonably concluded, after receiving advice from its outside legal counsel, that, in light of such Third Party Proposal, furnishing such information or entering into such discussions is necessary in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law, (iii) provided written notice to the Parent of its intent to furnish information or enter into discussions or negotiations with such Person at least three Business Days prior to taking any such action and (iv) obtained from such Person an executed confidentiality agreement on terms no less favorable to the Company (including standstill provisions) than those contained in the Confidentiality Agreement. The Company Board shall furnish to the Parent all information provided to the Person who has made such Third Party Proposal to the extent that such information has not been previously provided to the Parent and shall keep the Parent reasonably informed as to the status of any discussions regarding such Third Party Proposal. In addition to the obligations of the Company set forth in this Section 6.6(a), the Company shall promptly, but in no event later than 24 hours after the receipt thereof, advise the Parent in writing of any request for information that the Company reasonably believes could lead to a Third Party Proposal, the terms and conditions of such request, Third Party Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the Person making the request. The Company shall keep the Parent informed in all material respects on a reasonably current basis of any change in the status of, or any modification or amendment to, such Third Party Proposal. A “Superior Proposal” means an unsolicited written bona fide Third Party Proposal (provided, that for purposes of this definition of Superior Proposal, the term Third Party Proposal shall have the meaning assigned to it in Section 6.6(a), except that references to “25% or more” in the definition of Acquisition Transaction shall be deemed to be references to “more than 50%”) that the Company Board determines, in its good faith judgment (having considered the advice of a financial advisor of nationally recognized reputation and of its outside counsel), to be more favorable to the Company Stockholders, taking into account all legal, financial, regulatory, timing and similar aspects of, and conditions to, such Third Party Proposal, than the terms of the Merger and with any financing required to consummate the transaction contemplated by such Third Party Proposal committed.

(c) Neither the Company Board nor any Committee thereof shall withhold, withdraw, amend, modify in any manner adverse to the Parent, or change its recommendation in favor of the Company Stockholder Approval and, in the case of a tender or exchange offer made directly to the Company Stockholders, recommend that the Company Stockholders accept such tender or exchange offer (each, a “Change of Recommendation”); provided, however, that the Company Board may make a Change of Recommendation if all of the following conditions are satisfied:

(i) the Company Stockholders’ Meeting has not occurred;

(ii) the Company shall have provided at least three Business Days’ prior written notice (the “Notice Period”) to the Parent stating (A) that it has concluded in good faith, after receiving the advice of its outside legal counsel, that effecting a Change of Recommendation is necessary in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law, (B) in reasonable detail the reason why it is effecting such Change of Recommendation (including, if the reason for the Change of Recommendation is a Superior Proposal, the terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal) and (C) that it intends to effect a Change of Recommendation and the manner in which it intends to so;

(iii) the Parent shall not have made, within the Notice Period, an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) enables the Company Board to withdraw the Change of Recommendation or, if the reason for the Change of Recommendation is a Superior Proposal, is at least as favorable to the Company Stockholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by the Parent reasonably promptly following the receipt thereof); and

(iv) the Company shall not have breached any of the provisions set forth in this Section 6.6 in any material respect.

(d) Neither the Company nor any of its Subsidiaries shall enter into any letter of intent, merger, acquisition or similar agreement with respect to any Third Party Proposal (each, a “Company Acquisition Agreement”), other than a confidentiality agreement subject to the requirements of Section 6.6(b); provided, however, that the Company Board may cause the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal, but only if the Company shall have concurrently with entering into such Company Acquisition Agreement terminated this Agreement pursuant to Section 10.1(iv)(B) and all of the following conditions are satisfied:

(i) the Company Stockholders’ Meeting has not occurred;

(ii) the Company shall have provided three Business Days’ prior written notice to the Parent stating (A) that it has concluded in good faith, after receiving the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, that such Third Party Proposal constitutes a Superior Proposal, and (B) that it has concluded in good faith, after receiving the advice of its outside legal counsel, that entering into a Company Acquisition Agreement with respect to such Superior Proposal is advisable in order for the Company Board to comply with its fiduciary obligations to the Company Stockholders under applicable Law;

(iii) the Parent shall not have made, within the three Business Day-period referred to in clause (ii) above, an offer that the Company Board determines in its good faith judgment (having considered the advice of its financial advisor and outside legal counsel) that is at least as favorable to the Company Stockholders as such Superior Proposal (it being agreed in each case that the Company Board shall convene a meeting to consider any such offer by the Parent reasonably promptly following the receipt thereof); and

(iv) the Company shall not have breached any of the provisions set forth in this Section 6.6 in any material respect.

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) filing this Agreement and any amendment hereto, together with a description of its terms, on a Form 8-K with the SEC; provided, that the Company shall not take a position that effects, or otherwise make any public statement that constitutes, a Change of Recommendation unless specifically permitted pursuant to the terms of Secti on 6.6(c); provided, however, it is understood and agreed that, for purposes of this Section 6.6, a factually accurate public statement by the Company that describes the Company’s receipt of a Third Party Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Change of Recommendation.

6.7 Company Stockholders’ Meeting. As promptly as practicable after the date hereof, the Company shall take all action necessary under the DGCL and its Charter Documents (a) to call, convene and hold a meeting of the Company Stockholders to vote upon the adoption of this Agreement (the “Company Stockholders’ Meeting”) and (b) to solicit the Company Stockholder Approval. The Company Board will recommend that the Company Stockholder Approval be given and will use its reasonable best efforts to solicit from the Company Stockholders the Company Stockholder Approval, except to the extent that the Company Board effects a Change of Recommendation as provided in Section 6.6(c).

6.8 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall, and shall use its reasonable best efforts to, within 21 days after the date thereof (assuming full cooperation on the part of the Parent to supply any information required on its part), prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the Company Stockholders’ Meeting. The Company shall use its reasonable best efforts to have cleared by the SEC and thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders’ Meeting.

(b) Except to the extent expressly permitted by Section 6.6(c), (i) the Company Board shall recommend that the Company Stockholders vote in favor of the Agreement, (ii) the Proxy Statement shall include a statement that the Company Board has recommended that the Company Stockholders vote in favor of the Agreement and (iii) neither the Company Board nor any committee thereof shall effect any Change of Recommendation.

(c) The Proxy Statement and any amendments or supplements to the Proxy Statement will, when filed, comply in all material respects with the applicable requirements of the Exchange Act. At the time the Proxy Statement or any amendment or supplement to the Proxy Statement is first mailed to the Company Stockholders and at the time the Company Stockholders vote on the adoption of this Agreement, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the date of the Company Stockholders’ Meeting, any event or circumstance relating to the Company that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by the Company, the Company shall reasonably promptly inform the Parent. The covenant contained in this Section 6.8(c) will not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Company in writing by the Parent specifically for use therein.

(d) The Company shall give the Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, each time before that document (or any amendment or supplement thereto) is filed with the SEC, and reasonable and good faith consideration shall be given to any comments made by the Parent and its counsel. The Company shall (i) promptly provide the Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement reasonably promptly after receipt of those comments or other communications and (ii) provide the Parent with a reasonable opportunity to participate in the response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating in any discussions or meetings with the SEC.

6.9 FIRPTA Certificate. At the Closing, the Company shall deliver to the Parent a duly executed certificate stating that the Company is not a “United States Real Property Holding Corporation” as defined in Section 897 of the Code in accordance with Treasury Regulation promulgated under Sections 897 and 1445 of the Code (the “FIRPTA Certificate”).

ARTICLE VII

COVENANTS OF THE PARENT

7.1 Benefit Plans.

(a) During the 18-month period commencing on the Effective Time, Parent shall provide, or cause the Surviving Corporation and its Subsidiaries to provide, for the benefit of current employees of the Company and any of its Subsidiaries who become employees of the Surviving Corporation or any of its Subsidiaries (“Transitioned Employees”), while employed by the Surviving Corporation or any of its Subsidiaries after the Closing Date: (i) salary that is at least as favorable as the salary provided to such Transitioned Employees immediately before the Effective Time; (ii) bonus and long-term incentive opportunities that, in the aggregate, are substantially comparable to the bonus and long-term incentive opportunities provided to such Transitioned Employees immediately before the Effective Time and consistent with prior practice; and (iii) benefits provided under Company Plans providing welfare and retirement benefits that are, in the aggregate, substantially comparable to those benefits provided to the Transitioned Employees immediately before the Effective Time. The Parent, the Surviving Corporation and their Affiliates will give the Transitioned Employees credit for, and will recognize the services of each Transitioned Employee with or recognized by the Company and any of its Subsidiaries for purposes of eligibility and vesting (but not benefit accrual) under any benefit or compensation plan or arrangement of the Parent, the Surviving Corporation and their Affiliates providing benefits to such Transitioned Employee. Each Transitioned Employee’s years of service with or recognized by the Company and any of its Subsidiaries shall be otherwise recognized for all general employment purposes, including seniority, and calculating vacation, severance, retention, sick pay and personal time; provided, that any vacation time offered by the Parent in the calendar year of the Effective Time to any Transitioned Employee shall be offset by any vacation time used by or paid to a Transitioned Employee by the Company or any of its Subsidiaries in the calendar year of the Effective Time. In addition, the Parent will (a) waive all limitations as to preexisting conditions, exclusions, waiting periods and service requirements with respect to participation and coverage requirements applicable to Transitioned Employees under any group health or welfare plan sponsored by the Parent, the Surviving Corporation or their Affiliates except to the extent such preexisting conditions, exclusion, waiting period or service requirement had not been satisfied by any such Transitioned Employee as of the Effective Time under a group health plan sponsored by the Company or any of its Subsidiaries, and (b) provide each Transitioned Employee with credit for any deductible, copayment and out-of-pocket limits applicable to such employees under any such group health plan sponsored by the Company or any of its Subsidiaries and paid by the Transitioned Employee prior to the Effective Time during the calendar year of the Effective Time.

(b) From and after the Effective Time, the Parent shall assume and honor, or cause the Surviving Corporation or any of its Subsidiaries to assume and honor, the International Securities Exchange Profit Sharing Plan (the “Company Profit Sharing Plan”) to the extent legally binding on the Parent, the Surviving Corporation or any of its Subsidiaries. Any outstanding unvested options under the Company Profit Sharing Plan to purchase designated property as provided under such plan shall become fully vested effective as of the Effective Time (an “Accelerated Option”). Participants in the Company Profit Sharing Plan shall be required to (i) exercise any such Accelerated Option or any option under the Company Profit Sharing Plan to purchase designated property that vests or vested prior to January 1, 2005 ( a “Grandfathered Option”) at any time during the calendar year in which the Closing occurs; (ii) exercise any option under the Company Profit Sharing Plan to purchase designated property that vested in 2007 (but prior to the Effective Time) (a “2007 Option”) at any time prior to January 1, 2008; and (iii) receive payment relating to such Accelerated Option, vested Option and 2007 Option (collectively, the “PSP Options”) in accordance with the terms of the Company Profit Sharing Plan and underlying award agreement. In the event that a participant does not exercise any PSP Option within the time periods prescribed herein, such PSP Option shall be cancelled without any payment with respect to such PSP Option. The Company and its Subsidiaries shall take all reasonable actions necessary or advisable to effect the intent of this Section 7.1(b) including amending the Company Profit Sharing Plan.

(c) From and after the Effective Time, the Parent shall assume and honor, or cause the Surviving Corporation and its Subsidiaries to honor, the retention program which shall be established prior to the Closing Date substantially in accordance with the terms set forth in Section 7.1(c) of the Company Disclosure Schedule.

(d) The Parent recognizes that, notwithstanding Section 6.1(f), the employment agreements listed on the Company Disclosure Schedule are scheduled to expire on December 31, 2007, and that between the date hereof and the Closing Date, the Company and its Subsidiaries shall negotiate in good faith with the employees covered by such employment agreements for the renewal and extension of such employment agreements on terms and conditions that are based on the current terms and conditions specified in such agreements; provided, that the Company and its Subsidiaries shall keep the Parent apprised of the status of the negotiations and in good faith take into account the Parent’s comments, and prior to finalizing any such agreements, obtain the Parent’s consent, which shall not be unreasonably withheld. None of the Parent, the Company, the Surviving Corporation or any of their Subsidiaries shall deliver a notice of nonrenewal of any such employment agreements to any of the employees covered by such employment agreements before January 1, 2008.

(e) The provisions of this Section 7.1 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.1, express or implied, shall confer upon any Transitioned Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing herein shall require the Parent or the Surviving Corporation to continue any particular Company Plan or prevent the amendment or termination thereof (subject to the requirements of this Section 7.1 including, without limitation, the requirement to maintain compensation and benefits at levels provided in such section); provided, however, that the Parent and the Surviving Corporation shall not take, or cause to be taken, any action (by way of amendment, termination or otherwise) that is in violation of the terms of any Company Plan or applicable Law, nor shall the Parent or the Surviving Corporation take, or cause to be taken, any such action that requires the consent, waiver or agreement of the affected employee (or such employee’s beneficiary or dependent) without first obtaining such consent, waiver or agreement.

7.2 Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim or Action that is based in whole or in part on, or arises in whole or in part out of, the fact that such Person is or was a director or officer of the Company or any of its Subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such Persons are entitled to be indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to the Charter Documents and indemnification agreements of the Company and its Subsidiaries, if any, in existence on the date hereof with any directors and officers of the Company and its Subsidiaries.

Without limiting the foregoing, the Parent, from and after the Effective Time, shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of this Agreement in the Company’s Charter Documents, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties.

(b) For a period of six years after the Effective Time (and for so long thereafter as any claims thereunder are being adjudicated), the Parent shall cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, that if the existing directors’ and officers’ liability insurance policy expires, is terminated or cancelled during such six-year period, the Parent shall cause to be substituted therefor policies containing terms and conditions that are no less favorable to the former officers and directors of the Company and its Subsidiaries only with respect to claims arising from facts or events that occurred prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that if the aggregate annual premiums for such policies at any time during such period exceed 300% of the annual premium paid by the Company for such insurance as of the date hereof, the Parent shall be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate; and provided, further, that the Company may elect to purchase prior to the Effective Time, in lieu of the foregoing insurance, a directors’ and officers’ liability insurance “tail” or “runoff” insurance program to be in effect until the end of such six-year period (and for so long thereafter as any claims thereunder are being adjudicated) with respect to acts or omissions occurring at or prior to the Effective Time (such coverage to be on terms and conditions no less favorable to the covered directors and officers than such coverage existing on the date hereof).

(c) The provisions of this Section 7.2 are intended to be (i) for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by Contract or otherwise. The obligations of the Parent and the Surviving Corporation under this Section 7.2 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party to whom this Section 7.2 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Party to whom this Section 7.2 applies shall be third-party beneficiaries of this Section 7.2).

(d) In the event that the Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Parent and the Surviving Corporation shall assume all of the obligations set forth in this Section 7.2.

7.3 Proxy Statement Cooperation. The Parent shall reasonably cooperate with the Company in connection with the preparation of the Proxy Statement, and shall use its reasonable best efforts to furnish all information concerning the Parent and the Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement.

ARTICLE VIII

COVENANTS OF THE COMPANY AND THE PARENT

8.1 Regulatory Approvals.

(a) Each of the Parent, the Merger Sub and the Company shall promptly apply for, and take all reasonably necessary actions to obtain or make, as applicable, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it for the consummation of the transactions contemplated hereby. Each party shall cooperate with and promptly furnish information to the other parties necessary in connection with any requirements imposed upon such other party in connection with the consummation of the Merger. Without limiting the generality of the foregoing, each of the Parent and the Company shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than 10 Business Days following the execution and delivery of this Agreement, file (i) with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”), the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, and (ii) with any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby. Each of the Company and the Parent shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under the HSR Act.

(b) Each of the Parent and the Company shall use its reasonable best efforts to obtain promptly any clearance required under the HSR Act for the consummation of the Merger and the transactions contemplated hereby. Each of the Parent and the Company shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and any other Governmental Entities and shall comply promptly with any such inquiry or request. Without limiting the foregoing, the Parent and the Company shall each use its respective best efforts to avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Entity with respect to the Merger so as to enable the consummation of the Merger to occur on or prior to the date specified in Section 10.1(a)(ii)(A), including, in the case of the Parent, by taking all such actions, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent (or any of its Subsidiaries) and (ii) otherwise taking or committing to take actions that limit the Parent or its Subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its, or its Subsidiaries’, businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Merger; provided, however, that the Parent shall not be required to enter into any structural or conduct remedy with respect to any material portion of the business, product lines, or assets of Parent and its Subsidiaries taken as a whole. Notwithstanding the foregoing, the Parent and its Affiliates shall have no obligation to contest, administratively or in court, any Order of any Governmental Entity or any other Person respecting the trans actions contemplated by this Agreement; provided, that each of the Parent and the Company shall both promptly respond to the DOJ or the FTC to any request for additional information.

(c) Each of the Parent and the Company shall use its reasonable best efforts to provide such information to the SEC as is required with respect to the consideration by the SEC of the amendments to the Charter Documents of the Company or any of its Subsidiaries that may be required to consummate and make effective the Merger.

(d) The Parent and the Company shall instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the expiration of the applicable HSR Act waiting period at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Entity and (ii) to confer with each other regarding appropriate contacts with and response to personnel of any Governmental Entity.

(e) Each of the Parent, the Merger Sub and the Company shall use reasonable best efforts to obtain the approval of the Merger and the other transactions contemplated hereby under Section 19(b) of the Exchange Act (the “SEC Approval”); provided, however, that Parent shall not be required to, nor is the Company or any of the Company’s Subsidiaries permitted to, take any action or accept any condition that is inconsistent in any material respect with the current understanding of the parties of the principal regulatory operating assumptions. Further, the Parent shall not be required to, nor is the Company or the Company’s Subsidiaries permitted to, take any other action or accept any other condition necessary to obtain SEC Approval if such action or condition will result in a material reduction of the benefits of the Merger to the Parent. Without limiting the generality of the foregoing, as promptly as practicable following the date hereof the Company shall cause ISE LLC to prepare and file with the SEC a proposed rule change that is consistent with the current understanding of the parties of the principal regulatory operating assumptions; provided, however, that the Company shall not make any filing with, or submit any drafts of such filing to, the SEC without providing a written copy of such filing or draft filing to the Parent in advance and without the prior written consent of the Parent with respect to each such filing or draft. No party hereto shall participate in any substantive meeting or discussion with the SEC in respect of any filings and draft filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and gives the other party the opportunity to attend and participate thereat, and each party shall furnish the other party with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and the SEC or members or its staff on the other hand, with respect to this Agreement and the Merger and the SEC Approval; provided, however, that no party shall be permitted to submit any such correspondence, filings, and written communications (and memoranda setting forth the substance thereof), or drafts thereof, to the SEC or members or its staff without the prior written consent of the other party.

8.2 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of the Parent and the Company. Thereafter, neither the Company nor the Parent shall issue any press release or otherwise make any public statements with respect to this Agreement, the Merger or any of the other transactions contemplated by this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld or delayed); provided, that the Company or the Parent, as the case may be, may, without such consent (but after prior consultation to the extent practicable in the circumstances), issue such press releases and make such public statements that it believes are required by (and only to the extent required by) applicable Law or (in the case of the Company) the rules of New York Stock Exchange. The Company acknowledges that, in some circumstances, the Parent may need to conduct general investor relations activities, which will be general in nature and will not specifically address the details of the transaction, in which case the Parent will attempt to reasonably consult with the Company.

8.3 Delisting and Deregistration. The Parent shall use its reasonable best efforts to cause the Common Stock to be no longer quoted on the New York Stock Exchange and to be deregistered under the Exchange Act as soon as practicable following the Effective Time. The Company shall cooperate with the Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws to enable the delisting of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act.

8.4 Further Assurances. Upon the terms and subject to the conditions hereof each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Merger and the transactions contemplated by this Agreement. Each of the Parent, the Merger Sub and the Company shall not take any action that would reasonably be expected to prevent the consummation of the Merger.

ARTICLE IX

CONDITIONS TO MERGER

9.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of the Parent, the Merger Sub and the Company to consummate the Merger are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

(c) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall be in effect. No Law shall have been enacted or shall be deemed applicable to the Merger that makes the consummation of the Merger illegal.

(d) The SEC Approval shall have been obtained.

9.2 Conditions to Obligations of the Parent and the Merger Sub to Effect the Merger. The obligations of the Parent and the Merger Sub to effect the Merger are subject to the satisfaction (or waiver by the Parent in its sole discretion) of the following further conditions:

(a)(i) The representations and warranties of the Company set forth in Sections 4.20 and 4.21 shall be true and correct in all material respects at and as of the date hereof and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date); (ii) the other representations and warranties contained in this Agreement (disregarding any Company Material Adverse Effect, materiality or similar qualifiers therein) shall be true and correct as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct as of such specified date), except in the case of this clause (ii) where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) the representations and warranties of the Company set forth in Sections 4.2 and 4.3 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date. The Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the President or Chief Financial Officer of the Company to such effect.

(b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; provided, that, with respect to obligations that are qualified by materiality, the Company shall have performed such obligations, as so qualified, in all respects. The Parent shall have received a certificate signed on behalf of the Company by the President or Chief Financial Officer of the Company to such effect.

(c) There shall not have occurred any event, occurrence or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(d) No Action brought by any Governmental Entity shall be pending before any court or other Governmental Entity, no Order shall be in effect, and no Law shall have been enacted or shall be deemed applicable to the Merger, in each case (i) seeking to prevent consummation of the Merger or seeking to obtain from the Company or the Parent damages that are material in relation to the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole, as the case may be, (ii) seeking to impose any material limitation on the right of the Parent to control the Company and its Subsidiaries or any other Affiliate of the Parent, (iii) seeking to restrain or prohibit the Company’s or the Parent’s ownership or operation (or that of their respective Subsidiaries or Affiliates) of any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its

Subsidiaries, taken as a whole, or to compel the Company or the Parent or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, and if such business or assets relate to the Company or any of its Subsidiaries, such business or assets are material to the financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, and if such business or assets relate to the Parent or any of its Subsidiaries, such business or assets are material to the financial condition or results of operations of the Parent and its Subsidiaries, taken as a whole.

9.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is subject to the satisfaction (or waiver by the Company in its sole discretion) of the following further conditions:

(a) The representations and warranties of the Parent and the Merger Sub set forth in this Agreement shall have been true and correct (without giving effect to any materiality qualifier) at and as of the date hereof and shall be true and correct (without giving effect to any materiality qualifier) at and as of the Closing Date as if made at and as of the Closing Date, except (i) to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date, and (ii) where the failure of the representations and warranties to be true and correct individually or in the aggregate would not reasonably be expected to (A) impair in any material respect the ability of the Parent or the Merger Sub to perform its obligations under this Agreement and (B) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Company shall have received a certificate dated the Closing Date signed on behalf of the Parent by an executive officer of the Parent to such effect.

(b) The Parent and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date. The Company shall have received a certificate signed on behalf of the Parent by an executive officer or Chief Financial Officer of the Parent to such effect.

9.4 Frustration of Closing Conditions. None of the Company, the Parent or the Merger Sub may rely on the failure of any condition set forth in Section 9.1 to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Sections 8.1, 8.2, 8.3 or 8.4.

ARTICLE X

TERMINATION

10.1 Termination.

(a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (with any termination by the Parent also being an effective termination by the Merger Sub):

(i) by mutual written consent of the Parent and the Company;

(ii) by the Parent or the Company if:

(A) the Merger is not consummated on or before the first anniversary of the date hereof; provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(B) a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order or other action is final and non-appealable; or

(C) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment or postponement thereof;

(iii) by the Parent if:

(A) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) or Section 9.2(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within sixty days after written notice of such breach is given to the Company by the Parent.

(B)(1) the Company Board fails to call the Company Stockholders’ Meeting in accordance with Section 6.7, (2) the Company fails to include in the Proxy Statement the recommendation of the Company Board in favor of the Company Stockholder Approval, (3) the Company Board effects a Change of Recommendation or resolves to do so, (4) the Company recommends to the Company Stockholders or approves or endorses a Third Party Proposal or enters into any letter of intent, memorandum of understanding or similar document or any Contract (other than a confidentiality agreement permitted pursuant to Section 6.6) constituting, accepting or directly related to, or that is reasonably likely to lead to, any Third Party Proposal, or (5) the Company Board resolves, agrees or proposes publicly to take any such actions in response to a Third Party Proposal; or

(iv) by the Company if:

(A) there has been a breach by the Parent of any representation, warranty, covenant or agreement contained in this Agreement or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) or Section 9.3(b) would not be satisfied and, in either case, such breach is not curable, or, if curable, is not cured within sixty days after written notice of such breach is given to the Parent by the Company; or

(B) if prior to receipt of the Company Stockholder Approval, concurrently it enters into a definitive Company Acquisition Agreement providing for a Superior Proposal; provided, that the Company shall not terminate this Agreement pursuant to this Section, and any purported termination pursuant to this Section shall be void and of no force and effect, unless concurrently with such termination the Company pays to the Parent the Termination Fee pursuant to Section 10.4(a)(iii).

(b) The party desiring to terminate this Agreement pursuant to Section 10.1(a) shall give written notice of such termination to the other parties hereto.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Company or the Parent or their respective officers, directors, stockholders or Affiliates, except as set forth in Sections 10.3 and 10.4; provided, however, that the provisions of Sections 10.3 and 10.4 and Article XI of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

10.3 Remedies. Any party shall have the right, following the termination of this Agreement in accordance with its terms, to recover damages sustained by such party as a result of any willful and material breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement, or fraud; provided, however, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances that would have permitted the other party to terminate the Agreement under Section 10.1. Payments made pursuant to Section 10.4 shall be in addition to any other rights, remedies and relief of the parties hereto or with respect to the subject matter of this Agreement.

10.4 Termination Fee.

(a) The Company shall pay the Parent, by wire transfer of immediately available funds to an account designated by the Parent, a fee of $84,549,193.00 (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if the Parent terminates this Agreement pursuant to Section 10.1(a)(iii)(B), the Company shall pay the Parent the Termination Fee in full on the Business Day following the date of such termination;

(ii) if the Parent or the Company terminates this Agreement pursuant to Section 10.1(a)(ii)(A) or 10.1(a)(ii)(C), or the Parent terminates this Agreement pursuant to Section 10.1(a)(iii)(A) and, prior to such termination a Qualified Third Party Proposal shall have been made known to the Company or publicly announced and, within 12 months following such termination, the Company enters into a definitive agreement with respect to, or consummates, any Qualified Acquisition Transaction (whether or not such transaction was the one as to which a proposal, offer or indication of interest had been made or announced prior to such termination), then the Company shall pay the Parent the Termination Fee contemporaneously with the consummation of the Qualified Acquisition Transaction; or

(iii) if the Company terminates this Agreement pursuant to Section 10.1(a)(iv)(B), the Company shall pay the Parent the Termination Fee in full at or prior to, and as a condition precedent to the effectiveness of, such termination.

(b) For purposes of Section 10.4(a), (i) “Qualified Third Party Proposal” means a Third Party Proposal relating to a Qualified Acquisition Transaction, and (ii) “Qualified Acquisition Transaction” has the same meaning as Acquisition Transaction, except that all references therein to “25% or more” shall be deemed to be references to “more than 50%”.

(c) In the event that the Company fails to pay the Termination Fee when due, the Company will also pay the costs and expenses of the Parent or the Merger Sub in connection with a legal action to enforce this Agreement, together with interest on such Termination Fee, commencing on the date that such Termination Fee became due, at a rate equal to the prime rate quoted in the Wall Street Journal on the date that such Termination Fee became due.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) on the date sent by electronic mail (with receipt confirmed); (c) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (d) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day; or (e) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Parent or Merger Sub, to:

Eurex Frankfurt AG

Neue Börsenstrasse 1

60487 Frankfurt

Attn: General Counsel

Facsimile: +49 (0)69-211-13801

With a required copy to:

Deutsche Börse AG

Neue Börsenstrasse 1

60487 Frankfurt

Attn: General Counsel

Facsimile: +49 (0)69-211-13801

With a required copy to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn: Robert Robison

Facsimile: 212-309-6001

E-mail: rrobison@morganlewis.com

With a required copy to:

SWX Swiss Exchange AG

Selnaustrasse 30

CH-8032 Zurich

Attn: Head of Legal and Compliance

Facsimile: +41 (0)58-854-2444

E-mail: Willi.Jaeggi@swx.com

If to the Company, to:

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, NY 10004

Attn: Michael Simon

Facsimile: 212-425-4926

E-mail: msimon@iseoptions.com

With a required copy to:

Milbank, Tweed, Hadley & McCloy LLP

1 Chase Manhattan Plaza

New York, NY 10005

Attn: Robert S. Reder

Facsimile:212-822-5680

E-mail: rreder@milbank.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.2 Survival. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto, as well as any covenant or agreement of the parties in this Agreement that by its terms contemplates performance exclusively prior to the Effective Time, shall terminate at the Effective Time.

11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that, after adoption of this Agreement by the Company Stockholders, no amendment or waiver shall be made that by Law requires further approval by the Company Stockholders without such further approval.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.4 Fees and Expenses. Except as set forth in this Section 11.4 or in Section 10.4, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated. Each of the Company and the Parent shall bear and pay one-half of the filing fees with respect to the notification and report forms under the HSR Act.

11.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties; provided, that the Parent or the Merger Sub may assign any of their respective rights (but not its obligations) to any direct or indirect Subsidiary of the Parent. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

11.6 Governing Law. This Agreement and the Exhibits and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

11.7 Consent to Jurisdiction.

(a) Each of the parties agrees that this Agreement (x) involves at least US $100,000 and (y) has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708. Each of the parties hereto hereby irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the State of Delaware, and (ii)(A) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (B) that, to the fullest extent permitted by applicable Law, service of process may also be made on such party by prepaid certified mail to such party at such address set forth in Section 11.1 with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii)(A) or (B) above shall, to the fullest extent permitted by applicable Law, have the same legal force and effect as if served upon such party personally within the State of Delaware.

(b) The parties hereto hereby agree to bring all actions and proceedings arising out of or relating to this Agreement in the courts of the State of Delaware, and the parties irrevocably waive, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of any such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided applicable Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 7.2 hereof, the Indemnified Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

11.10 Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Merger. All Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, other than the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

11.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Specific Performance. The Parent and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first written above.

EUREX FRANKFURT AG

By:	/s/ ANDREAS PREUß
Andreas Preuß
Chief Executive Officer

By:	/s/ THOMAS BOOK
Thomas Book
Member, Executive Board

IVAN ACQUISITION CO.

By:	/s/ ANDREAS PREUß
Andreas Preuß
President

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

By:	/s/ DAVID KRELL
David Krell
President & Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B-1

April 30, 2007

Board of Directors

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, NY 10004

Members of the Board of Directors:

We understand that International Securities Exchange Holdings, Inc., a Delaware Corporation (“ISE” or the “Company”), Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Parent”), and Ivan Acquisition Co., a Delaware corporation and a wholly owned indirect subsidiary of the Parent (the “Merger Sub”), propose to enter into an Agreement and Plan of Merger, to be dated as of April 30, 2007 (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) and each share of the Company’s common stock, par value $0.01 per share (each such share being referred to herein as a share of “Company Common Stock”), issued and outstanding immediately prior to the effective time of the Merger, other than Dissenting Shares (as defined in the Merger Agreement) and shares of Company Common Stock held by the Company or Parent or their respective wholly owned subsidiaries (such shares being referred to herein as “Excluded Shares”), will be converted into the right to receive and become exchangeable for $67.50 per share in cash, without interest thereon (the “Merger Consideration”). As a result of the Merger, ISE will become a wholly owned subsidiary of Eurex Frankfurt AG. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Dissenting Shares and Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i) Analyzed certain publicly available business and financial information relating to ISE that we deemed to be relevant;

(ii) Analyzed certain non-public internal financial statements and other non-public financial and operating data relating to ISE that were prepared and furnished to us by the management of ISE;

(iii) Analyzed certain financial projections relating to ISE that were prepared by and furnished to us by the management of ISE;

(iv) Discussed the past and current operations, financial projections and current financial condition of ISE with the management of ISE;

(v) Reviewed the reported prices and trading activity of the Company Common Stock;

(vi) Compared the financial performance of ISE and the prices and trading activity of the common stock of ISE with that of certain publicly-traded companies and their securities that we deemed relevant;

(vii) Reviewed the financial terms, to the extent publicly available, of certain business combinations and other transactions that we deemed relevant;

(viii) Participated in discussions and negotiations among representatives of ISE, Parent, and their respective advisers;

(ix) Reviewed a draft of the Merger Agreement dated April 27, 2007 in the form provided to us (the “Draft Merger Agreement”); and

B-1-1

April 30, 2007

(x) Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the information reviewed by us or reviewed for us. With respect to the financial projections of ISE which were furnished to us, we have assumed that such financial projections have been reasonably prepared by ISE, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related financial performance of ISE. We express no view as to such financial projections or the assumptions on which they are based. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of ISE, nor have we been furnished with any such appraisals. For purposes of our analysis and opinion, we have assumed that the Merger Agreement will not vary from the form of the Draft Merger Agreement reviewed by us in any manner that is material to our opinion. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information and the Merger Agreement and related exhibits and schedules thereto made available to us as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by the holders of the shares of Company Common Stock, other than holders of Dissenting Shares and Excluded Shares, pursuant to the Merger Agreement. We have relied upon, without independent verification, the assessment by the management of the Company of the validity of, and risks associated with, the Company’s business and the strategic rationale for the Merger. Our opinion does not address ISE’s underlying business decision to effect the Merger and we express no opinion as to how the stockholders of the Company should vote at the stockholders’ meeting to be held in connection with the Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to such matters. We did not recommend any specific merger consideration to the Company’s board of directors or that any specific merger consideration constituted the only appropriate consideration for the Merger.

We have acted as joint financial advisor to the Board of Directors of ISE in connection with the Merger and will receive fees for our services, the principal portion of which is contingent upon the consummation of the Merger. The Company has agreed to reimburse certain expenses and to indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter is for the information and benefit of the Board of Directors of ISE in connection with its consideration of the Merger and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received pursuant to the Merger Agreement by the holders of shares of Company Common Stock, other than holders of Dissenting Shares and Excluded Shares, is fair, from a financial point of view as of the date hereof, to the holders of such shares of Company Common Stock.

[Signature page follows]

B-1-2

April 30, 2007

B-1-3

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/S/ JANE WHEELER
Name:	Jane Wheeler
Title:	Senior Managing Director

ANNEX B-2

April 30, 2007

Board of Directors

International Securities Exchange Holdings, Inc.

60 Broad Street

New York, New York 10004

Members of the Board of Directors:

International Securities Exchange Holdings, Inc., a Delaware corporation (the “Company”), Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany (the “Acquiror”), and Ivan Acquisition Co., a Delaware corporation and a wholly owned subsidiary of the Acquiror (the “Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated as of April 30, 2007 (the “Agreement”), pursuant to which Acquisition Sub would be merged with the Company in a merger (the “Merger”) in which each share of common stock, par value $.01 per share (the “Company Shares”) (other than Excluded Shares and Dissenting Shares as such terms are defined in the Agreement), would be converted into the right to receive $67.50 per share in cash, without interest thereon (the “Consideration”).

You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to such holders.

In arriving at the opinion set forth below, we have, among other things:

(1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

(3) Conducted discussions with members of senior management of the Company concerning the matters described in clauses 1 and 2 above;

(4) Reviewed the market prices and valuation multiples for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

(5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

(6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

(7) Participated in certain discussions and negotiations among representatives of the Company and the Acquiror and their financial and legal advisors;

(8) Reviewed a draft dated April 27, 2007 of the Agreement; and

(9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any

B-2-1

obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company’s management as to the expected future financial performance of the Company. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof.

We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares as well as securities of one of the controlling persons of the Acquiror for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Company Shares.

On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Merger is fair from a financial point of view to the holders of such shares.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

B-2-2

ANNEX C

DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto.

Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m., Eastern Standard Time on July 26, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

60 BROAD STREET NEW YORK, NY 10004	ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by International Securities Exchange Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m., Eastern Standard Time on July 26, 2007. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Securities Exchange Holdings, Inc. c/o Broadridge Financial Solutions Inc., 51 Mercedes Way, Edgewood, NY 11717.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card. THANK YOU FOR VOTING

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	INSCX1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL SECURITIES EXCHANGE HOLDINGS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1 AND 2. THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ITEMS 1 AND 2, AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Vote On Proposals	For	Against	Abstain

1.      To adopt the Agreement and Plan of Merger, dated as of April 30, 2007 (as it may be amended from time to time), by and among Eurex Frankfurt AG, an Aktiengesellschaft organized under the laws of the Federal Republic of Germany, Ivan Acquisition Co., a Delaware corporation and a wholly-owned indirect subsidiary of Eurex Frankfurt AG, and International Securities Exchange Holdings, Inc.

	☐	☐	☐

2. To adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies.	☐	☐	☐

Authorized Signatures - Sign Below - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

	Yes	No
Please indicate if you plan to attend the Special Meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Proxy - International Securities Exchange Holdings, Inc.

Special Meeting Proxy Card for Class A Common Stock

This Proxy is being solicited by the Board of Directors of the International Securities Exchange Holdings, Inc. (“ISE”)

for the Special Meeting of Stockholders on July 27, 2007

The undersigned hereby appoint(s) Michael J. Simon and Katherine A. Simmons with full power to act alone and with full power of substitution, as proxy of such stockholder(s), to attend the Special Meeting of ISE to be held at 10:00 a.m., Eastern Standard Time, on Friday, July 27, 2007, at The Downtown Association, 60 Pine Street, New York, NY 10005, and any postponement or adjournment thereof, and to vote all shares of Class A common stock of ISE held of record by such stockholder(s) as of the close of business on May 30, 2007, upon the proposals as designated on the reverse side. This proxy will be voted as specified by the stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED AS SET FORTH IN THE PROXY STATEMENT FOR THE PROPOSALS LISTED ON THE REVERSE SIDE. This Proxy, when properly executed, may be voted in the discretion of the proxy upon any matters incident to the conduct of the Special Meeting. The proposals are fully set forth in the Proxy Statement related to the Special Meeting, receipt of which is hereby acknowledged.

THANK YOU FOR VOTING

(Continued and to be dated and signed on the reverse side)